UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

HOWARD HUGHES HOLDINGS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Annual Meeting of Stockholders
Proxy  Statement

2025

9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Letter from Our Executive Chairman
Dear Shareholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Howard Hughes Holdings Inc. We will hold the meeting at 9:00 a.m., Eastern Time, on Tuesday, September 30, 2025, at The Pershing Square Signature Center, 480 W 42nd Street, New York, NY 10036. Enclosed you will find a notice setting forth the items that we expect to address during the meeting and a copy of our Proxy Statement.
I strongly encourage you to attend this year’s meeting in person. In addition to discussing the business of the meeting, David O’Reilly our CEO, Ryan Israel our new CIO, and I will have an open microphone session to address all of your questions about the company, our new strategic direction, and our plans to acquire and build an insurance operation as well as other relevant topics. I believe you will find it both a useful and interesting meeting.
If you choose to attend the meeting, we ask that you preregister. The preregistration information will be available shortly on the Howard Hughes website at https://investor.howardhughes.com/. The meeting is open to all, but priority will be given to our stockholders. Only stockholders of record as of August 4, 2025 will be entitled to vote at the meeting.
It is important that your shares be voted at the meeting in accordance with your preference. Your vote is important to us. Even if you do not plan to attend the meeting in person, we hope that your votes will be represented at the meeting by your filling out, signing, dating and returning your proxy card or voting by using the available Internet or telephone voting procedures.
Sincerely,

William A. Ackman
Executive Chairman of the Board of Directors
August 15, 2025

9950 Woodloch Forest Drive, Suite 1100 The Woodlands, Texas 77380
Notice of 2025 Annual Meeting of Stockholders

Tuesday, September 30, 2025	9:00 a.m., Eastern Time	Signature Theatre The Pershing Square Signature Center 480 West 42nd Street New York, NY 10036
ITEMS OF BUSINESS
1	Election to our Board of Directors of the eleven director nominees named in the attached Proxy Statement for a one-year term
2	An advisory (non-binding) vote to approve executive compensation (Say-on-Pay)
3	Approval of Howard Hughes Holdings Inc. 2025 Equity Incentive Plan
4	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025
5	Transaction of such other business as may properly come before our 2025 Annual Meeting of Stockholders
RECORD DATE

The record date for the determination of the stockholders entitled to vote at our 2025 Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on August 4, 2025.

Your vote is important to us. Please exercise your stockholder right to vote.
By Order of the Board of Directors,
David O’Reilly
Chief Executive Officer
August 15, 2025

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on September 30, 2025

Our Proxy Statement, 2025 Annual Report to Stockholders and other materials are available on our website at www.proxyvote.com

Proxy Summary
This summary highlights certain information from our Proxy Statement for the 2025 Annual Meeting of Stockholders. You should read the entire Proxy Statement carefully before voting.
2025 ANNUAL MEETING INFORMATION
Tuesday, September 30, 2025	9:00 a.m. Eastern Time
Record Date August 4, 2025	Signature Theatre The Pershing Square Signature Center 480 West 42nd Street New York, NY 10036
Admission:	Photo identification is required to attend the Annual Meeting. In addition, all attendees must pre-register with the Company in order to attend the Annual Meeting.
For additional information about our Annual Meeting, see “Questions and Answers Regarding This Proxy Statement and The Annual Meeting.”
MATTERS TO BE VOTED ON AT OUR 2025 ANNUAL MEETING
Proposal		Board Recommendation	Page
1	Election of directors	FOR each director nominee	32
2	Advisory (non-binding) vote to approve executive compensation	FOR	37
3	Approval of the Howard Hughes Holdings Inc. 2025 Equity Incentive Plan	FOR	38
4	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025	FOR	47

Proxy Statement for the 2025 Annual Meeting of Stockholders / 1

Proxy Summary
DIRECTOR NOMINEES
						Committee Memberships
Name	Age	Director Since	Tenure	Independent	Principal Occupation	Audit	Compensation	Nominating & Corporate Governance	Technology	Other Current Public Company Boards
William A. Ackman	59	2025*	14		Chief Executive Officer and Portfolio Manager of Pershing Square Capital Management, L.P., Executive Chairman, HHH					None
David Eun	58	2023	2	✓	Co-Founder, Alakai Group, LLC					None
Ben Hakim	49	2024	1		President of Pershing Square Capital Management, L.P.					None
Ryan Israel	40	2025	0		Chief Investment Officer of Pershing Square Capital Management, L.P., Chief Investment Officer, HHH					None
Thom Lachman	62	**	0	✓	Chief Executive Officer of Duracell					None
David O’Reilly	51	2020	4		Chief Executive Officer of Howard Hughes Holdings Inc.					• Kite Realty Group Trust
Susan Panuccio	53	**	0	✓	Former Chief Financial Officer of News Corp					None
R. Scot Sellers	68	2010 (PD)	14	✓	Former Chief Executive Officer of Archstone					• Maui Land & Pineapple Company, Inc.
Mary Ann Tighe	76	2011	13	✓	Chief Executive Officer of CBRE’s New York Tri-State Region					None
Jean-Baptiste Wautier	55	2025	0	✓	Chairman of GEDEBE and non-executive director at Studio Razavi + Partners					None
Anthony Williams	74	2021	4	✓	Chief Executive Officer and Executive Director of the Federal City Council					None
Meetings in 2025: 10						5	5	4	4
Average (Years)	58		4.7
Chair	Member	Executive Chairman of the Board	(PD)	Presiding Director	Observer

*
Mr. Ackman previously served as Chairman of the Board from 2010 − 2024.

**
Mr. Lachman and Ms. Panuccio are new director nominees and, if elected, they will fill the vacancies on the Board following the decision of Steven Shepsman and Beth Kaplan not to stand for re-election at the 2025 Annual Meeting.

2 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Summary
GOVERNANCE HIGHLIGHTS
The Board of Directors (the “Board”) and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in Howard Hughes Holdings Inc. (“HHH”, “Howard Hughes”, or the “Company”) and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:

✓
Presiding Director
✓
None of our director nominees serve on an excessive number of boards
✓
A majority of executive pay is tied to performance-based and long-term equity incentives
✓
The Board follows Corporate Governance Guidelines

✓
Each committee of the Board has a published charter that is reviewed annually
✓
Each committee of the Board is 100% comprised of independent directors
✓
The Board and each of its committees meet regularly and frequently without management present

See “Matters Related to Corporate Governance, Board Structure, Director Compensation and Stock Ownership” for more information.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 3

Proxy Summary
EXECUTIVE COMPENSATION HIGHLIGHTS
The Compensation Committee of the Board seeks to align the Company’s executive compensation program with its business strategy to attract, retain and engage the talent we need to compete in our industry, and to align management with stockholders’ interests. The table below highlights key aspects of our executive compensation program and practices.

✓
A compensation recovery policy designed to prevent misconduct by executive officers and requiring recoupment in the event of accounting restatements
✓
No single-trigger change-in-control for severance pay and benefits
✓
Minimum three-year vesting period for the performance-based component of long-term equity awards
✓
A substantial portion of our long-term equity awards contains meaningful performance hurdles to achieve full vesting

✓
Directors and executive officers are subject to stock ownership guidelines
✓
No excise tax gross-ups in executive employment agreements or incentive plans
✓
Prohibition against short sales, investing in publicly traded options, hedging, pledging and margin accounts, and limit orders, in each case, involving Company securities

4 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Statement for Annual Meeting of
Stockholders to Be Held on September 30, 2025
QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials over the Internet or, upon your request, through the mail. These materials are being provided in connection with the solicitation of proxies by the Board for use at the Company’s 2025 annual meeting of stockholders or any postponement or adjournment thereof (the “Annual Meeting”). Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about August 15, 2025 to stockholders entitled to notice of, and to vote at, the meeting.
All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet.
You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, September 30, 2025, at Signature Theatre, The Pershing Square Signature Center, 480 West 42nd Street, New York, NY 10036.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:
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view the Company’s proxy materials for the Annual Meeting on the Internet; and

•
instruct the Company to send future proxy materials to you electronically by email.

The Company’s proxy materials are also available on the Company’s website at www.howardhughes.com under the “Investors” tab.
If you previously elected to access your proxy materials over the Internet, you will not receive a Notice or printed proxy materials in the mail. Instead, you have received an email with a link to the proxy materials and voting instructions.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you, which should result in lower costs associated with the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 5

Proxy Statement for Annual Meeting of Stockholders to Be Held on June 5, 2025
What is included in the proxy materials?

The proxy materials include:
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the Company’s Notice of the Annual Meeting;

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this Proxy Statement for the Annual Meeting; and

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the Company’s 2024 Annual Report to Stockholders.

If you requested printed versions of these materials by mail, the proxy materials will also include a proxy card (for stockholders of record) or a voting instruction form (for beneficial owners) for the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of Company common stock at the close of business on August 4, 2025 are entitled to receive notice of, and to vote their shares at, the Annual Meeting. As of August 4, 2025, there were 59,398,914 shares of Company common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
If your shares are registered in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered a “stockholder of record.” If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.
Pursuant to the Standstill Agreement, dated May 5, 2025, by and between the Company and Pershing Square Holdco, L.P. (“PS Holdco”), for all matters being voted on at the Annual Meeting, the voting power of the shares held by PS Holdco, Pershing Square Capital Management, L.P. (“Pershing Square”) and their respective affiliates will be limited to 40% of the total voting power of the outstanding shares of Company common stock (the “voting cap”), with the excess of any shares held by PS Holdco, Pershing Square and their respective affiliates over the voting cap (the “excess shares”) to be voted by PS Holdco, Pershing Square and their respective affiliates in proportion to the votes cast by stockholders unaffiliated with PS Holdco, Pershing Square and their respective affiliates, or any transferee thereof. This voting cap will be uniformly applied across all matters, except with respect to voting to elect the PS Board Designees, for which no voting cap applies. For additional information, see the section entitled “Related-Party Transactions and Certain Relationships – Pershing Square Agreements – Standstill Agreement” in this proxy statement.

How do I vote?

How to Vote
Your vote is important. Please vote as soon as possible by one of the methods shown below.
In person at the Annual Meeting
All stockholders of record may vote in person at the Annual Meeting. You can request a ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

By telephone
All stockholders of record may vote their shares by calling 1-800-690-6903 toll-free. Submit your vote by telephone until 11:59 p.m. Eastern Time on September 29, 2025. Have your proxy card available and follow the instructions provided by the recorded message to vote your shares. If you are a beneficial owner of shares, you may vote your shares by telephone by following the instructions sent to you by your broker, bank, or other record holder.

6 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Statement for Annual Meeting of Stockholders to Be Held on June 5, 2025

By Internet
All stockholders of record may vote their shares online at www.proxyvote.com. Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on September 29, 2025. Have your proxy card available and follow the instructions on the website to vote your shares. If you are a beneficial owner of shares, you may vote your shares online by following the instructions sent to you by your broker, bank, or other record holder.

By mail
If you are a stockholder of record, you may request from us, by following the instructions on your Notice or in the email that you received, printed copies of the proxy materials, which will include a proxy card.
If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank, or other record holder.

Internet and telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on September 29, 2025. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank, or other holder of record. You should follow the voting instructions in the materials provided to you by your broker, bank, or other holder of record. If you vote on the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting procedures. Your vote is important. Your timely response may save us the expense of attempting to contact you again.

What is householding and how does this affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered stockholders, who have the same address and last name and who receive paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials. This consolidated method of delivery will continue unless one or more of these stockholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. If a stockholder of record residing at such address wishes to receive separate proxy materials in the future, he or she may contact Howard Hughes Holdings Inc., 9500 Woodloch Forest Drive, Suite 1100, The Woodlands, Texas 77380, Attention: Investor Relations, or by calling (281) 929-7700.

What can I do if I change my mind after I submit my proxy?

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•
delivering written notice revoking your proxy to the Corporate Secretary at the Company’s address set forth above;

•
timely delivering a new, later-dated proxy using one of the methods described above; or

•
voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What shares are included in my proxy?

If you are a stockholder of record, you will receive one proxy card for all your shares that are registered in your name with the Company’s transfer agent. If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other nominee will indicate the number of shares of Company common stock held by them on your behalf. If you received more than one proxy card or voting instructions, then your shares are likely registered in more than one name with the Company’s transfer agent and/or held in more than one account with your broker, bank, or other nominee. Please complete, sign, date and return each proxy card and/or voting instructions to ensure that all your shares are voted.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 7

Proxy Statement for Annual Meeting of Stockholders to Be Held on June 5, 2025
What happens if I do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions. If a properly executed proxy gives no specific instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
If you are a beneficial owner of shares and do not provide your broker, bank, or other nominee with specific voting instructions, then under the rules of the New York Stock Exchange (the “NYSE”), they may only vote on matters for which they have discretionary power to vote. If your broker, bank, or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.
Your broker, bank or other nominee is permitted vote on your behalf, without instructions, on ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025. However, they will not be permitted to vote on your behalf on the election of directors; the advisory vote on executive compensation; the vote to approve the 2025 Howard Hughes Holdings Inc. Equity Incentive Plan; and other matters to be considered at the Annual Meeting, unless you provide specific instructions by completing and returning a properly executed proxy or following the instructions provided to you to vote your shares. For your vote to be counted, you need to communicate your voting decisions to your broker, bank, or other nominee before the date of the Annual Meeting.

What constitutes a quorum?

A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting.
Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

Who can attend the Annual Meeting?

The Annual Meeting is open to all. Please note that you must register in advance and present photo identification in order to attend the Annual Meeting. Please see “How do I register for the Annual Meeting?” below for directions on how to register for the meeting.

How do I register for the Annual Meeting?

To help ensure an orderly admission process to the Annual Meeting, we are requiring all shareholders that wish to attend the Annual Meeting to register in advance. Details on how to pre-register will be made available in a supplement to this proxy statement that we will file with the SEC, and at https://investor.howardhughes.com/ by September 5, 2025.

8 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proxy Statement for Annual Meeting of Stockholders to Be Held on June 5, 2025

What will the stockholders vote on at the Annual Meeting, what are the voting requirements for each of the matters to be voted on at the Annual Meeting, and what are the Board’s voting recommendations?

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
1	Election of directors	Each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the nominee, excluding abstentions	No	No effect	✓ FOR each director nominee
2	Advisory (non-binding) vote to approve executive compensation (Say-on-Pay)	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions have the effect of a vote cast against the matter and broker non-votes have no effect	✓ FOR
3	Approval of the Howard Hughes Holdings Inc. 2025 Equity Incentive Plan	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions have the effect of a vote cast against the matter and broker non-votes have no effect	✓ FOR
3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025	Affirmative vote of a majority of the votes cast	Yes	No effect	✓ FOR

Proxy Statement for the 2025 Annual Meeting of Stockholders / 9

Matters Related to Corporate Governance,
Board Structure, Director Compensation and
Stock Ownership
CORPORATE GOVERNANCE
The Board has adopted the following policies to serve as the governing framework of the Company:
■
corporate governance guidelines to assist the Board in the exercise of its responsibilities to the Company and its stockholders;

■
a code of business conduct and ethics applicable to the Company’s directors;

■
a code of business conduct and ethics applicable to the Company’s officers and other employees; and

■
written charters for its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee (“N&CG”), and Technology Committee.

The Company’s corporate governance guidelines, codes of business conduct and ethics and committee charters are available on the Company’s website at www.howardhughes.com under the “Investors” tab. You may also obtain a copy of these policies upon written request to the Company’s Corporate Secretary at its principal executive office.
The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or NYSE corporate governance requirements.
The Board may, at its discretion, elect a Chairman of the Board from among the directors. If at any time the Chairman of the Board is a current or former executive officer of the Company, or for any reason is not an independent director, a Presiding Director will be selected by the independent directors from among the directors who are not current or former executive officers of the Company and are otherwise independent. The Board adopted this structure to promote decision-making and governance that are independent of the Company’s management and to better perform the Board’s monitoring and evaluation functions. The positions of Chairman of the Board, Presiding Director of the Board, and Chief Executive Officer are held by different individuals. The current Executive Chairman of the Board, William A. Ackman, is an executive officer of the Company, and as such, concurrent with his election to the Board. R. Scot Sellers, who previously served as the independent Chairman of the Board, was named the Presiding Director of the Board.
The Board has established a policy that its non-management directors meet in executive session, without members of management present at least four times per year; provided, however, that any non-management director may request additional executive sessions of the non-management directors at any time, if necessary, to discuss any matter of concern. The Chairman of the Board or Presiding Director presides over each executive session. The Board policy provides that if the Board includes non-management directors that are not independent, at least one executive session each year will include only independent directors.
The Company believes that the foregoing policies and practices, when combined with the Company’s other governance policies and procedures, provide an appropriate framework for oversight, discussion and evaluation of decisions and direction from the Board.

10 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
Foundation in Sound Governance Practices
✓	Regular executive sessions of independent directors	✓	Majority voting with resignation policy for directors in uncontested elections
✓	Annual Board and committee evaluations, including an independent third-party evaluation once every three years	✓	A general prohibition against short sales; investing in publicly traded options; hedging; pledging and margin accounts; and limit orders, in each case, involving Company securities
✓	Directors may contact any employee of our Company directly, and the Board and its committees may engage independent advisors at their sole discretion	✓	Stockholders holding at least 15% of our outstanding shares of common stock can call a special meeting of stockholders
✓	Annual elections of directors (i.e., no staggered board)	✓	Director and executive stock ownership requirements
		✓	Executive Compensation Recoupment Policy
RISK MANAGEMENT
The Board views risk management as one of its primary responsibilities. A fundamental part of risk management is not only understanding the risks that the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board is responsible for overseeing the risk management of our Company, which is carried out by the full Board as well as at each of its committees.
BOARD RISK MANAGEMENT OVERSIGHT INCLUDES:
■
strategic and financial considerations

■
legal, regulatory and compliance risks

■
overall risk-taking tolerance and risk governance

■
human capital management and health and safety risks

■
environmental and social risks and issues

■
development and implementation of the Company’s ERM Program, which is an enterprise-wide program designed to enable effective and efficient identification of critical enterprise risks and to incorporate risk considerations into decision making

■
other risks considered by the committees (including those listed below)

AUDIT COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
financial, legal and compliance risks

■
cybersecurity, data privacy, and technology risk management

COMPENSATION COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
considering the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices give rise to risks that would be reasonably likely to have a material adverse effect on the Company

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
managing risks related to Board composition

■
managing risks related to Board Committee composition and succession planning

■
oversight of risks related to corporate governance

TECHNOLOGY COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
information technology effectiveness risks

■
artificial intelligence risks

■
digital strategy risks

Proxy Statement for the 2025 Annual Meeting of Stockholders / 11

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
DIRECTOR INDEPENDENCE
NYSE corporate governance guidelines require that at least a majority of the members of the Board meet the NYSE criteria for independence. The Board has determined that each of the following non-management directors are independent under the NYSE independence standards: Mr. Eun, Ms. Kaplan, Mr. Sellers, Mr. Shepsman, Ms. Tighe, Mr. Wautier, and Mr. Williams. Ms. Kaplan and Mr. Shepsman have each decided not to stand for re-election after the end of their current term. The Board has also determined that its new non-management director nominees, Mr. Lachman and Ms. Panuccio, are each independent under the NYSE independence standards. Mr. O’Reilly is not independent because he is the Chief Executive Officer of the Company. Messrs. Ackman, Hakim and Israel are not independent due to the agreements between Pershing Square and the Company as summarized elsewhere in this proxy statement, as well as, in the cases of Messrs. Ackman and Israel, because they are executive officers of the Company.

DIRECTOR NOMINATIONS
Qualifications
Pursuant to the Shareholder Agreement, dated May 5, 2025, by and between the Company, PS Holdco and Pershing Square, so long as PS Holdco, Pershing Square and their respective affiliates beneficially own at least 17.5% of the outstanding shares of Company common stock on a fully diluted basis, PS Holdco may nominate for election a number of directors equal to 25% of the total number of members of the Board, rounded up. If such ownership is less than 17.5% but at least 10% of the outstanding shares, the number of Board members subject to this nomination right would be reduced to 10% of the total number of members of the Board, rounded up. For additional information, see the section entitled “Related-Party Transactions and Certain Relationships – Pershing Square Agreements – Shareholder Agreement” in this proxy statement. Messrs. Ackman, Israel and Hakim have been nominated pursuant to these rights.
Subject to the rights set forth in the Shareholder Agreement, the N&CG seeks skilled, experienced, and knowledgeable candidates with relevant and diverse backgrounds. The N&CG considers a number of factors in its evaluation of director candidates, including their specific experience, qualifications, attributes, and skills in light of the Company’s business and structure. The N&CG is responsible for recommending the nomination of those incumbent directors it deems appropriate for reelection to the Board and, if applicable, recommending the reappointment to any committees of the Board on which such director serves. The N&CG is also responsible for evaluating potential successors to the chairman of the Board and each Board committee.
While the N&CG has not established specific criteria relating to a candidate’s age, education, experience level or skills, qualified candidates are expected to have strong business expertise and, in particular, experiences and expertise with regard to one or more of the following: operations, real estate development and management, marketing, capital markets, financial expertise and reporting, risk management, social and corporate governance, and/or technology. Under the Committee’s Charter and our Diversity Policy, the N&CG also considers diversity, the independence of the nominee, availability for service to the Company (including any potential conflicts of interest), age of the incumbent directors on the Board, and the Board’s anticipated needs with regard to director expertise. The N&CG strongly believes that diversity of background, skills, and experience is critical to the long-term success of the Company and recognizes the importance of maintaining a Board with a broad scope of backgrounds that will expand the views and experiences available to the Board in its deliberations. Accordingly, the N&CG is committed to considering diverse candidates with diverse backgrounds for the Board, including with respect to gender, ethnicity and national origin, in all director candidate searches. As such, the N&CG strives to identify and interview such individual candidates in its evaluation of director candidates. We believe that our N&CG has been successful in these efforts.

12 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
We believe our director nominees are highly qualified and have a wide range of diverse skills and relevant experiences and qualifications, as summarized in the following table:
	Operations	Real Estate Development and Management	Capital Markets	Marketing	Technology	Audit, Tax, Accounting, Financial Statements	Financial Expertise	Social and Corporate Governance
William Ackman	✓	✓	✓	✓	✓	✓	✓	✓
David Eun	✓			✓	✓		✓	✓
Ben Hakim	✓	✓	✓			✓	✓	✓
Ryan Israel	✓	✓	✓		✓	✓	✓	✓
Thom Lachman	✓		✓	✓	✓	✓	✓	✓
David O’Reilly	✓	✓	✓	✓	✓	✓	✓	✓
Susan Panuccio	✓		✓	✓	✓	✓	✓	✓
Scot Sellers	✓	✓	✓	✓			✓	✓
Mary Ann Tighe	✓	✓		✓			✓	✓
Jean-Baptiste Wautier	✓	✓	✓	✓	✓	✓	✓	✓
Anthony Williams	✓	✓	✓		✓	✓	✓	✓
Stockholder Recommendations
The N&CG will consider recommendations of potential candidates from stockholders based on the same criteria as a candidate identified by the N&CG.
To recommend a candidate, a stockholder must provide notice to the Company. The notice must include the following:
■
monetary agreements, arrangements and understandings during the past three years as to each person being recommended, all information relating to such person that would be required to be disclosed in a proxy statement, or other filings required to be made in connection with solicitations of proxies for election of directors in contested elections;

■
such person’s written consent to being named in a proxy statement for the Company’s next annual meeting of stockholders as a nominee and to serving as a director if elected;

■
a description of all direct and indirect compensation between the Company and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and, if applicable, the beneficial owner of the shares held by such stockholder; and

■
any other information required by the Company’s amended and restated bylaws.

For information regarding when notice must be received to be considered timely, see “Stockholder Proposals for the 2026 Annual Meeting of Stockholders.”

Proxy Statement for the 2025 Annual Meeting of Stockholders / 13

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
STOCKHOLDER ENGAGEMENT
We believe that strong corporate governance should include year-round engagement with our stockholders. Through our investor outreach program, we solicit feedback on our executive compensation program, corporate governance and disclosure practices, and we respond to questions regarding our programs, policies and goals. We share the feedback we receive with our Board of Directors and applicable Committees.

COMMUNICATIONS WITH THE BOARD
Any stockholder or other interested party may communicate with the Board, any Board committee, the non-management directors or any individual director. All written communications must identify the recipient and the author and be sent by certified mail to the Company’s principal executive offices at:
Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Attention: Corporate Secretary
The Corporate Secretary will act as agent for the directors in facilitating these communications.
CODES OF BUSINESS CONDUCT AND ETHICS
The Company has adopted a code of business conduct and ethics applicable to the Company’s directors and a code of business conduct and ethics applicable to the Company’s officers and other employees, each of which can be found on the Company’s website at investor.howardhughes.com/documents. The purpose of these codes is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and attendant compliance reporting in accordance with all applicable laws. The codes set forth a common set of values and standards to which all the Company’s directors, officers and employees are expected to adhere. The Company will post information regarding any amendment to, or waiver from, its codes of business conduct and ethics on its website under the “Investors” tab as required by applicable law.

14 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

The Board, Its Committees and Its
Compensation
THE BOARD
Six of our current directors that have been nominated for re-election at the Annual Meeting are non-management directors; Mr. Lachman and Ms. Panuccio will be our seventh and eighth non-management directors, if elected. Under the Company’s amended and restated bylaws, the Board may select one of its members to be Chairman of the Board. William Ackman is currently the Executive Chairman of the Board. R. Scot Sellers is currently the Presiding Director of the Board.
We believe our diversity of skills and experience on our Board have been a key driver of the Company’s success and that the strength of our Board is a competitive advantage.
Our Board is knowledgeable, experienced, and diverse. Approximately 18% of our Board nominees self-identify as female and 27% self-identify as an ethnic minority:
Under the Company’s corporate governance guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and the committees on which they serve. Each director is expected to attend the annual meeting of stockholders. The Board held a total of 10 meetings in 2024. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2024 and our 2024 annual meeting of stockholders.
Our individual Board members have varied expertise and bring extensive professional experience both within and outside the Company’s industry. We believe this provides our Board with a vast collective skill set that is advantageous to the Board’s oversight of our Company, and that these varied perspectives expand the Board’s ability to provide relevant guidance to our leadership team and overall business.

BOARD COMMITTEES
Our Board has four regularly standing committees: Audit; Compensation; Nominating and Corporate Governance; and Technology. The specific membership of each committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on committee matters.
Each of our committees:
•
Operates pursuant to a written charter (available on our website at www.howardhughes.com under the “Investors” tab);

•
Reviews its charter annually; and

•
Evaluates its performance annually.

The Company’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board considers the potential effect of any matter on our reputation. The current committee chairs and members are reflected in this proxy statement.
In June 2025, the Board of Directors appointed two members of the Board to serve as non-voting observers to certain Board committees. Ben Hakim was appointed as an observer to the N&CG, and Ryan Israel was appointed as an observer to the Compensation Committee. While these directors do not serve as

Proxy Statement for the 2025 Annual Meeting of Stockholders / 15

The Board, Its Committees and Its Compensation
members of the respective committees and do not have voting authority, they are invited to attend meetings and participate in discussions in a non-voting capacity. The Board believes these observer roles enhance director engagement and provide valuable opportunities for broader Board insight into committee matters, while preserving the independence requirements applicable to committee membership under NYSE rules.
In June 2025, the Board of Directors approved the dissolution of the Risk Committee of the Board, following a review of the Company’s governance structure and oversight responsibilities. The Board determined that the responsibilities previously assigned to the Risk Committee, including oversight of the
Company’s ERM Program, and other significant operational and strategic risks, would be more appropriately allocated among the remaining standing committees of the Board. As a result, the Board reallocated such responsibilities primarily to the Audit Committee, which has assumed oversight of cybersecurity, data privacy, and technology risks, and to the full Board, which continues to oversee strategic and enterprise-level risks as part of its regular responsibilities.
The Board believes this change promotes more integrated and efficient oversight of risk management activities and is consistent with evolving governance practices.

AUDIT	Meetings in 2024: 5
All Independent	Key Responsibilities
•Steven Shepsman • Beth Kaplan • David Eun • Jean-Baptiste Wautier
•
Pre-approving auditing services, internal control-related services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm

•
Reviewing and discussing with management and the independent registered public accounting firm financial statement and disclosure matters

•
Reviewing the findings and recommendations of the Company’s independent registered public accounting firm and management’s response to the recommendations of that firm

•
Reviewing and discussing with management and the independent registered public accounting firm the Company’s significant financial and accounting risk exposure

•
Overseeing the internal audit function

•
Overseeing compliance with applicable legal and regulatory requirements as it relates to financial reporting

•
Establishing “whistleblower” procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

•
Overseeing cybersecurity, data privacy, and information technology risks.

•
Providing regular reports to the Board regarding the above responsibilities

Key Skills and Experiences Represented

•
Audit, tax, accounting

•
Financial Expertise

•
Preparation or oversight of financial statements

•
Compliance

•
Risk management

•
Technology and operations

•
Cybersecurity

•
Public policy and
government relations

•
Current and prior public company board service

16 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

The Board, Its Committees and Its Compensation
COMPENSATION	Meetings in 2024: 5
Key Responsibilities
•R. Scot Sellers • Mary Ann Tighe • Anthony Williams
•
Evaluating the performance of and determining the compensation for the Company’s executive officers, including its Chief Executive Officer

•
Reviewing, approving and recommending to the Board the Company’s annual and long-term incentive plans and programs

•
Reviewing and approving employment and other contracts relating to compensation of the Company’s executive officers

•
Reviewing director compensation policies, objectives and programs and approving the form and amount of director compensation

•
Reviewing with management and approving the Compensation Discussion and Analysis to be included in the Company’s proxy statement

•
Providing regular reports to the Board regarding the above responsibilities

Key Skills and Experiences Represented

•
Setting executive compensation

•
Evaluating executive and Company-wide compensation programs

•
Human capital management and financial expertise

•
Real estate, capital markets, operating, marketing and technology

•
Current and prior public company board service

NOMINATING AND CORPORATE GOVERNANCE	Meetings in 2024: 4
All Independent	Key Responsibilities
•Anthony Williams • Mary Ann Tighe • Beth Kaplan
•
Developing and recommending corporate governance guidelines applicable to the Board and the Company’s employees

•
Developing criteria and qualifications for directors to be used in identifying, reviewing and selecting director candidates

•
Identifying and recommending knowledgeable, skilled, and diverse director candidates, including the annual slate of director nominees

•
Reviewing relationships between directors, the Company and members of management and recommending to the Board whether directors are independent

•
Evaluating potential successors to the Chairman of the Board and each Board committee

•
Recommending committee composition and assignments

•
Evaluating the performance of the Board, its committees, and directors

•
Providing regular reports to the Board regarding the above responsibilities.

Key Skills and Experiences Represented
• Corporate and social governance • Real estate, capital markets, operating, marketing and technology • Current and prior public company board service

Proxy Statement for the 2025 Annual Meeting of Stockholders / 17

The Board, Its Committees and Its Compensation
TECHNOLOGY	Meetings in 2024: 4
All Independent	Key Responsibilities
•David Eun • Steven Shepsman • Jean-Baptiste Wautier
•
Reviewing and recommending technology strategies and understanding management’s infrastructure to ensure alignment with the Company’s business strategy and objectives

•
Reviewing and recommending artificial intelligence strategies and understanding management’s infrastructure to ensure alignment with the Company’s business strategy and objectives

•
Providing strategic advice regarding emerging risks that impact the Company’s future strategy or current operations

•
Advising on strategic investments in technology and providing guidance on fostering a culture of innovation within the Company, including with respect to artificial intelligence and other emerging technologies

•
Making recommendations to the full Board for approval of technology investments and cybersecurity measures when necessary

•
Providing regular reports to the Board regarding the above responsibilities

Key Skills and Experiences Represented

•
Information technology

•
Artificial Intelligence

•
Operations and strategy

•
Evaluating risks related to technology, regulation and artificial intelligence

•
Real estate, capital markets, marketing and technology

•
Current and prior public company board service

Commitment of Our Board – 2024	2024 Meetings
Board*	10
*Executive Sessions of Independent Directors without Management	5
Audit	5
Compensation	5
Nominating and Corporate Governance	4
Risk	4
Technology	4

18 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

The Board, Its Committees and Its Compensation
BOARD AND COMMITTEE EVALUATIONS
We recognize the critical role that the Board and committee evaluations play in ensuring the effective functioning of our Board. It is important to take stock of Board, committee, and director performance, and to solicit and act upon feedback from each member of our Board. To this end, our N&CG is responsible for evaluating the performance of our Board annually, and each of our Board’s committees also conducts an annual self-evaluation.
Evaluations – A Multi-Step Process
The N&CG periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the operation of the Board and director performance. In addition, the N&CG believes it is important to periodically have an independent third party complete the annual Board and committee evaluations.

• Questionnaire
Evaluation questionnaire provides director feedback on an unattributed basis, with a focus on:
•
Organization of the Board;

•
Board composition and the Company’s strategic imperatives;

•
Board and committee performance;

•
Roles and duties of the Board members;

•
Board involvement and engagement; and

•
Overall Board and individual director effectiveness

• One-on-One Discussions
Every third year (most recently in 2023), the N&CG engages an independent third party to conduct one-on-one discussions with each director to solicit additional feedback and provide independent feedback

• N&CG Review and Analysis	Written results (anonymized) provided to the Nominating and Governance Committee, which reviews and discusses the results at an in-person meeting.
• Board Review and Analysis	Summary of Board and committee evaluation results presented to the full Board for discussion at an in-person meeting
• Feedback Incorporated	Policies and practices updated as appropriate as a result of director feedback

Proxy Statement for the 2025 Annual Meeting of Stockholders / 19

The Board, Its Committees and Its Compensation
2024 DIRECTOR COMPENSATION
ANNUAL COMPENSATION
The table below summarizes the Company’s non-employee director compensation program.
Total
Board Service:
Annual Retainer ($145,000 Restricted Stock Award and $75,000 Cash)	$220,000
Annual Board Chair Retainer	$150,000
Annual Presiding Director Retainer	$50,000
Committee Service:
Annual Audit Committee Chair Retainer	$30,000
Annual Audit Committee Member Retainer	$15,000
Annual Compensation Committee Chair Retainer	$20,000(1)
Annual Compensation Committee Member Retainer	$10,000(2)
Annual N&CG Committee Chair Retainer	$15,000(3)
Annual N&CG Committee Member Retainer	$10,000(2)
Annual Risk Committee Chair Retainer	$15,000(3)(4)
Annual Risk Committee Member Retainer	$10,000(2)(4)
Annual Technology Committee Chair Retainer	$15,000(3)
Annual Technology Committee Member Retainer	$10,000(2)
Spinoff Special Committee Chair Retainer	$80,000
Spinoff Special Committee Member Retainer	$40,000

(1)
The annual retainer for service as chair of the Compensation Committee increased from $15,000 to $20,000 beginning in the third quarter of fiscal 2024.

(2)
The annual retainer for membership of each of the Compensation, N&CG, Risk, and Technology Committees increased from $5,000 to $10,000 beginning in the third quarter of fiscal 2024.

(3)
The annual retainer for service as chair of each of the N&CG, Risk, and Technology Committees increased from $12,500 to $15,000 beginning in the third quarter of fiscal 2024.

(4)
The Risk Committee was dissolved in June 2025.

Under the Company’s director compensation program, the annual retainer for Board service is payable $145,000 in restricted stock and $75,000 in cash. A director may elect to receive up to all his or her cash retainer in restricted stock. The restricted stock vests on the earlier of the next annual meeting of stockholders or June 1 in the following calendar year.
The Board Chair retainer is $150,000, of which $100,000 is paid in the form of restricted stock, with the remaining $50,000 payable in cash or restricted stock at the Chair’s option. The $50,000 Presiding Director retainer (if applicable) is paid in cash.
The $80,000 Spinoff Special Committee Chair retainer and $40,000 Spinoff Special Committee member retainer were each paid in cash to the directors that served on the independent special committee in connection with the spinoff of Seaport Entertainment (the “Spinoff”) and related agreements with Pershing Square. Mr. Sellers served as chair of the spinoff special committee, and Ms. Kaplan, Mr. Shepsman, and Mr. Williams served as members of such committee.
The Company also reimburses directors for all expenses incurred in attending Board and Board committee meetings, and up to $10,000 per year in education and training expenses. A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director.

20 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

The Board, Its Committees and Its Compensation
DIRECTOR COMPENSATION TABLE
The table below sets forth the compensation earned by each of the Company’s non-employee directors during 2024.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Restricted Stock Awards ($)(3)	Total ($)
William Ackman(4)	–	–	–
Adam Flatto(5)	95,000	145,000	240,000
David Eun	96,250	145,000	241,250
Ben Hakim(6)	–	–	–
Ryan Israel(7)	–	–	–
Dana Hamilton(8)	82,500	145,000	227,500
Beth Kaplan	151,250	145,000	296,250
Allen Model(9)	103,750	145,000	248,750
R. Scot Sellers(10)(11)(12)	270,000	145,000	415,000
Steven Shepsman	160,000	145,000	305,000
Mary Ann Tighe	90,000	145,000	235,000
Anthony Williams	145,000	145,000	290,000
Jean-Baptiste Wautier(13)	–	–	–

(1)
David O’Reilly, a director and Chief Executive Officer of the Company, is not included in this table because he is an employee of the Company and received no additional compensation for his service as a director. The compensation earned by Mr. O’Reilly as an employee of the Company during 2024 is shown below under “Executive Compensation – Summary Compensation Table.”

(2)
Ms. Hamilton, Ms. Tighe and Mr. Sellers elected to receive $75,000 of their annual cash retainer in the form of a restricted stock award. Mr. Model elected to receive $45,000 of his annual cash retainer in the form of a restricted stock award.

(3)
Represents the aggregate grant date fair value of restricted stock granted to the Company’s non-employee directors (exclusive of amounts described in footnote 2 above). The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), Compensation – Stock Compensation, and exclude the effect of estimated forfeitures. As of December 31, 2024, the number of shares of restricted stock held by each of the non-management directors was as follows: Mr. Eun (2,431), Mr. Flatto (2,431), Ms. Hamilton (3,713), Ms. Kaplan (2,431), Mr. Model (3,184), Mr. Sellers (6,202), Mr. Shepsman (2,431), Ms. Tighe (3,688) and Mr. Williams (2,431). As noted above, the numbers in this column do not include annual cash retainers that certain directors elected to take in restricted stock.

(4)
Mr. Ackman has waived all compensation relating to his service as a director of the Company and was not awarded any equity compensation.

(5)
Mr. Flatto received fees for serving as a member of Compensation Committee for the first and second quarter of 2024 and as Chair of the Compensation Committee for the third and fourth quarter of 2024. Mr. Flatto left the Board in May 2025.

(6)
Mr. Hakim has waived all compensation relating to his service as a director of the Company and has not been awarded any equity compensation.

(7)
Mr. Israel joined the Board in May 2025. Mr. Israel has waived all compensation relating to his service as a director of the Company and has not been awarded any equity compensation.

(8)
Ms. Hamilton joined the Board on June 17, 2024. Ms. Hamilton received fees for serving on the Board and Risk Committee in the third and fourth quarters of 2024 and the Technology Committee in the fourth quarter of 2024. Ms. Hamilton left the Board in May 2025.

(9)
Mr. Model left the Board in May 2025.

(10)
Mr. Sellers received fees for his service as Presiding Director in the first and second quarters of 2024 and for his service as Board Chair in the third and fourth quarter of 2024.

(11)
Mr. Sellers received fees for his service as Chair of the Compensation Committee for the first and second quarters of 2024 and as a member of the Compensation Committee for the third and fourth quarters of 2024.

(12)
Mr. Sellers served on the Risk Committee until May 2024, and received fees for serving on such committee for the first and second quarters of 2024.

(13)
Mr. Wautier joined the Board in May 2025.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 21

The Board, Its Committees and Its Compensation
STOCK OWNERSHIP GUIDELINES (NON-MANAGEMENT DIRECTORS)
The stock ownership guidelines for non-management directors were adopted to align their interests with those of the Company’s stockholders and strengthen the Company’s commitment to sound corporate governance. These stock ownership guidelines for non-management directors provide that (a) each non-management director who was a member of the Board prior to May 14, 2013, is required to own shares of Company common stock with a value equal to five times the original annual retainer ($112,000) for Board service within five years of the date of appointment, and (b) each non-management director appointed on or after May 14, 2013, is required to own shares of
Company common stock with a value equal to five times the annual retainer for Board service in effect on May 14, 2013 ($165,000), within five years of the date of appointment. In determining whether a director has met the minimum stock ownership guidelines, shares of common stock of the Company and restricted stock of the Company will be, in each case, valued based upon the closing price of the Company’s common stock on the applicable determination date. As of August 4, 2025, each director was compliant with the stock ownership guidelines and/or within the initial grace period.

22 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Security Ownership of Directors, Executive
Officers and Certain Beneficial Holders
The tables below provide information regarding the beneficial ownership of the Company’s common stock as of August 4, 2025 (unless otherwise noted below), by:
•
each director and director nominee of the Company;

•
each of the named executive officers set forth in the Summary Compensation Table below;

•
all directors and executive officers as a group; and

•
each beneficial owner of more than 5% of the Company’s common stock.

The table below lists the number and percentage of shares beneficially owned based on 59,398,914 shares of common stock outstanding as of August 4, 2025. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the Company believes each stockholder named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

DIRECTORS AND EXECUTIVE OFFICERS
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
William Ackman(1)	27,852,064	46.9%
David Eun(2)	6,430	*
Ben Hakim(3)	29	*
Ryan Israel(4)	970	*
Beth Kaplan(2)	16,689	*
Jean-Baptiste Wautier(2)	0	*
R. Scot Sellers(2)	62,517	*
Steven Shepsman(2)(5)	29,473	*
Mary Ann Tighe(2)(6)	53,576	*
Anthony Williams(2)	9,202	*
Thom Lachman	–	–
Susan Panuccio	–	–
David O’Reilly(7)	145,196	*
L. Jay Cross(8)	84,895	*
Carlos Olea(9)	46,249	*
Joseph Valane(10)	17,189	*
Doug Johnstone(11)	19,366	*
All directors and executive officers as a group (21 persons)	28,492,905	48.0%

*
Less than 1%.

(1)
Mr. Ackman, who is a director of the Company, may be deemed to be the beneficial owner of the 27,852,064 shares by virtue of his position as Chief Executive Officer of Pershing Square, the investment advisor to the Pershing Square Funds (as defined below) and as managing member of PS Management GP, LLC, a Delaware limited liability company (“PS Management”), the general partner of Pershing Square. Pershing Square’s principal business is to serve as investment advisor to certain affiliated funds, including Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”), and Pershing Square Holdings, Ltd, a limited

Proxy Statement for the 2025 Annual Meeting of Stockholders / 23

Security Ownership of Directors, Executive Officers and Certain Beneficial Holders
liability company incorporated in Guernsey (“PSH” and together with PS and PS International, the “Pershing Square Funds”). Mr. Ackman disclaims beneficial ownership of these except to the extent of his pecuniary interest therein.
(2)
Includes shares of restricted stock for which the following directors have sole voting power, but no dispositive power: Mr. Eun (2,094), Ms. Kaplan (2,094), Mr. Sellers (3,898), Mr. Shepsman (2,094), Ms. Tighe (3,176), Mr. Williams (2,094), and Mr. Wautier (2,094). These shares of restricted stock are expected to vest on the earlier of the 2026 annual meeting of stockholders or June 1, 2026.

(3)
Mr. Hakim is a Partner at Pershing Square, the investment advisor to the Pershing Square Funds (as defined below) and as managing member of PS Management GP, LLC, a Delaware limited liability company (“PS Management”), the general partner of Pershing Square. Pershing Square’s principal business is to serve as investment advisor to the Pershing Square Funds. Mr. Hakim disclaims beneficial ownership of the 27,852,064 shares held by Pershing Square Funds.

(4)
Mr. Israel is Chief Investment Officer at Pershing Square, the investment advisor to the Pershing Square Funds and as managing member of PS Management, the general partner of Pershing Square. Pershing Square’s principal business is to serve as investment advisor to the Pershing Square Funds. Mr. Israel disclaims beneficial ownership of the 27,852,064 shares held by Pershing Square Funds.

(5)
Includes 9,005 shares held by Sam De Realty II, L.P. (“Sam De Realty”), a limited partnership for which Mr. Shepsman is the general partner. By virtue of his position as general partner of Sam De Realty, Mr. Shepsman may be deemed to be the beneficial owner of such shares.

(6)
Includes 19,495 shares that were purchased by Ms. Tighe’s husband. By virtue of this relationship, Ms. Tighe may be deemed to be the beneficial owner of such shares.

(7)
Includes: (a) 2,619 shares of time-based restricted stock granted to Mr. O’Reilly in November 2020 for which he has sole voting power, but no dispositive power; (b) 1,792 shares of time-based restricted stock granted to Mr. O’Reilly in February 2021 for which he has sole voting power, but no dispositive power; (c) 4,826 shares of time-based restricted stock granted to Mr. O’Reilly in February 2023 for which he has sole voting power, but no dispositive power; (d) 16,942 shares of performance-based restricted stock granted to Mr. O’Reilly in March 2023 for which he has sole voting power, but no dispositive power; (e) 19,010 shares of time-based restricted stock and 19,010 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2024 for which he has sole voting power, but no dispositive power; and (f) 29,640 shares of time-based restricted stock and 29,640 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2025 for which he has sole voting power, but no dispositive power.

(8)
As of the date of Mr. Cross’s separation from the Company. Includes: (a) 13,553 shares of performance-based restricted stock granted to Mr. Cross in March 2023 for which he has sole voting power, but no dispositive power; (b) 13,223 shares of performance-based restricted stock granted to Mr. Cross in February 2024 for which he has sole voting power, but no dispositive power; and (c) 15,150 shares of performance-based restricted stock granted to Mr. Cross in February 2025 for which he has sole voting power, but no dispositive power.

(9)
Includes: (a) 179 shares of time-based restricted stock granted to Mr. Olea in February 2021 for which he has sole voting power, but no dispositive power; (b) 2,038 shares of time-based restricted stock granted to Mr. Olea in February 2023 for which he has sole voting power, but no dispositive power; (c) 7,153 shares of performance-based restricted stock granted to Mr. Olea in March 2023 for which he has sole voting power, but no dispositive power; (d) 6,979 shares of time-based restricted stock and 6,979 shares of performance-based restricted stock granted to Mr. Olea in February 2024 for which he has sole voting power, but no dispositive power; and (e) 8,892 shares of time-based restricted stock and 8,892 shares of performance-based restricted stock granted to Mr. Olea in February 2025 for which he has sole voting power, but no dispositive power.

(10)
Includes: (a) 7,945 shares of time-based restricted stock granted to Mr. Valane in March 2024 for which he has sole voting power, but no dispositive power; and (b) 4,940 shares of time-based restricted stock and 4,940 shares of performance-based restricted stock granted to Mr. Valane in February 2025 for which he has sole voting power, but no dispositive power.

(11)
Includes: (a) 179 shares of time-based restricted stock granted to Mr. Johnstone in February 2021 for which he has sole voting power, but no dispositive power; (b) 660 shares of time-based restricted stock granted to Mr. Johnstone in February 2023 for which he has sole voting power, but no dispositive power; (c) 2,314 shares of performance-based restricted stock granted to Mr. Johnstone in March 2023 for which he has sole voting power, but no dispositive power; (d) 3,268 shares of time-based restricted stock and 3,268 shares of performance-based restricted stock granted to Mr. Johnstone in January 2024 for which he has sole voting power, but no dispositive power; and (e) 3,952 shares of time-based restricted stock and 3,952 shares of performance-based restricted stock granted to Mr. Johnstone in February 2025 for which he has sole voting power, but no dispositive power.

24 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Security Ownership of Directors, Executive Officers and Certain Beneficial Holders
FIVE PERCENT HOLDERS
The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities, other than directors and officers of the Company, known by the Company to beneficially own 5% or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by each entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and 59,398,914 shares of common stock outstanding on August 4, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Pershing Square(1) 787 Eleventh Avenue, 9th Floor New York, New York 10019	27,852,064	46.9%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,241,182	7.1%

(1)
According to a Schedule 13D/A filed by (i) Pershing Square Capital Management, L.P., (ii) Pershing Square Holdco, L.P., (iii) Pershing Square Holdco GP, LLC, and (iv) William Ackman (collectively, the “Pershing Reporting Persons”) with the SEC on August 7, 2025. The Pershing Reporting Persons share voting and investment power with respect to these shares.

(2)
According to a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on July 29, 2025. Vanguard has shared voting power with respect to 11,280 shares of the Company’s common stock, sole dispositive power with respect to 4,191,989 shares of the Company’s common stock and shared dispositive power with respect to 49,193 shares of our common stock.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 25

Section 16(a) Beneficial Ownership Reporting
Compliance
Compliance with Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended 2024, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a), except for: (i) two Form 4s covering two transactions filed late by Anthony Williams (Director); and (ii) one Form 4, covering one transaction, filed late by each of David O’Reilly (CEO and Director) and Jay L. Cross (President).

Compensation Committee Interlocks and
Insider Participation

Messrs. Flatto, Hakim, Sellers, Ms. Tighe, and our former Chairman, William Ackman, served on the Compensation Committee in 2024. Mr. Hakim served as a member of the Compensation Committee from May 2024 until May 2025. Mr. Williams joined the Compensation Committee in June 2025. Except for Mr. Ackman, who became an executive officer of the Company upon rejoining the Board on May 5, 2025 (but is no longer a member of the Compensation
Committee), none of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2024, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or the Company’s Compensation Committee.

26 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Related-Party Transactions and Certain
Relationships
RELATED-PARTY TRANSACTIONS POLICY
The Company has adopted a written policy relating to the approval of related-party transactions. Under this policy, the Audit Committee reviews certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related-party transaction:
•
any director, director nominee or executive officer of the Company;

•
any beneficial owner of more than 5% of the Company’s outstanding stock; and

•
any immediate family member of any of the foregoing.

Audit Committee review is required for any financial transaction, arrangement or relationship that:
•
involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•
would cast doubt on the independence of a director;

•
would present the appearance of a conflict of interest between the Company and the related party; or

•
is otherwise prohibited by law, rule or regulation.

The Audit Committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, cancelling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with the Company. Any member of the Audit Committee who is a related party with respect to a transaction under review is not permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee reports its action with respect to any related-party transaction to the Board.

PERSHING SQUARE MATTERS
2010 Registration Rights Agreement
In November 2010, the Company entered into a registration rights agreement with Pershing Square with respect to Company common stock held by Pershing Square. The 2010 registration rights agreement with Pershing Square requires the Company to maintain a shelf registration statement covering the shares held by Pershing Square. Additionally, Pershing Square may require the Company to:
•
register shares of Company common stock held by them having an estimated aggregate fair market value of at least $25.0 million;

•
undertake up to three underwritten offerings, but no more than one underwritten offering during any 12-month period; and

•
include shares of Company common stock held by them in any registration statement whenever the Company proposes to register shares of its common stock.

The Company has agreed to pay all expenses, other than underwriting discounts and commissions, in connection with the registration rights agreement, including legal and accounting fees incurred by the Company, printing costs and the fees of one law firm for the selling stockholder. Additionally, the Company has agreed to indemnify these stockholders against certain liabilities, including liabilities under the federal securities laws.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 27

Related-Party Transactions and Certain Relationships
Pershing Square 2020 Purchase of Common Stock; DGCL §203 Waiver
On March 27, 2020, the Company offered 2,000,000 shares of common stock to the public at $50.00 per share and granted the underwriters an option to purchase up to an additional 300,000 shares of common stock at the same price. The underwriters partially exercised their option and purchased an additional 270,900 shares. Concurrently, the Company entered into a purchase agreement with Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), acting as investment advisor to funds that it manages, including Pershing Square Holdings, Ltd., Pershing Square International, Ltd., and Pershing Square, L.P. (collectively, the “Pershing Square Funds”), pursuant to which the Pershing Square Funds agreed to purchase, at the same price as the public offering price and at the same time as the closing of the offering, an aggregate of 10,000,000 shares of the Company’s common stock (the “2020 Pershing Square Stock Purchase Agreement”). Prior to execution and in accordance with the Company’s Related-Party Transaction Policy, the Audit Committee reviewed and approved the 2020 Pershing Square Stock Purchase Agreement.
In addition, we are a Delaware corporation, and Section 203 of the Delaware General Corporation Law (“DGCL”) applies to us. In general, Section 203 prevents an interested stockholder from engaging in certain business combinations with us for three years following the date that person becomes an interested stockholder subject to certain exceptions. The statute generally defines interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of outstanding voting stock at any time within the three-year period immediately before the date of determination.
In connection with the 2020 purchase of the Company’s common stock, the Board amended its Company’s Corporate Governance Guidelines to reflect that it would grant a waiver of the applicability of Section 203 of the DGCL to any stockholder acquiring up to 40% of the Company’s outstanding voting stock upon the request of such stockholder, subject to the Board’s fiduciary duties and applicable law.
In connection with the 2020 Pershing Square Stock Purchase Agreement, the Board (excluding Mr. Ackman (then Chairman of the Company and CEO of Pershing Square) and Allen Model (then director of the Company and Pershing Square advisory board member)) unanimously approved the foregoing transactions and a waiver of the applicability of the provisions of Section 203 of the DGCL to the Pershing Square Funds and Mr. Ackman.
SEG Spinoff and Pershing Square Standby Purchase Agreement
In connection with the spinoff of Seaport Entertainment (“SEG”) and a subsequent rights offering, whereby SEG distributed to holders of its common stock transferable subscription rights to purchase, on a pro rata basis up to an aggregate of 7,000,000 shares of SEG common stock at a cash subscription price of $25 per whole share (the “Rights Offering”), Pershing Square entered into a standby purchase agreement (the “Standby Purchase Agreement”) with HHH and Seaport Entertainment on July 18, 2024, pursuant to which funds advised by Pershing Square agreed to exercise (i) their pro rata subscription rights with respect to the SEG Rights Offering and (ii) their over-subscription right with respect to any and all shares that were otherwise not purchased in the SEG Rights Offering upon the expiration thereof at the SEG Rights Offering price of up to $175 million in the aggregate. The spinoff of Seaport Entertainment and the Standby Purchase Agreement were each approved by a special committee of the Board consisting solely of independent directors with no conflicts of interest with respect to Pershing Square.
Pershing Square 2025 Purchase of Common Stock
On May 5, 2025, the Company entered into a Share Purchase Agreement (the “2025 Pershing Square Stock Purchase Agreement”), by and between the Company and PS Holdco.
Pursuant to the 2025 Pershing Square Stock Purchase Agreement, the Company sold to PS Holdco 9,000,000 shares of the Company’s common stock at a purchase price of $100 per share, for an aggregate purchase price of $900,000,000 (the “Purchased Shares”). The sale of the Purchased Shares closed on May 5, 2025 (the “Closing Date”). The 2025 Pershing Square Stock Purchase Agreement includes customary representations, warranties and covenants by the Company and PS Holdco. The Company also agreed to reimburse reasonable and documented expenses of PS Holdco and its affiliates in connection with the

28 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Related-Party Transactions and Certain Relationships
negotiation and execution of the Transaction Documents (defined below) in an amount not to exceed $25 million. The Company expects to use the proceeds from the sale of the Purchased Shares to acquire or make investments in operating companies as part of the Company’s new strategy of becoming a diversified holding company.
In connection with the 2025 Pershing Square Stock Purchase Agreement, the Company also entered into the following agreements:
Services Agreement
Pursuant to the terms of the Services Agreement, dated May 5, 2025, between the Company and Pershing Square, Pershing Square will support the Company’s new diversified holding company strategy by providing services to the Company, such as (i) investment advisory services, (ii) making recommendations with respect to hedging, balance sheet optimization and capital allocation, (iii) executing transactions, (iv) assisting the Company with business and corporate development functions, (v) making voting recommendations for the Company’s investments, (vi) assisting with and advising on fundraising, (vii) monitoring operations of the Company and its investments, subject to the day-to-day authority and responsibility of management of the Company, (viii) providing recommendations for persons to serve as designees or deputies of the Chief Investment Officer, (ix) engaging and supervising third-party service providers, (x) making dividend payment recommendations, and (xi) providing other services as may be agreed upon.
The Company will pay Pershing Square a quarterly base fee of $3,750,000 and a quarterly variable fee equal to 0.375% of the excess value of the quarter-end stock price of the Company’s common stock minus the reference price of $66.1453, multiplied by existing share count of 59,393,938 million shares, which share count will not increase with the issuance of new shares of common stock. The base fee and the reference share price are subject to annual adjustment based on the Core PCE Price Index. The base fee and the variable fee will each be paid to Pershing Square quarterly.
The Services Agreement has an initial ten (10) year term and will have successive renewal terms of ten (10) years unless either party terminates or elects not to renew the Services Agreement in accordance with the terms of the Services Agreement.
With the approval of 2/3 of the disinterested directors, the Company can terminate the Services Agreement with 120 days’ prior written notice (or 30 days’ prior written notice for specific causes) for the following: (i) material default by Pershing Square that causes material harm and is not cured within a 60-day cure period; (ii) fraud, misrepresentation or embezzlement by Pershing Square; (iii) Pershing Square acts in a manner constituting bad faith, willful misconduct or gross negligence or engages in criminal conduct in the performance of its duties; (iv) Pershing Square faces bankruptcy or insolvency; (v) upon a change of control and payment of a make-whole fee (described below); and (vi) with unanimous approval of the disinterested directors, if PS Holdco and its affiliates no longer beneficially own all of the Purchased Shares during the first 10 years of the Closing Date (or 75% of the Purchased Shares thereafter). The Company may also elect to not renew the Services Agreement if the non-renewal is approved by a unanimous vote of the disinterested directors and subsequently approved by a seventy percent (70%) vote of the outstanding shares of Common Stock, excluding any shares held by Pershing Square or its affiliates.
In the event that the Services Agreement is terminated pursuant to a change of control of the Company, the Company will pay Pershing Square a make-whole fee intended to approximate the present value of the total fees (base and variable) that Pershing Square would have received had it continued to provide services for the remainder of the then-current term.
Shareholder Agreement
The Company also entered in a Shareholder Agreement, dated May 5, 2025, by and among the Company, PS Holdco, and Pershing Square (the “Shareholder Agreement”), pursuant to which PS Holdco, Pershing Square and the Company agreed to subscription rights and certain governance provisions, including, director nomination rights and consent rights.
Director Nomination Rights: Pursuant to the terms of the Shareholder Agreement, at any meeting of stockholders where directors are to be elected:
•
so long as PS Holdco, Pershing Square and their respective affiliates, including investment funds managed by one or more affiliates (collectively, the “Purchaser Group”), beneficially own at least 17.5% of the outstanding shares of Common Stock on a fully diluted basis, PS Holdco may nominate for election a number of directors equal to 25% of the total number of members of the Board

Proxy Statement for the 2025 Annual Meeting of Stockholders / 29

Related-Party Transactions and Certain Relationships
as constituted after giving effect to such election, rounded up (e.g., three directors in the case of an 11-member Board) (such director, a “PS Board Designee”).
•
so long as the Purchaser Group beneficially owns less than 17.5% but at least 10% of the outstanding shares of Common Stock on a fully diluted basis, PS Holdco may nominate for election a number of PS Board Designees equal to 10% of the total number of members of the Board as constituted after giving effect to such election, rounded up (e.g., two directors in the case of an 11-member Board).

If the Purchaser Group owns less than 10% of the outstanding shares of Common Stock on a fully diluted basis, PS Holdco no longer has the right to nominate any PS Board Designees. William A. Ackman, Ben Hakim and Ryan Israel will serve as the initial PS Board Designees.
Executive Chairman: So long as the Purchaser Group beneficially owns at least 17.5% of the outstanding shares of Common Stock on a fully diluted basis, Mr. Ackman, Chief Executive Officer of Pershing Square, will serve as the Executive Chairman of the Board so long as he is one of the PS Board Designees and is willing to serve. Any Board committee (except for special committees established for potential conflict of interest situations) will include proportional representation of the PS Board Designees, subject to applicable law and stock exchange rules.
Consent Rights: Effective from and after the time that PS Holdco files a Form S-1 for an initial public offering, without the prior written consent of PS Holdco, the Company will not:
•
acquire or dispose any shares, assets, business or operations that, taken as a whole, would exceed the conditions of significance contained in the definition of “significant subsidiary” at the 30% level under the total asset test set forth in Rule 3-05 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”);

•
incur any third-party indebtedness if, immediately following such incurrence, the Company’s Indebtedness to Consolidated Tangible Net Ratio (as defined in the Company’s existing indentures) would exceed 2.5;

•
materially change the business of the Company and its subsidiaries, taken as a whole, in a manner that would constitute a significant departure from the Company’s intended strategy of acquiring controlling interests in private and public operating companies and becoming a diversified holding company;
•
provided that the Services Agreement remains in effect, cause or permit the appointment, removal or replacement of the Chief Investment Officer; or

•
provided that the Services Agreement remains in effect, amend, modify or alter the scope of the authority, duties or responsibilities of the Executive Chairman or the Chief Investment Officer.

The foregoing consent rights will be suspended in certain circumstances, including if PS Holdco completes an initial public offering but subsequently ceases to be a publicly traded company and is not an “investment company” as defined in the Investment Company Act of 1940, as amended. The consent rights terminate when the Purchaser Group no longer beneficially owns in the aggregate at least 17.5% of the outstanding shares of Common Stock on a fully diluted basis.
Subscription Rights: If the Company issues or sells any shares of Common Stock to third parties (other than shares issued pursuant to options or other stock incentives issued to an employee, director or consultant of the Company or its subsidiaries), the members of the Purchaser Group have the right to acquire shares of Common Stock for the same price and on the same terms as such shares are offered to such third parties.
Standstill Agreement
The Company entered into a Standstill Agreement, dated May 5, 2025, by and between the Company and PS Holdco (the “Standstill Agreement”), pursuant to which PS Holdco and the Company agreed to certain matters, including, board and committee size and composition, ownership limits, voting caps, transfer restrictions and related party transactions.
Governance Matters: Pursuant to the Standstill Agreement, so long as PS Holdco and its affiliates collectively beneficially own more than 10% of the outstanding shares of Common Stock on a fully diluted basis, none of PS Holdco or its affiliates will take any action that is inconsistent with its support for certain specified corporate governance principles, including:
•
a majority of the Board shall be “independent” under applicable stock exchange standards;

30 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Related-Party Transactions and Certain Relationships
•
the Board shall have a nominating committee, a majority of which shall be independent and not affiliated with or nominated by PS Holdco or any of its affiliates;

•
the size of the Board will be fixed at 11 members and cannot be changed without approval of 75% of the Board; and

•
any change of control transaction involving stockholders holding more than 10% of the outstanding shares of Common Stock requires approval of (i) a majority of the disinterested directors, and (ii) a majority of the voting power of the unaffiliated stockholders.

Ownership Cap: PS Holdco, Pershing Square and their respective affiliates agree not to acquire beneficial or economic ownership of more than 47% of the outstanding shares of Common Stock.
Voting Cap: For all matters being voted on at a stockholder meeting or in a consent solicitation that the Board recommends that stockholders approve, the voting power of the shares held by PS Holdco, Pershing Square and their respective affiliates will be limited to 40% of the total voting power of the outstanding shares of Common Stock (the “voting cap”), with the excess of any shares held by PS Holdco, Pershing Square and their respective affiliates over the voting cap (the “excess shares”) to be voted by PS Holdco in proportion to the votes cast by stockholders unaffiliated with PS Holdco. This voting cap will be uniformly applied across all matters, except with respect to voting to elect the PS Board Designees, for which no voting cap applies.
For all matters being voted on at a stockholder meeting or in a consent solicitation that the Board has recommended that stockholders not approve, PS Holdco, Pershing Square and their respective affiliates may vote all of their shares “against” such matter, or it may vote their shares up to the voting cap “for” such matter, with the excess shares to be voted by PS Holdco, Pershing Square and their respective affiliates in proportion to the votes cast by stockholders unaffiliated with PS Holdco, Pershing Square and their respective affiliates, or any transferee thereof.
Transfer Restrictions: Without the approval of a majority of the disinterested directors, PS Holdco, Pershing Square and their respective affiliates may not sell or otherwise transfer any shares of Common Stock that they hold if, immediately after giving effect to such sale or transfer, the person that acquires such Common Stock (other than an underwriter) would, together with its affiliates, beneficially own more than 10% of the then-outstanding shares of Common Stock.
Related Party Transactions: Without the approval of a majority of the disinterested directors, PS Holdco, Pershing Square and their respective affiliates may not engage in (i) any transaction or series of related transactions, directly or indirectly, between the Company or any subsidiary of the Company, on the one hand, and any of PS Holdco, Pershing Square or their respective affiliates, on the other hand, or (ii) with respect to the purchase or sale of Common Stock by any of PS Holdco, Pershing Square or their respective affiliates, any waiver of any limitation or restriction with respect to such purchase or sale in the Transaction Documents (defined below), except for (i) transactions expressly contemplated in the Transaction Documents, (ii) customary compensation arrangements for Board designees and (iii) transactions in the ordinary course of the Company’s business that does not involve payments by the Company in excess of $10,000,000.
Termination: The Standstill Agreement can be terminated (i) by mutual agreement between the Company and PS Holdco but only if 2/3 of the disinterested directors have approved such termination; (ii) without any further action by the parties, if PS Holdco’s beneficially owns less than 10% of the outstanding shares of Common Stock on a fully diluted basis; (iii) without any further action by the parties, following a change of control of the Company not involving PS Holdco, Pershing Square or any of their respective affiliates; (iv) without any further action by the parties, upon a sale of substantially all of the Company’s assets or the acquisition by any person or group of voting securities of the Company entitling such person or group to exercise 90% or more of the total voting power of the outstanding stock entitled to vote generally on the election of directors; and (v) upon notice by PS Holdco to the Company in the event the Services Agreement is expired or otherwise terminated.
Registration Rights Agreement
The Company has entered into a Registration Rights Agreement, dated May 5, 2025, by and among the Company, PS Holdco, and certain other affiliates of Pershing Square (the “2025 Registration Rights Agreement”), pursuant to which PS Holdco and such affiliates will have registration rights.
Pursuant to the 2025 Registration Rights Agreement, the Company has agreed to use its reasonable best efforts to register for resale all or a part of the shares of Common Stock owned by PS Holdco having an estimated aggregate fair market value of at least $25 million. The 2025 Registration Rights Agreement contains customary indemnification provisions.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 31

Proposal No. 1 – Election of Directors
The Company’s bylaws provide that the number of directors will be determined by the Board from time to time. As of the date of this proxy statement, there are eleven members of the Board. As previously disclosed by the Company, current Board members Beth Kaplan and Steven Shepsman have informed the Company that they have decided not to stand for re-election at the Annual Meeting. Ms. Kaplan and Mr. Shepsman are talented business leaders, and we thank them for their valuable contributions to the Board and the success of our Company. If elected, Mr. Lachman and Ms. Panuccio will fill the vacancies created by the departures of Mr. Shepsman and Ms. Kaplan.
The nomination to serve on the Board of each director nominee identified below was recommended by the N&CG committee and approved by the Board. Each director nominee, if elected, will serve until the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and until such director’s successor is duly elected and qualified or until such director’s earlier death, incapacity, resignation, retirement, disqualification or removal from office. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected.
The primary qualities and characteristics nominees to the Board should possess are strong business expertise and, in particular, experiences and expertise with regard to operations, real estate development and management, capital markets, marketing, technology, financial statements and reporting, risk management, and social and corporate governance. All eleven of the nominees possess the majority of these attributes. The specific experiences, qualifications, attributes and skills of each individual leading to his or her nomination are included in the individual discussions below.
A director is elected by a majority of votes cast “for” his or her election at a meeting at which a quorum is present.

WILLIAM A. ACKMAN Age 59 Executive Chairman since May 2025 Committees • None
Background
Bill Ackman has served as Executive Chairman of the Board since May 2025, and previously served as Chairman of the Board from November 2010 to May 2024. Mr. Ackman has served as the Chief Executive Officer of Pershing Square Capital Management, L.P. since its inception in 2003, and as Chairman of the board of directors of Pershing Square Holdco GP, LLC since June 2024. Mr. Ackman also serves as Chairman and Chief Executive Officer of Pershing Square SPARC Holdings, Ltd. He is co-trustee of The Pershing Square Foundation, part of Pershing Square Philanthropies, which he founded in 2006 to bet on innovative leaders solving humanity’s big societal, environmental, and health challenges. Mr. Ackman previously served as Chief Executive Officer and Chairman of Pershing Square Tontine Holdings, Ltd and as a member of the board of directors of Universal Music Group N.V. Prior to founding Pershing Square, Mr. Ackman co-founded and co-managed Gotham Partners Management Co., LLC (“Gotham Partners”), an investment adviser that managed public and private equity hedge fund portfolios, until 2003. Prior to forming Gotham Partners, Mr. Ackman was a principal with Ackman Brothers & Singer, Inc., now known as the
Ackman Ziff Real Estate Group, where he arranged and structured equity and debt financing for real estate investors and developers. Mr. Ackman received a Master in Business Administration from the Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.
Qualifications
Mr. Ackman’s management experience, his service on boards of directors of public companies, and his investment experience in public and private companies and real estate provide him valuable insights and perspectives that can assist the Company and the Board.

32 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
DAVID EUN Age 58 Independent director since May 2023 Committees • Audit • Technology (Chair)
Background
David Eun has served as a director since May 2023. Mr. Eun is the Co-Founder of Alakai Group, a thesis-driven acquirer using permanent capital to support and grow companies into market leaders. Prior to Alakai, Mr. Eun served as Executive Vice Chairman of Archegos Capital Management LP, from March 2021 to April 2021. Mr. Eun previously worked at Samsung Electronics from January 2012 to December 2020. At Samsung, Mr. Eun served as Chief Innovation Officer for Samsung Electronics, a role in which he identified new industry and consumer trends, developed long-term strategies for driving future growth opportunities, and negotiated alliances with top technology partners. Mr. also served as President of Samsung NEXT, an innovation group he founded providing venture capital, partnership formation, product development, M&A advisory and operational support to startups globally. Prior to joining Samsung, Mr. Eun served as President of AOL Media, and Global Head of Content Partnerships and Business Development at Google and YouTube, following executive roles in media and venture capital. Mr. Eun is a graduate of Harvard College and Harvard Law School.
Qualifications
We believe Mr. Eun’s experience in media and technology industries and his familiarity with corporate innovation and operations will provide the Board with valuable insights in key matters.
BEN HAKIM Age 49 Director since May 2024 Committees • Nominating and Corporate Governance (observer)
Background
Ben Hakim has served as a director since May 2024. Mr. Hakim joined the Pershing Square Capital
Management, L.P. (“Pershing Square”) investment team in 2012 and has served as the President of Pershing Square since May 2024. He has also served as a member of the board of directors of Pershing Square Holdco GP, LLC since February 2025. Mr. Hakim is also the President of Pershing Square SPARC Holdings, Ltd. He was previously a Senior Managing Director at The Blackstone Group, where he worked for 13 years. Mr. Hakim received his Bachelor of Science from Cornell University in 1997.
Qualifications
Mr. Hakim’s extensive real estate investment and advisory experience, his capital markets experience, and his management experience provide him with valuable insights and perspectives that can assist the Company and the Board.
Ryan Israel Age 40 Director since May 2025 Committees • Compensation (observer)
Background
Ryan Israel has served as a member of our Board and as Chief Investment Officer since May 2025. Mr. Israel joined the Pershing Square investment team in 2009 and has served as the Chief Investment Officer of Pershing Square since August 2022. He has also served as a member of the board of directors of Pershing Square Holdco GP, LLC since June 2024. Mr. Israel served as a director of Element Solutions Inc. from October 2013 through January 2019. Mr. Israel was previously an analyst at Goldman Sachs in the Technology, Media and Telecom group. Mr. Israel received his Bachelor of Science from the Wharton School at the University of Pennsylvania, where he graduated summa cum laude and beta gamma sigma in 2007.
Qualifications
Mr. Israel’s investment, capital markets and management experience provide him with valuable insights and perspectives that can assist the Company and the Board.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 33

Proposal No. 1 – Election of Directors
THOM LACHMAN Age 62 New independent director nominee Committees • None
Background
Thom Lachman is a new nominee for election to the Board. Mr. Lachman is the Chairman and CEO of Duracell, a Berkshire Hathaway company. Duracell is the leading global disposable battery brand in the world with a presence in over 90 countries. Mr. Lachman joined Duracell in 2016 as the North America President and leader of the transition team after Duracell was purchased from Procter and Gamble. He was promoted to Chairman and CEO in 2018. Prior to joining Berkshire Hathaway, Mr. Lachman worked for Procter and Gamble for 33 years. He had varied assignments that provided deep experience in general management, brand management, marketing, sales, acquisition integration and plant operations. His last assignment was President of P&G Canada. During his career at Procter and Gamble, he worked on some of the most well known and valuable global packaged good brands including Gillette, Tide, Old Spice, Pampers and Cover Girl.
Qualifications
We believe Mr. Lachman’s extensive experience in executive leadership, operations, and marketing, particularly as the CEO of a global company, would be a valuable asset to the Board and HHH.
DAVID O’REILLY Age 51 Director since December 2020 Committees • None
Background
David O’Reilly, our Chief Executive Officer, has served as a director since December 2020. He served as the Company’s Chief Financial Officer from October 2016 to April 2021 and President from June 2020 to November 2020. Mr. O’Reilly was appointed Interim Chief Executive Officer in September 2020 and was officially promoted to Chief Executive Officer in December 2020. As Chief Executive Officer, he is responsible for managing our business operations and overseeing the senior members of our management team. Prior to joining the Company, Mr. O’Reilly served as Executive Vice President, Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties, from November 2011 through October 2014, and was appointed interim Chief Financial Officer in May 2012 until he was appointed Chief Financial Officer in August 2012. Previously, Mr. O’Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and various transactions involving commercial mortgage-backed securities. Mr. O’Reilly also has served as an independent trustee on the board of Kite Realty Group Trust, a publicly traded REIT, since 2013, and is a member of its Audit Committee and Compensation Committee.
Qualifications
Mr. O’Reilly’s extensive financial and strategic experience in the real estate industry, as well as his executive leadership experience, make him particularly suited to provide guidance to the Board and serve as a bridge between the Board and our executive officers.
Other current public company boards
•
Kite Realty Group Trust

SUSAN PANUCCIO Age 53 New independent director nominee Committees • None
Background
Susan Panuccio is a new nominee for election to the Board. Ms. Panuccio started her professional career with KPMG, and held finance roles at Ansett Australia and AngloGold Ashanti prior to joining News Corporation in 2002. At News Corporation, Ms. Panuccio held a variety of strategic, operational and finance roles in the UK and Australia. She became CFO of News UK in 2008 and CFO of News Corp Australia in 2013, serving on the Board of Foxtel and the ASX listed REA. In 2017 she became CFO of News Corp, a diversified News and Information services company in

34 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
New York. During her tenure as CFO she oversaw financial strategy during a transformative period marked by the company’s transition towards a digital and subscription led business, which delivered margin expansion, strong share price growth and shareholder returns.
Qualifications
We believe that Ms. Panuccio’s extensive background in corporate finance and her long-standing experience as a Chief Financial Officer for a large, global media company make her exceptionally qualified to serve on the HHH Board.
R. SCOT SELLERS Age 68 Presiding Director since May 2025 Independent director since November 2010 Committees • Compensation (Chair)
Background
R. Scot Sellers has served as Presiding Director of our Board since May 2025 and as a director since November 2010. Previously, Mr. Sellers served as Chairman of our Board from May 2024 to May 2025. Mr. Sellers brings to the Board the expertise of a 45-year career in the real estate industry. From January 1997 until February 2013, Mr. Sellers served as the Chief Executive Officer of Archstone, one of the world’s largest apartment companies. He also served as Archstone’s Chief Investment Officer from 1995 until January 1997. Under his leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities to the largest publicly traded owner of urban high-rise apartments in the nation’s premier cities with a market capitalization of more than $22 billion. During his career, Mr. Sellers has been responsible for the development, acquisition, and operation of over $40 billion of apartment communities in over 50 different cities across the United States. In addition, Mr. Sellers served as the chairman of the National Association of Real Estate Investment Trusts from November 2005 until November 2006 and on the International Board of Directors of Habitat for Humanity from June 2013 through November 2020. He currently serves on the board of two privately held companies: The Irvine Company and Milhaus LLC. Mr. Sellers has also served as Chairman of the Board of the Maui Land and Pineapple Company, Inc., a master planned community developer, since May 2023.
Qualifications
Mr. Sellers’ extensive experience in the real estate industry, evidenced by the broad growth of Archstone under his leadership and his dedicated board and committee service within the industry, provide him with valuable industry-specific insight, knowledge and expertise, making him particularly suited to provide guidance to the Board.
Other current public company boards
•
Maui Land & Pineapple Company, Inc.

MARY ANN TIGHE Age 76 Independent director since October 2011 Committees • Compensation • Nominating and Corporate Governance
Background
Mary Ann Tighe has served as a director since October 2011. Ms. Tighe has been credited with transforming New York’s skyline during her more than 40 years in the real estate industry. Ms. Tighe has been the Chief Executive Officer of CBRE’s New York Tri-State Region since 2002, a region of 3,800 employees, and served as a director of CBRE in 2013. Ms. Tighe’s deals have anchored more than 14.4 million square feet of new construction in the New York region. From January 2010 through December 2012, Ms. Tighe served as Chair of the Real Estate Board of New York, the first woman to hold this position in its 114-year history and the first broker in 30 years. Ms. Tighe began her real estate career as a broker at the Edward S. Gordon Company, ultimately rising to the position of Vice Chairman of Insignia/ESG, where she was regularly recognized as being among the firm’s top producers. Prior to entering the real estate field, Ms. Tighe served as a Vice President of the American Broadcasting Companies, where she launched the A&E cable channel. Ms. Tighe was also formerly the Deputy Chairman of the National Endowment for the Arts, Arts Advisor to Vice President Walter Mondale, and a staff member of the Smithsonian Institution.
Qualifications
Ms. Tighe’s extensive experience with commercial real estate transactions enables her to provide the Board with key insight into real estate matters.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 35

Proposal No. 1 – Election of Directors
JEAN-BAPTISTE WAUTIER Age 55 Independent director since May 2025 Committees • Audit • Technology
Background
Jean-Baptiste Wautier has served as a director since May 2025. Mr. Wautier is an investor and philanthropist, resident of London, and co-founder of the Wautier Family Office, which was established in 2024. He is currently Chairman of luxury fashion house, GEDEBE, and a non-executive director at the architectural practice, Studio Razavi + Partners, as well as Chair of the Investment Committee at Sci Ventures and Chairman of Aspire. He became a director of Pershing Square Holdings, Ltd. in May 2025. Mr. Wautier is also a Senior Lecturer at Sciences Po University in Paris and an Executive Fellow at Adam Smith's Panmure House. Mr. Wautier began his career at Arthur Andersen before moving to Morgan Stanley. He then joined private equity firm, IK Partners, in 2000, before moving to BC Partners in 2004, where Mr. Wautier served as Chairman of the Investment Committee and Chief Investment Officer in the United Kingdom between 2013 and 2023. He also served as a member of the Management Committee in the United Kingdom between 2018 and 2023, before leaving BC Partners in 2024. Mr. Wautier holds a Master’s (Political Science and Government) and a Master of Science (Industrial Organisation) from Sciences Po and Université Sorbonne Paris Nord, respectively.
Qualifications
Mr. Wautier’s investment and architectural experience provide him with knowledge and expertise that will benefit the Board.
ANTHONY WILLIAMS Age 74 Independent director since February 2021 Committees • Compensation • Nominating and Corporate Governance (Chair)
Background
Anthony Williams has served as a director since February 2021. Mr. Williams currently serves as the Chief Executive Officer and Executive Director of Federal City Council, a nonprofit organization dedicated to the advancement of civic life in the nation’s capital, a position he has held since April 2012. He also has served as a Senior Advisor with the law firm King & Spalding in its Government Affairs and Public Policy practice group since July 2016. Mr. Williams previously served two terms as the mayor of Washington, D.C. from 1999 to 2007, leading the city’s revitalization, restoring its finances and improving city services. As the independent Chief Financial Officer of the District of Columbia from 1995 to 1998, he worked with local officials, the D.C. Financial Control Board, and the U.S. Congress. He has held various positions in federal, state, and local government, including serving as the first CFO for the U.S. Department of Agriculture, a position to which he was appointed by President Bill Clinton and confirmed by the U.S. Senate. Mr. Williams is a veteran of the U.S. Air Force, a fellow of the National Academy of Public Administration and former President of the National League of Cities, and formerly served as a lecturer and faculty member in Public Management at the Harvard Kennedy School of Government’s Ash Center for Democratic Governance and Innovation.
Qualifications
Mr. Williams’ extensive experience with urban development, government relations and financial oversight enables him to provide the Board with key insight into urban development and the related government relations.

✓	The Board recommends a vote FOR each of the eleven director nominees listed above.

36 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 2 – Advisory (Non-Binding) Vote on Executive Compensation
The Company believes that its compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of its stockholders. This advisory, non-binding, stockholder vote, as required under Section 14A of the Exchange Act and commonly known as “say-on-pay”, gives you, as a stockholder, the opportunity to vote for or against the Company’s executive compensation program. We conduct this vote annually.
The vote on this proposal is not intended to address any specific element of compensation. The vote relates to the compensation of the Company’s named executive officers (“NEOs”), as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Highlights of our executive compensation program and practices include the following:
■
a compensation recovery policy designed to prevent misconduct by any executive officers;

■
no single-trigger change-in-control arrangements;

■
minimum three-year vesting period for performance-based equity awards;

■
a substantial portion of our long-term equity awards contain meaningful performance hurdles to achieve full vesting;

■
minimum stock ownership guidelines for the Chief Executive Officer, President, Chief Financial Officer and, General Counsel & Secretary;

■
no excise tax gross-ups in executive employment agreements or incentive plans; and

■
a prohibition against short sales, investing in publicly traded options, hedging, pledging and margin accounts and limit orders involving Company securities.

The Board recommends that stockholders vote “FOR” the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

✓	The Board recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 37

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
The Board is asking stockholders to approve the material terms of The Howard Hughes Corporation 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”). The purpose of the 2025 Equity Incentive Plan is to provide a means for the Company to attract, retain, and motivate officers, employees, non-employee directors, and consultants providing services to the Company or any of its subsidiaries or affiliates and to promote the success of the Company’s business by providing the participants in the 2025 Equity Incentive Plan with appropriate incentives. The Company’s current equity incentive plan, the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), will expire by its terms on May 13, 2030. As of May 30, 2025, there were 309,769 shares of the Company’s common stock available for issuance under the 2020 Plan, none of which may be subject to new awards under the 2020 Plan following its termination. The 2025 Equity Incentive Plan is intended to replace the 2020 Plan and, therefore, if our stockholders approve the 2025 Equity Incentive Plan at the Annual Meeting, the Company will not make any further grants under the 2020 Plan following the date of the Annual Meeting.
The 2025 Equity Incentive Plan includes features that are consistent with our “pay for performance” philosophy and the alignment of our compensation program with stockholder interests, including:
■
No automatic reload or “evergreen” provision;

■
No “repricing” of stock options or stock appreciation rights without stockholder approval;

■
No stock options or stock appreciation rights granted with an exercise or strike price below fair market value;

■
No liberal “change of control” definition;

■
No pledging of equity-based awards;

■
No dividends or dividend equivalents vest or become payable until the underlying award vests or becomes payable;

■
A limit on the aggregate cash compensation and grant date value of awards granted to our non-employee directors;

■
Minimum one-year vesting criteria applicable to most awards; and

■
Forfeiture and clawback of equity compensation in certain circumstances.

The 2025 Equity Incentive Plan provides for authorization of 2,000,000 shares of the Company’s common stock for new awards. Any awards granted under the 2020 Plan between May 30, 2025 and the date of the Annual Meeting shall reduce the 2,000,000 share reserve under the 2025 Equity Incentive Plan by an equal number of shares. The Board believes that a reserve of 2,000,000 shares of the Company’s common stock available for issuance under the 2025 Equity Incentive Plan would provide sufficient shares for the Company’s equity-based compensation needs for approximately five years following stockholder approval. This estimate is based on our average “burn rate” over the past three years, and the potential dilutive impact of the 2025 Equity Incentive Plan, as each is more fully described below. The reserve may be sufficient for a longer or shorter period of time, depending on our future equity grant needs, which are related to factors such as our employee population, future award forfeitures and cancellations, the Company’s acquisition activity, the Company’s stock price, and our retentive needs in a competitive compensation environment.
As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, equity compensation is an integral feature of our total compensation program and provides employees with long-term exposure to our performance and aligns the interests of our employees with those of our stockholders. If our stockholders do not approve the 2025 Equity Incentive Plan, our future ability to issue appropriate equity compensation to hire and retain talent will be significantly limited, which could have an adverse impact on our ability to retain our workforce and, ultimately, on our business. Additionally, replacing equity compensation with cash-settled awards could increase compensation expense and contribute to greater volatility in our reported earnings. Under current accounting rules, the Company would be required to mark-to-market any cash-settled awards that are indexed to the value of the Company’s common stock. This would cause fluctuations in our results and, if the Company’s stock price appreciates, an increase in employee compensation expense.

38 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
We are asking stockholders to approve the material terms of the 2025 Equity Incentive Plan. A summary of the material terms of the 2025 Equity Incentive Plan is set forth below. The complete text of the 2025 Equity Incentive Plan is provided in Appendix A to this Proxy
Statement, and our summary of the 2025 Equity Incentive Plan is qualified in its entirety by reference to the full text and provisions of the 2025 Equity Incentive Plan in Appendix A.

OVERHANG
The “overhang,” or potential dilutive impact of the 2025 Equity Incentive Plan to our stockholders is shown in the table below:
Potential Overhang with 2,000,000 Requested New Shares
Stock Options Outstanding as of May 30, 2025	74,164
Weighted Average Exercise Price of Stock Options Outstanding as of May 30, 2025	$84.11
Weighted Average Remaining Term of Stock Options Outstanding as of May 30, 2025	4.38 years
Outstanding Full Value Awards as of May 30, 2025(1)	865,861
Total Equity Awards Outstanding as of May 30, 2025(2)	940,025
Shares Requested for the 2025 Equity Incentive Plan(3)	2,000,000
Total Shares Available for Grant under the 2020 Plan as of May 30, 2025(3)	309,769
Total Potential Overhang under the 2025 Equity Incentive Plan(4)	2,940,025
Shares of Common Stock Outstanding as of May 30, 2025	59,390,733
Fully Diluted Shares(5)	62,330,758
Potential Dilution of 2,000,000 Shares as a Percentage of Fully Diluted Shares	3.2%

(1)
“Full Value Awards” includes time-based restricted stock and unearned performance based restricted stock (assuming maximum performance).

(2)
“Total Equity Awards” represents the sum of outstanding stock options and outstanding Full Value Awards, in each case as of May 30, 2025 and assuming maximum performance.

(3)
If the 2025 Equity Incentive Plan is approved, no further awards will be granted under the 2020 Plan. If any awards are granted under the 2020 Plan between May 30, 2025 and the date of the Annual Meeting, the number of shares requested to be authorized under the 2025 Equity Incentive Plan will be reduced by an equal number of shares underlying such awards.

(4)
“Total Potential Overhang” includes the sum of the total number of equity awards outstanding as of May 30, 2025 (assuming maximum performance), plus the number of shares requested for the 2025 Equity Incentive Plan. The number of shares authorized under the 2020 Plan are not included because if any awards are granted under the 2020 Plan between May 30, 2025 and the date of the Annual Meeting our requested number of shares to be authorized under the 2025 Equity Incentive Plan will be reduced by an equal number of shares.

(5)
“Fully Diluted Shares” reflects the sum of the total number of shares outstanding as of May 30, 2025, the total number of equity awards outstanding as of May 30, 2025 (assuming maximum performance), and the number of additional shares requested for grant under the 2025 Equity Incentive Plan.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 39

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
BURN RATE
The “burn rate,” or share utilization rate, related to our use of equity compensation awards for the last three fiscal years is shown in the table below:
Fiscal Year	Awards Granted(1)	Diluted Weighted Average Number of Shares of Common Stock Outstanding(2)	Burn Rate
2024	551,760	49,765,000	1.11%
2023	409,049	49,568,000	0.83%
2022	196,673	50,513,000	0.39%

(1)
Includes stock options, time-based restricted stock, and performance-based restricted stock (assuming target performance).
In connection with the Company’s 2024 spin-off, outstanding awards were proportionately adjusted to preserve the intrinsic value of the original awards. For purposes of this burn rate calculation, the original awards, as adjusted, are presented in the year in which they were originally granted rather than in the year in which they were modified, as reflected in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024. As a result, the number of awards granted each year as reflected in this burn rate table differs from the number of awards granted each year as reflected in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

(2)
As stated in the Company’s Annual Report on Form 10-K for the fiscal years ending December 31, 2024, December 31, 2023 and December 31, 2022.

SUMMARY OF THE 2025 EQUITY INCENTIVE PLAN
Administration
The 2025 Equity Incentive Plan is administered by the Compensation Committee of our Board (the “Compensation Committee”). The authority of the Compensation Committee includes, among other things, selecting award recipients, establishing award terms and conditions, granting awards, construing any ambiguous provision of the 2025 Equity Incentive Plan or in any award agreement issued thereunder, and adopting modifications and amendments to the 2025 Equity Incentive Plan or any award agreement, subject to the terms of the 2025 Equity Incentive Plan. The Compensation Committee may also extend the term or period of exercisability of any awards, or waive any terms or conditions applicable to any award, except as otherwise set forth in the 2025 Equity Incentive Plan. The Board may also exercise the full power to administer the 2025 Equity Incentive Plan in its discretion.
The Compensation Committee may, subject to applicable law, delegate to one or more of its members or one or more executive officers of the Company such administrative duties or powers as it may deem advisable.
Eligibility
Subject to the terms of the 2025 Equity Incentive Plan, the Compensation Committee may grant awards to any of our employees, non-employee directors or any consultant who provides services to us, but incentive stock options may be granted only to our employees. Currently, approximately 182 persons (which is comprised of 172 employees, 10 non-employee directors and 0 consultants) are eligible to receive awards under the 2025 Equity Incentive Plan.
Shares Available for Grants
If the 2025 Equity Incentive Plan is approved by our stockholders, subject to adjustment described below, the number of shares of our common stock that will be authorized under the 2025 Equity Incentive Plan will be 2,000,000 shares of our common stock, reduced by the number of share underlying any awards granted under the 2020 Plan between May 30, 2025 and the date of the Annual Meeting (the “Absolute Share Limit”). If the 2025 Equity Incentive Plan becomes effective, the Company shall not grant any further awards under the 2020 Plan. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. Shares of our common stock issued under any plan assumed by the Company in any corporate transaction will not count against the Absolute Share

40 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
Limit, nor will any awards granted in substitution for outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines.
If any award expires, is forfeited, canceled or otherwise terminated without the issuance of shares of our common stock, or is otherwise settled for cash, the shares subject to that award, to the extent of the forfeiture, cancellation, expiration, termination or settlement for cash, will again be available for granting of awards under the 2025 Equity Incentive Plan. However, any shares (i) withheld or tendered in payment of an applicable exercise price, grant price, strike price, or taxes relating to any award, or (ii) repurchased by the Company using proceeds from exercise of a stock option, shall be deemed to constitute shares issued to the applicable participant and will not be again available for awards under the 2025 Equity Incentive Plan. In addition, the gross number of shares underlying a stock-settled stock appreciation right shall reduce the Absolute Share Limit when such stock appreciation right is settled in shares.
As of May 30, 2025, the fair market value of a share of our common stock was $68.31.
Director Award Limits
The aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year under the 2025 Equity Incentive Plan, when combined with any cash fees received during such calendar year, in each case as compensation for services as a non-employee director, shall not exceed $950,000 in the aggregate.
Minimum Vesting Requirement
Awards granted under the 2025 Equity Incentive Plan shall vest no earlier than the first anniversary of the date the award is granted (excluding, for this purpose, any awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (but not less than 50 weeks)); provided that the Compensation Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the Absolute Share Limit (as may be adjusted under the 2025 Equity Incentive Plan).
Dividends and Dividend Equivalents
The Compensation Committee in its sole discretion may provide as part of an award rights to dividends or dividend equivalents, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion. Notwithstanding the generality of the foregoing, if any dividends or dividend equivalents are issued in respect of awards granted under the 2025 Equity Incentive Plan, such dividends or dividend equivalents will be unvested and shall only become vested or payable if the underlying award vests and is paid and, if such award is forfeited, the participant shall have no right to such dividends or dividend equivalents.
Discretion to Accelerate
The Compensation Committee shall have the discretion to provide for accelerated exercisability or vesting of any award, including, but not limited to, cases of retirement, death, disability or a change of control or otherwise.
Substitute Awards
The Compensation Committee may grant awards under the 2025 Equity Incentive Plan in assumption of or in substitution for awards granted by an entity that is acquired by the Company or that combines with the Company.
Types of Awards
The 2025 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. The Compensation Committee may condition the grant of any award under the 2025 Equity Incentive Plan, or the vesting or exercisability of any such award, on one or more conditions as the Compensation Committee determines (including, without limitation, a requirement that a participant provide continuous services to the Company and its affiliates for a specified period of time and/or that certain subjective or objective performance goals are satisfied). The principal terms and features of the various forms of awards are set forth below:
Stock Options. Stock options entitle the participant to purchase shares of our common stock at a price not less than the fair market value per share on the grant date. Stock options may be incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options. The Compensation Committee may establish procedures through which the exercise price is payable in cash or by cash equivalent, by a cashless broker-assisted exercise, by the transfer to the Company of shares of our common stock owned by the participant, by the Company withholding shares of our common stock otherwise deliverable to the participant upon the exercise of the stock option, by a

Proxy Statement for the 2025 Annual Meeting of Stockholders / 41

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
combination of the foregoing payment methods, or by any other method that the Compensation Committee may approve. No stock option will be exercisable more than 10 years after the grant date. No dividends or dividend equivalents will accrue or be credited with respect to stock options.
Stock Appreciation Rights. A stock appreciation right is a right to receive from the Company an amount equal to the fair market value of the underlying share on the date of exercise less the grant price (or strike price) of the stock appreciation right. The amount payable by the Company upon the exercise of a stock appreciation right may be paid in cash, shares of our common stock, other property or any combination thereof.
Stock appreciation rights can be tandem (i.e., granted with stock options to provide an alternative to the exercise of the option rights) or freestanding. Tandem appreciation rights may only be exercised at a time when the related option right is exercisable and require that the related stock option be surrendered for cancellation. No stock appreciation right will be exercisable more than 10 years after the grant date. No dividends or dividend equivalents will accrue or be credited with respect to stock appreciation rights.
Restricted Stock. A grant of restricted stock constitutes an immediate transfer to the participant of the ownership of shares of our common stock. Restricted stock generally entitles the holder to voting and dividend rights. However, these rights are generally subject to satisfaction of the same vesting conditions as the underlying restricted stock. While restricted stock remains unvested, the transferability of the restricted stock may be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee on the grant date.
Restricted Stock Units. A grant of restricted stock units constitutes an unfunded and unsecured promise to deliver shares of our common stock, cash, other securities, or other property, subject to any vesting restrictions established by the Compensation Committee at the time of grant. Unless otherwise determined by the Compensation Committee in an award agreement, restricted stock units do not entitle the holder to any rights or privileges as a stockholder (e.g., voting or dividend rights with respect to the underlying shares of common stock).
Other Stock-Based Awards. The Compensation Committee may grant to any participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock. These awards may include, without limitation, deferred stock units and other phantom awards.
Adjustments
In the event of any corporate transaction or event involving the Company or any of its affiliates, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, amalgamation, or similar corporate event or transaction (including, without limitation, a “change of control”), that the Compensation Committee determines, in its sole discretion, could result in dilution or enlargement of the rights intended to be granted to, or available for, participants, the Compensation Committee shall substitute or adjust, as it deems equitable in its sole discretion: (i) the number and kind of shares or other property that may be issued under the 2025 Equity Incentive Plan (including the Absolute Share Limit) or under particular forms of awards, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise price, grant price, strike price or purchase price applicable to outstanding awards, (iv) the annual director award limit, and/or (v) other value determinations applicable to the 2025 Equity Incentive Plan or outstanding awards.
Change of Control
Upon the occurrence of a “change of control” (as defined in the 2025 Equity Incentive Plan), unless otherwise stated in an award agreement or an applicable employment agreement the Compensation Committee shall make one or more of the following adjustments to the terms and conditions of outstanding awards:
(i)
continuation or assumption of such outstanding awards by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; or

(ii)
substitution by the surviving company or corporation or its parent of awards with substantially the same value (as determined by the Compensation Committee in its sole discretion, and which may be based on the intrinsic (or “spread”) value in the case of options and stock appreciation rights) and vesting terms for such outstanding awards.

However, any options and stock appreciation rights with an exercise price, grant price, or strike price as applicable that is equal to or greater than the per-share value to be paid in the transaction to the holders of the Company’s common shares (or, if no such

42 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
consideration is paid, the fair market value of a share at the time of such transaction) shall be canceled for no consideration.
In addition, except as otherwise provided in an applicable employment agreement or award agreement, any unvested portion of such continued, assumed, or substituted awards shall vest in full upon a participant’s termination without “cause” (as defined in the 2025 Equity Incentive Plan) that occurs within 12 months following the consummation of the “change of control” transaction, with any applicable performance metrics deemed achieved at a level established by the Compensation Committee in its sole discretion prior to such consummation.
Non-Transferability of Awards
Unless otherwise determined by the Compensation Committee, awards under the 2025 Equity Incentive Plan are generally not assignable or transferable by participants except in the event of death, subject to the applicable laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the participant’s heirs, legatees, personal representatives or distributees, subject to the Compensation Committee’s being furnished with a written notice of such transfer and a copy of evidence deemed necessary by the Compensation Committee to establish the validity of such transfer.
Clawback/Repayment
All awards are subject to any applicable share trading policies and other policies that may be approved or implemented by the Board or the Compensation Committee from time to time, whether approved before or after the effective date of the 2025 Equity Incentive Plan. All awards and amounts payable under the 2025 Equity Incentive Plan are additionally subject to the terms of any applicable clawback policies approved by the Board or Compensation Committee, as in effect from time to time (including the Executive Compensation Recoupment Policy), whether approved before or after the date of grant of an award. To the extent permitted by applicable law, all amounts payable under the 2025 Equity Incentive Plan are subject to offset if a participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable clawback policy. In the event of a clawback, recoupment or forfeiture event under an applicable clawback policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the 2025 Equity Incentive Plan, and the Company shall be entitled to recover from the participant the amount specified under the clawback policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under the 2025 Equity Incentive Plan).
See Compensation Discussion and Analysis – Other Components of Compensation – Executive Compensation Recoupment Policy, for additional information regarding the Company’s Executive Compensation Recoupment Policy, which applies to both time-based and performance-based equity awards.
Detrimental Activity
If a participant has engaged in any “detrimental activity,” as defined in the 2025 Equity Incentive Plan, as determined by the Compensation Committee, the Compensation Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards (including both time-based and performance-based equity awards); or (ii) forfeiture and repayment to the Company on any gain realized on the vesting, exercise, or settlement of any awards previously granted to such participant (including both time-based and performance-based equity awards).
Amendment and Termination
The Compensation Committee may at any time amend, alter, suspend, discontinue or terminate the 2025 Equity Incentive Plan, in whole or in part, or any award granted thereunder. Except as necessary to comply with applicable law, no amendment may materially diminish the rights of any participant with respect to an outstanding award without his or her consent.
In addition, except in connection with certain corporate transactions or a “change of control,” the Compensation Committee may not alter the 2025 Equity Incentive Plan without stockholder approval if: (i) the approval is necessary to comply with applicable law; (ii) the action increases the shares of our common stock available for issuance under the 2025 Equity Incentive Plan; (iii) the action materially increases certain benefits under the 2025 Equity Incentive Plan or changes its eligibility requirements; or (iv) the action (x) reduces the exercise price of outstanding stock options or grant price/strike price of outstanding stock appreciation rights, (y) cancels outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price or grant price/strike price, as applicable,

Proxy Statement for the 2025 Annual Meeting of Stockholders / 43

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
that is less than the exercise price of the original stock options or grant price/strike price of the original stock appreciation rights, as applicable, in each case with greater intrinsic value (if any) than the canceled option or stock appreciation right, or (z) results in a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our common stock is listed or quoted.
No grant will be made under the 2025 Equity Incentive Plan after the date immediately preceding the tenth anniversary of the effective date of the 2025 Equity Incentive Plan, but all grants made on or prior to that date (or the earlier termination thereof) will continue in effect subject to the terms of the applicable award agreement and the 2025 Equity Incentive Plan.
Material U.S. Federal Income Tax Consequences Related to Awards Granted under the 2025 Equity Incentive Plan
The following is a brief summary of certain material U.S. federal income tax consequences related to awards under the 2025 Equity Incentive Plan. This summary is not intended to be complete and does not purport to cover federal employment tax or other federal tax consequences, or any state, local, or non-U.S. taxes.
Tax Consequences to Participants
Incentive Stock Options. No income generally will be recognized by a participant upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of our common stock are issued to the participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of our common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Non-Qualified Stock Options. In general, no income will be recognized by a participant at the time a non-qualified stock option is granted. Upon exercise of a non-qualified stock option, ordinary income will be recognized by the participant in an amount equal to the difference between the exercise price and the fair market value of the shares, on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the market value of any unrestricted shares of our common stock received on the exercise.
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of grant of the shares will have taxable ordinary income on the date of grant of the shares equal to the excess of the market value of such shares (determined without regard to any such restrictions) over the purchase price, if any, of such restricted stock.
Restricted Stock Units. A participant does not recognize taxable income at the time a restricted stock unit is granted. When the restricted stock unit vests and is settled for cash or shares of our common stock, the participant generally will be required to recognize ordinary income equal to the fair market value of the shares (or the amount of cash received) on the date of vesting. Any gain or loss recognized upon a subsequent sale or exchange of any shares received in settlement of a restricted stock unit will generally be treated as a capital gain or loss to the participant.
Tax Consequences to the Company
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will generally be entitled to a corresponding deduction, subject to applicable limitations under the Code (including Section 162(m) of the Code). Section 162(m) of the Code generally places a

44 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
$1 million annual deduction limit on compensation paid to “covered employees”. The Company is not entitled to a corresponding deduction where a participant recognizes capital gain (or loss) in the circumstances described above.
Section 409A of the Code
Certain types of awards under the 2025 Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2025 Equity Incentive Plan and awards granted under the 2025 Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Compensation Committee, the 2025 Equity Incentive
Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
New Plan Benefits
Because benefits under the 2025 Equity Incentive Plan are at the discretion of the Compensation Committee, it is not possible to determine the value of benefits that will be received by participants in the 2025 Equity Incentive Plan with respect to any awards made in the future. Benefits under the 2025 Equity Incentive Plan, however, will be subject in any event to the limits described under “– Director Award Limits” above.
Vote Required for Approval
Approval of the 2025 Equity Incentive Plan requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter. In accordance with NYSE rules, abstentions will be treated as a vote against approval of the 2025 Equity Incentive Plan. Assuming a valid quorum is otherwise established, broker non-votes will have no effect on the outcome of any vote on the proposal to approve the 2025 Equity Incentive Plan.

✓	The Board recommends that stockholders vote FOR approval of the 2025 Equity Incentive Plan.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 45

Proposal No. 3 – Approval of the Company’s 2025 Equity Incentive Plan
EQUITY COMPENSATION PLAN INFORMATION
The following sets forth information with respect to the equity compensation plans available to employees and directors of the Company at December 31, 2024:
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders (2)	91,402	$91.90	598,842
Equity compensation plans not approved by security holders	—	—	—
Total	91,402	$91.90	598,842

(1)
The amounts shown in column (a) of the above table do not include 371,955 outstanding Common Shares (all of which are restricted and subject to vesting requirements) that were granted under the Company’s 2020 Equity Incentive Plan as further described in Note 12 – Stock-Based Compensation Plans in the Notes to Consolidated Financial Statements under Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(2)
Reflects stock option grants under the Company’s 2020 Equity Incentive Plan and the 2010 Incentive Plan. Following adoption of the 2020 Equity Incentive Plan by our stockholders, grants are no longer made under the 2010 Incentive Plan.

46 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Proposal No. 4 – Ratification of the Appointment of KPMG LLP
as the Company’s Independent Registered Public Accounting Firm for Fiscal 2025
The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal 2025. SEC regulations and the NYSE corporate governance standards require that the Company’s independent registered public accounting firm be engaged, retained and supervised by the Audit Committee. Although approval or ratification by stockholders of such engagement is not required, the Company is seeking the stockholders’
ratification of the Audit Committee’s selection of KPMG because we believe that allowing stockholders to express their view on the matter is good corporate governance. Any failure of the stockholders to ratify the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm would be considered by the Audit Committee in determining whether to engage KPMG.

✓	The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2025.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. As described above, the Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for fiscal 2025.
A representative of KPMG may be present at the Annual Meeting and, if present, will be given the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

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Proposal No. 4 – Ratification of the Appointment of KPMG LLP as the
Company’s Independent Registered Public Accounting Firm for Fiscal 2025
INDEPENDENT REGISTERED ACCOUNTING FIRM FEES
The following table presents fees incurred for professional services rendered by the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2024 and December 31, 2023.

	December 31,
	2024	2023
Audit Fees(1)	$2,652,794	$2,984,840
Audit-Related Fees(2)(3)	2,332,726	384,179
Tax Fees	–	–
All Other Fees	36,300	–
Total Fees	$5,021,820	$3,369,019

(1)
Includes fees and expenses primarily for the audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal control over financial reporting, and the reviews of the Company’s consolidated financial statements included in the Forms 10-Q, as well as comfort letters and consents.

(2)
Includes fees for the audits of certain joint ventures and wholly owned subsidiaries of the Company.

(3)
2024 audit-related fees include fees and expenses of KPMG for work related to the spinoff of Seaport Entertainment.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s policy is to require the pre-approval of all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules) to assure that the provision of such services does not impair the firm’s independence. All audit and non-audit services were pre-approved by our Audit Committee in accordance with the pre-approval requirements set forth in its charter.

48 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Audit Committee Report
The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee in SEC rules and the NYSE listing standards) and assists the Board in a number of duties. These duties include oversight of the following matters: the integrity of the Company’s financial statements; compliance with certain legal and regulatory requirements; the performance of the internal audit function; and the financial reporting process. In addition, the Audit Committee is directly responsible for the appointment, compensation (including negotiation and approval of the audit fee), retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee appointed KPMG LLP (“KPMG”) as its independent registered public accounting firm for fiscal 2025. The Audit Committee operates pursuant to a written charter adopted by the Board and reviewed annually by the Audit Committee. A copy of the charter is available on our website at www.howardhughes.com under the “Investors” tab. The Audit Committee has the resources and authority it deems appropriate to discharge its responsibilities.
The Audit Committee has engaged KPMG to serve as the Company’s independent accounting firm since 2022. In accordance with SEC rules, the lead audit partner on the Company engagement serves no more than five consecutive years in that role. The current lead partner was appointed in 2022. The Audit Committee and management have direct input into the selection of the lead audit partner. The Audit Committee periodically considers whether the annual audit of the Company’s financial statements should be conducted by another firm.
In determining whether to reappoint KPMG as the Company’s independent registered public accounting firm for 2025, subject to stockholder ratification, the Audit Committee took into consideration a number of factors. These factors included:
■
the length of time the firm has been engaged by the Company;

■
KPMG’s familiarity with the Company’s operations and industry, accounting policies, financial reporting process, and internal control over financial reporting;

■
KPMG’s skills, expertise and independence;

■
the quality of the Audit Committee’s ongoing discussions with KPMG;

■
a review of external data related to KPMG’s legal risks and proceedings, audit quality and recent public portions of Public Company Accounting Oversight Board (United States) (the “PCAOB”) reports;

■
an assessment of the professional qualifications of KPMG, the performance of the lead audit partner and the other professionals on the Company account;

■
the reasonableness of KPMG’s fees for the services provided to the Company;

■
management’s relationship with KPMG and its assessment of KPMG’s performance; and

■
the impact of changing auditors, including the significant time requirement that could distract from management’s focus on reporting and internal controls.

Based on this evaluation, the Audit Committee believes that it is in the best interest of the Company and our stockholders to retain KPMG as our independent registered public accounting firm for fiscal 2025.
Each member of the Audit Committee is considered financially literate, as defined by the NYSE, and is an independent director in accordance with applicable regulations of the SEC and NYSE. The Board previously determined that Mr. Shepsman (former managing partner of Kenneth Leventhal and Company and of Ernst & Young’s Real Estate Practice) and Mr. Williams (former CFO for the District of Columbia, former CFO for the U.S. Department of Agriculture, and former Deputy State Comptroller of Connecticut) are each an “audit committee financial expert” for purposes of SEC rules; however, Mr. Shepsman is not standing for re-election at the 2026 Annual Meeting, and Mr. Williams ceased to be a member of the Audit Committee as of June 4, 2025. If elected, Ms. Panuccio is expected to be appointed to the Audit Committee and is anticipated to qualify as an “audit committee financial expert” as defined under applicable SEC rules.
Management is responsible for the Company’s system of internal control over financial reporting and for

Proxy Statement for the 2025 Annual Meeting of Stockholders / 49

Audit Committee Report
preparing its consolidated financial statements. KPMG was responsible for performing independent audits of the Company’s internal control over financial reporting as of December 31, 2024 and its consolidated financial statements as of December 31, 2024 and for the year then ended, both in accordance with the standards of the PCAOB, and to issue reports thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.
The Audit Committee reviewed and discussed with both management and KPMG the results of the independent audits of the Company’s internal control over financial reporting as of December 31, 2024 and its consolidated financial statements as of December 31, 2024 and for the year ended prior to their issuance. During 2024, management advised the Audit Committee that the set of financial statements had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure matters with the Audit Committee. This included discussion with KPMG of matters required to be discussed by Statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB and SEC Regulation S-X Rule 2-07, Communication with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from KPMG required by the applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
Taking all of these reviews and discussions into account, all of the Audit Committee members listed below recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
Members of the Audit Committee
Steven Shepsman, Chair
David Eun
Beth Kaplan
Jean-Baptiste Wautier

50 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Officers
The following table sets forth certain information with respect to the Company’s current executive officers:
WILLIAM ACKMAN EXECUTIVE CHAIRMAN Age 59
Background
Bill Ackman has served as Executive Chairman of the Board since May 2025, and previously served as Chairman of the Board from November 2010 to May 2024. Mr. Ackman has served as the Chief Executive Officer of Pershing Square Capital Management, L.P. since its inception in 2003, and as Chairman of the board of directors of Pershing Square Holdco GP, LLC since June 2024. Mr. Ackman also serves as Chairman and Chief Executive Officer of Pershing Square SPARC Holdings, Ltd. He is co-trustee of The Pershing Square Foundation, part of Pershing Square Philanthropies, which he founded in 2006 to bet on innovative leaders solving humanity’s big societal, environmental, and health challenges. Mr. Ackman previously served as Chief Executive Officer and Chairman of Pershing Square Tontine Holdings, Ltd and as a member of the board of directors of Universal Music Group N.V. Prior to founding Pershing Square, Mr. Ackman co-founded and co-managed Gotham Partners, an investment adviser that managed public and private equity hedge fund portfolios, until 2003. Prior to forming Gotham Partners, Mr. Ackman was a principal with Ackman Brothers & Singer, Inc., now known as the Ackman Ziff Real Estate Group, where he arranged and structured equity and debt financing for real estate investors and developers. Mr. Ackman received a Master in Business Administration from the Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.
DAVID O’REILLY CHIEF EXECUTIVE OFFICER AND DIRECTOR Age 51
Background
David O’Reilly is the Chief Executive Officer of the Company, responsible for driving the sustainable growth of the company’s assets and unlocking meaningful long-term value across the Company’s portfolio. He served as the Company’s Chief Financial Officer from October 2016 to April 2021 and its President from June 2020 to November 2020. Mr. O’Reilly was appointed Interim Chief Executive Officer in September 2020, was officially promoted to Chief Executive Officer and has served as a director on our Board in December 2020. As Chief Executive Officer, he is responsible for managing our business operations and overseeing the senior members of our management team. Prior to joining the Company, Mr. O’Reilly served as Executive Vice President and Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties, from November 2011 through October 2014, and was appointed interim Chief Financial Officer in May 2012 until he was appointed Chief Financial Officer in August 2012. Previously, Mr. O’Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and various transactions involving commercial mortgage-backed securities. Mr. O’Reilly currently serves as an independent trustee of Kite Realty Group Trust, a publicly traded REIT, since 2013.
Mr. O’Reilly earned a B.S. in Civil Engineering from Tufts University and his M.B.A. from Columbia University.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 51

Executive Officers
RYAN ISRAEL CHIEF INVESTMENT OFFICER AND DIRECTOR Age 40
Background
Ryan Israel has served as a member of our Board and as Chief Investment Officer since May 2025. Mr. Israel joined the Pershing Square investment team in 2009 and has served as Chief Investment Officer of Pershing Square since August 2022. He has also served as a member of the board of directors Pershing Square Holdco GP, LLC since June 2024. Mr. Israel served as a director of Element Solutions Inc. from October 2013 through January 2019. Mr. Israel was previously an analyst at Goldman Sachs in the Technology, Media and Telecom group. Mr. Israel received his Bachelor of Science from the Wharton School at the University of Pennsylvania, where he graduated summa cum laude and beta gamma sigma in 2007.
CARLOS OLEA CHIEF FINANCIAL OFFICER Age 47
Background
Carlos Olea is the Chief Financial Officer of the Company. He is responsible for overseeing the Company’s investment, accounting and financial strategy, and working with the executive team to unlock meaningful long-term value across the Company’s portfolio.
Mr. Olea has served in his current role since January 2022. He has been with the Company since 2017 and served as the company’s Chief Accounting Officer from 2019 until 2022, overseeing the financial accounting strategy for the nation’s largest portfolio of MPCs during a time of outstanding growth. Prior to joining the Company, Mr. Olea served as Chief Accounting Officer at Carr Properties, a Washington, D.C.-based owner-operator and developer. Previously, he was a Senior Manager with the Advisory Services practice of Ernst and Young and a Director of Technical Accounting and Financial Reporting with AvalonBay Communities in Arlington, Virginia.
Mr. Olea has a Master’s in Real Estate degree with a concentration in finance from Georgetown University, and a B.S. in Accounting and Finance from ITESM, in Mexico.

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Executive Officers
JOE VALANE GENERAL COUNSEL & SECRETARY Age 39
Background
Joe Valane joined the Company in March 2024 and serves as General Counsel and Secretary. Mr. Valane is responsible for overseeing all legal matters for the Company. Prior to joining the Company, Mr. Valane was General Counsel of Revantage and Shopcore, two Blackstone portfolio companies. In that role, Mr. Valane oversaw large teams responsible for providing legal support across Blackstone’s U.S. real estate portfolio, including retail, multifamily, office, logistics, and hospitality asset classes. Previously, Mr. Valane was a Partner at Kleinbard LLC, where he advised a diverse portfolio of corporate clients in equity finance and investment structuring, mergers and acquisitions, and general corporate counseling. Prior to that, Mr. Valane served as a corporate associate at Morgan, Lewis & Bockius LLP, where he focused on mergers and acquisitions and securities (including public and private equity and debt offerings) to a portfolio of clients including Fortune 500 companies, investment banks, and emerging market companies. Mr. Valane brings expertise in navigating complex legal and business challenges, building and managing high-performing teams, and implementing legal technology.
Mr. Valane received his J.D. from New York University School of Law, and his B.A. in International Affairs from George Washington University, where he graduated summa cum laude and was elected Phi Beta Kappa.
JIM CARMAN PRESIDENT, HOUSTON REGION Age 47
Background
Jim Carman serves as President, Houston Region. Previously, he served as Senior Vice President of MPC Commercial Development. He joined the Company in August 2012 to oversee vertical development on projects located within The Woodlands and Bridgeland, both master planned communities in the Houston area. Mr. Carman was responsible for leading multiple teams in the development of the first phase of Hughes Landing, Houston’s premier mixed-use urban center on Lake Woodlands, taking the 66-acre project from conception to completion within three years.
Prior to joining the Company, Mr. Carman worked on mixed-use developments in Las Vegas, including Tivoli Village at Queensridge as well as projects located within the 70-acre Hughes Center. Previously, Mr. Carman served as Project Manager for the Ritz- Carlton, Grand Cayman, a $500 million resort complex consisting of seven restaurants, 365 keys, 85 luxury condominiums, and a golf course designed by Greg Norman. Before moving overseas to manage the Ritz- Carlton project, he worked with The Haskell Company, a design-build contractor based in Jacksonville, Florida. Mr. Carman was part of the joint-venture team that constructed the Adrienne Arsht Center for the Performing Arts, a $370 million performance complex in the heart of downtown Miami.
Mr. Carman earned a B.S. in Civil Engineering as well as a Master of Engineering in Construction from Texas A&M University.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 53

Executive Officers
DOUG JOHNSTONE PRESIDENT, HAWAII REGION & NATIONAL CONDOMINIUM DEVELOPMENT Age 42
Background
Doug Johnstone serves as President of the Hawaii Region & National Condominium Development for the Company, where he oversees asset management, financing, and redevelopment initiatives and all condominiums across the Company’s regions. Mr. Johnstone has spearheaded the growth and development of the 60-acre master planned community, Ward Village, situated in the heart of Honolulu. Under his leadership, this award-winning neighborhood is poised to introduce nearly one million square feet of vibrant retail experiences and thousands of new homes.
Prior to his current role, Mr. Johnstone managed value-add redevelopment efforts within the commercial real estate portfolio of Kamehameha Schools. Before that, he held the position of Vice President at the Los Angeles firm Cyburt Hall Partners, where he specialized in opportunistic investments and developments in collaboration with institutional joint venture partners.
Born and raised in Honolulu, Mr. Johnstone attended Punahou School and Stanford University, where he obtained a bachelor’s degree in economics with Honors. In addition to overseeing his company’s local charitable partnerships, he is a member of the Hawaii Business Roundtable, Young Presidents’ Organization, Omidyar Fellows, and serves on the board of directors for NAIOP Hawaii and Aloha United Way.
CHARLEY FREERICKS PRESIDENT, PHOENIX REGION Age 67
Background
Charley Freericks serves as President of the Phoenix Region, where he is responsible for leading the residential and commercial development, leasing, and operations of Teravalis, the Company’s new 37,000-acre master planned community located in the Phoenix West Valley. Mr. Freericks joined the Company in his current role in August 2024.
Mr. Freericks has more than 40 years of experience in large-scale community development throughout Arizona. Prior to joining Howard Hughes, Mr. Freericks served as Senior Vice President at Catellus Development Corporation, the master developer of the Novus Innovation Corridor, a 355-acre redevelopment of Arizona State University’s Athletic Facilities District. Before that, he served as an executive at DMB Associates, the Scottsdale-based developer of large-scale, best-in-class planned communities and mixed-use commercial properties.
Mr. Freericks graduated with a bachelor’s degree in general business and an MBA from Arizona State University.

54 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Officers
KRISTI SMITH PRESIDENT, COLUMBIA Age 43
Background
Kristi Smith serves as President of the Maryland Region for Howard Hughes, leading the growth and success of the 14-million-square-foot, mixed-use development plan for Downtown Columbia, and the Company’s efforts to transform the city’s urban core.
Prior to joining Howard Hughes in 2023, Ms. Smith served as Executive Vice President in charge of Development for JBG SMITH, a publicly traded, multifamily and office real estate investment trust in the Washington, D.C. market. She oversaw the company’s mixed-use multifamily and commercial projects in top submarkets, including the development of Amazon’s HQ2 in Arlington, VA. Previously, she was an Investment Associate with CIM Group and a Development Executive at Clark Realty Capital.
A founding member and co-chair of the JBG SMITH’s Women’s Initiative, Ms. Smith remains dedicated to the advancement of women and overall inclusivity in the workplace. She also serves on the Board of Directors for NAIOP DC | MD.
Ms. Smith holds a B.S. in Commerce from the University of Virginia, and an MBA from Northwestern University’s Kellogg School of Management.
JOSE BUSTAMANTE PRESIDENT, NEVADA Age 51
Background
Jose Bustamante serves as President, Nevada. Mr. Bustamante joined the Company in his current role in November 2024, and he oversees all development efforts and functions for the Summerlin master planned community in Las Vegas. Mr. Bustamante has over two decades of experience and a strong track record of leading and growing high-performing real estate organizations in the investment and development of large-scale commercial and mixed-use communities. Prior to joining the Company, Mr. Bustamante served as Senior Vice President and Partner at Lincoln Property Company, driving the master planning, development, and stabilization of multifamily, office, life science, and retail properties across Northern California. Before entering the real estate industry in 2005, Jose honorably served as a United States Army Military Intelligence Officer, leading mission-critical operations around the world.
Mr. Bustamante earned a Bachelor of Science in Law & Legal Studies from the United States Military Academy at West Point and a Master of Science in Real Estate Development from Columbia University in New York.

Proxy Statement for the 2025 Annual Meeting of Stockholders / 55

Executive Officers
ELENA VERBINSKAYA CHIEF ACCOUNTING OFFICER Age 47
Background
Elena Verbinskaya is Chief Accounting Officer for Howard Hughes, responsible for overseeing accounting, financial reporting, treasury, and tax.
Prior to joining Howard Hughes in 2023, Ms. Verbinskaya served as Vice President of Financial Reporting and Accounting Integration at IPSCO Tubulars Inc., a North American division of TMK Group. She also held the position of Chief Accounting Officer at TMK Group, one of the world’s leading producers and suppliers of steel pipe for the oil and gas industry. Ms. Verbinskaya joined Howard Hughes with more than 20 years of accounting experience.
Ms. Verbinskaya holds a masters degree in accounting, analysis and audit from Far Eastern State University. She is also a CPA (Certified Public Accountant, United States of America) and FCCA (Fellow Member of the Association of Chartered Certified Accountants, United Kingdom).
ANDREW DAVIS EXECUTIVE VICE PRESIDENT, INVESTMENTS AND OPERATIONS Age 43
Background
Andrew Davis serves as Executive Vice President, Investments and Operations for the Company, and is responsible for overseeing investment, capital markets, and other strategic activity for the company. Mr. Davis also oversees financial planning and is a voting member of the company’s Capital Allocation Committee.
Prior to joining Howard Hughes as an analyst in 2011, Andrew held various positions focused on the monetization of non-performing real estate loans and evaluating venture investments.
Andrew holds a BS from The George Washington University and an MBA from Southern Methodist University.

56 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Compensation Discussion and Analysis
EXECUTIVE COMPENSATION
This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the Named Executive Officers, or NEOs, include each of the executive officers listed below for fiscal 2024.
Named Executive Officer	Position
David O’Reilly	Chief Executive Officer (“CEO”)
L. Jay Cross+	Former President
Carlos A. Olea	Chief Financial Officer (“CFO”)
Joseph Valane	General Counsel and Secretary
Doug Johnstone	President, Hawaii Region
Anton Nikodemus	CEO, Seaport Entertainment*

+
Mr. Cross ceased to be an executive officer of, and retired from, the Company effective June 30, 2025.

*
Mr. Nikodemus served as CEO of Seaport Entertainment prior to the Spinoff. Mr. Nikodemus ceased to be an employee of the Company upon completion of the Spinoff.

EXECUTIVE SUMMARY
Our success depends, in large part, on our ability to successfully attract, motivate and retain a qualified management team. The executive compensation program designed and implemented by the Compensation Committee is intended to attract, retain and motivate the key people necessary to enable us to maximize operational efficiency and profitability over the long term, while holding employees accountable to the Company’s strategy and values. The Compensation Committee believes that executive compensation should align the interests of our executives and other key employees with those of the Company, including its mission and strategy, and with long-term stockholder value. Our executive compensation program also is designed to differentiate compensation based upon individual contribution, performance, and experience.
In establishing compensation, the Compensation Committee provides our NEOs with a competitive compensation package, using a holistic evaluation of each element of our NEOs’ compensation together with an assessment of each NEO’s ownership position in the Company (inclusive of all types of equity awards). The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not disadvantage the Company in attracting and retaining executives and other key employees, while also managing a competitive compensation expense structure for the Company.
Although the Compensation Committee considers the executive compensation paid by our public company peer group in making compensation decisions, the Compensation Committee also considers the compensation that real estate private equity firms, private real estate development companies and real estate opportunity funds pay their executives. Given the small number of public company peers directly competing with the Company and the nature of the Company’s business, the Compensation Committee believes it is prudent to consider the compensation of both its privately and publicly owned peers when considering and making its compensation decisions.

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Compensation Discussion and Analysis
Financial and Operational Highlights*
The Company delivered another exceptional year in 2024, led by record-setting results in each of the Company’s business segments. This performance was complimented by the successful streamlining and refocusing of the business – most notable with the Spinoff – and the strengthening of the Company’s balance sheet through key financings and innovating financial transactions.
The compensation decisions made for 2024, which are reflected in the compensation tables set forth below, were based in many respects on the Company’s 2024 achievements, many of which are highlighted below. With the consummation in May 2025 of the various transactions with Pershing Square described elsewhere in this proxy statement, we are transitioning from our historical business to become a diversified holding company by acquiring controlling stakes in high-quality, durable growth public and private operating companies while continuing to invest in and grow our core real estate development and MPC business. We thus anticipate that our compensation programs for 2025 and beyond will evolve to reflect these changes.
Full-Year Company Highlights
•
Net income from continuing operations per diluted share of $5.73, up $4.05 per share or 241% year-over-year.

•
Record Master Planned Community (MPC) Earnings Before Taxes (EBT) of $349 million accentuated by all-time high residential land sales revenues and average price per acre.

•
Record Total Operating Assets Net Operating Income (NOI) of $257 million led by strong leasing performance resulting in year-over-year increases of 11% in multifamily and 5% in office.

•
Record condominium revenues of $779 million with the delivery of Victoria Place and strong pre-sales of 394 condominiums from other towers in Hawaii and Texas representing future revenues of $870 million.

•
Closed on $862 million of financings, including $680 million of construction loans for condo projects and $168 million of refinancings, as well as the accelerated collection of $177 million from the sale of existing and future MUD receivables

•
Completed Spinoff on July 31, 2024, providing increased focus on HHH’s real estate operations and MPC development.

•
Continued to maintain a strong liquidity position with $596.1 million of cash and cash equivalents, $1.2 billion of undrawn lender commitments available to be drawn for property development, and limited near-term debt maturities.

Operating Assets
•
Total Operating Assets NOI, including the contribution from unconsolidated ventures, was $257.0 million – a new full-year record representing a $15.7 million or 6% year-over-year increase.

•
Office delivered record NOI in 2024, increasing $6.4 million or 5% year-over-year largely due to strong lease-up activity and abatement expirations in The Woodlands and Summerlin. These increases were partially offset by some tenant vacancies in The Woodlands and Downtown Columbia, as well as initial operating losses at Meridian in Summerlin. In 2024, the Company executed 473,000 square feet of new or expanded office leases including 323,000 square feet in The Woodlands, 91,000 square feet in Downtown Columbia, and 59,000 square feet in Summerlin.

•
Multifamily contributed record NOI and increased 11% year-over-year, predominantly due to strong lease-up at new developments in Downtown Columbia, Summerlin, and Bridgeland, as well as improved overall leasing at HHH’s stabilized properties.

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Compensation Discussion and Analysis
•
Retail NOI was up 8% primarily due to the collection of prior-year reserves for tenants in Ward Village and improved occupancy in the ground floor retail at Juniper and Marlow in Downtown Columbia and Kō’ula in Ward Village.

•
During the year, HHH divested Creekside Medical Plaza in The Woodlands, Lakeland Village Center at Bridgeland, and four non-core ground leases in Houston which resulted in a combined gain on sale of $22.9 million.

MPC
•
MPC EBT totaled a record $349.1 million, representing a 2% increase compared to $341.4 million in the prior year.

•
Record MPC land sales of $453.2 million increased 22% year-over-year, driven by the sale of 445 residential acres at a record average price of $990,000 per acre.

•
In Teravalis, residential land sales commenced in Floreo with the sale of 115 acres to seven homebuilders at an impressive average price of $777,000 per acre. During the year, HHH recognized $4.9 million of equity earnings from Floreo.

•
New homes sold at a robust pace in HHH’s communities during 2024 and totaled 2,234 units, with Summerlin and Bridgeland ranking #5 and #7 in RCLCO’s annual list of top-selling master planned communities, respectively.

Strategic Developments
•
Delivered Victoria Place in the fourth quarter, closing on the sale of all 349 condominium units and generating record annual condominium revenues of $778.6 million with adjusted gross profit of $211.1 million.

•
In Hawaii, HHH contracted to sell 316 condominium units at three towers in pre-sales – The Park Ward Village, Kalae, and The Launiu – representing incremental future revenue of $533.4 million. The majority of these pre-sales occurred at The Launiu, which contracted 283 units during the year. At year end, The Park Ward Village was 97% pre-sold, Kalae was 93% pre-sold, and The Launiu was 58% pre-sold.

•
In Texas, pre-sales at The Ritz Carlton Residences, The Woodlands – a new 111-unit luxury condominium development on the shores of Lake Woodlands – commenced in March. Construction began in early October and 70% of its units representing $336.9 million of future revenue are already pre-sold.

•
In the third quarter, the Company recovered $90.0 million of insurance proceeds related to the settlement of construction defect claims at Waiea in Ward Village – including window remediation expenditures incurred since 2020. During the year, the Company recognized $15.1 million of additional condominium rights and unit cost of sales in conjunction with this project and to settle final costs previously incurred by the Waiea general contractor.

Financing Activity
•
Closed on $862 million of financings, including $680 million of construction loans for condominium projects and $168 million of refinancings – as well as the accelerated collection of $177 million from the sale of existing and future MUD receivables*

*
See Annex A for reconciliations of Non-GAAP measures.

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Compensation Discussion and Analysis
2024 Compensation Highlights
Our 2024 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2024 and executing on other compensation practice initiatives, including as follows:
Compensation Practice	Rationale for Practice
• We generally make annual long-term equity incentive awards, 50% of which are performance-based.	• We tie a significant portion of compensation to long-term performance.
• Majority of annual compensation for our NEOs is tied to incentive compensation.	• Our NEOs have an annual performance-based incentive compensation opportunity that is reviewed each year to ensure alignment with our compensation objectives.
Compensation and Governance Best Practices
The Compensation Committee regularly reviews best practices in governance and executive compensation. The Company’s current best practices and policies include the following:
What We Do
✓	Align Executive Compensation with Company Performance. We tie a majority of executive pay to fully at risk, performance-based cash awards and long-term equity awards.
✓
Apply Multi-Year Vesting to Equity Incentive Awards.
Under our long-term equity incentive program, time-based awards generally vest ratably over three years following the date of grant and performance-based awards generally vest at the end of three years, subject to the satisfaction of performance thresholds.

✓
Provide Double-Trigger Severance Benefits.
In the event of a change in control, equity award vesting is provided to our NEOs only in the event of a qualifying termination following the change in control. Equity awards do not vest solely in connection with a change in control.

✓
Require Clawbacks.
Our Board has adopted an Executive Compensation Recoupment Policy regarding recovery of compensation for fiscal years for which financial results are later restated from executive officers whose fraud or willful misconduct contributed to the need for such restatement. Under the Executive Compensation Recoupment Policy, in such circumstances, our Compensation Committee shall take the actions it considers appropriate, which may include, without limitation, reimbursement of any bonuses paid and recovery of profits received during the applicable period under any equity compensation awards (whether time- or performance-based). In accordance with applicable stock exchange listing requirements, the Executive Compensation Recoupment Policy also requires recoupment of incentive-based compensation received by current or former executive officers in the event that our financial results are later misstated due to material noncompliance with financial reporting requirements, irrespective of any misconduct by, or failure of oversight on the part of, the executive.

✓
Impose Stock Ownership Guidelines.
Our Compensation Committee has adopted stock ownership guidelines for our CEO, President, General Counsel & Secretary, and CFO, which require such executive officers to accumulate and hold a meaningful level of stock in the Company.

✓
Conduct Annual Risk Review.
Our Compensation Committee conducts an annual review of the Company’s compensation programs to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.

✓	Retain an Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to advise on our executive compensation programs.
✓	Provide Limited Perquisites. We provide limited perquisites to our NEOs.
✓	Offer Broad-Based Benefits. Our NEOs are eligible for the same health and retirement benefits as other full-time employees.
✓	Use Peer Group Evaluation. We evaluate our compensation peer groups annually to align with investor expectations and changes in the Company’s business.
✓	Conduct an Annual Say-on-Pay Vote. We conduct an annual say-on-pay vote to better understand investor sentiment toward our executive compensation program.

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Compensation Discussion and Analysis
What We Don’t Do
No Excise Tax Gross-Ups. Our executive employment agreements do not provide excise tax gross-up payments to executive officers.
No Supplemental Retirement Benefits. We do not provide supplemental executive officer retirement benefits.
No Hedging or Pledging. We do not permit hedging or pledging of equity by our executive officers.
No Repricing. Our equity plan prohibits repricing or the buyout of underwater stock options without stockholder approval.
No Discount Options. Our equity plan prohibits granting stock options with a grant price less than the fair market value of our common stock on the date of the grant.
Compensation Philosophy and Objectives
We Strive to Attract, Incentivize and Retain Talented Individuals.	We pay competitively.

It is imperative that we attract, incentivize and retain individuals in executive positions whose skills, business experience and acumen are critical to the current and long-term success of the Company.

We pay competitively to provide a target compensation opportunity that will attract, motivate and retain our talented core of executives who drive our success. The compensation program is designed to give the Company a competitive advantage relative to the compensation provided by peer group companies with which we compete for qualified executive talent. The Compensation Committee also seeks to retain executives through the phases of the cycle of the real estate market by keeping compensation competitive during times of growth as well as contraction, reflecting the long-term nature of successful real estate development businesses.
While peer group companies and competitive survey data provide a beginning reference point and inform decisions on the range of compensation opportunities, it is just one of many factors the Compensation Committee considers in setting pay. For example, the Compensation Committee recognizes that talent competitors for our NEOs include high-paying private real estate development companies and high paying private equity firms and real estate opportunity funds, in addition to our more conventional public company peers.
Also, several of our peers are real estate investment trusts (“REITs”) whose operations directly compare to our operating assets segment only and not to our master planned community segment or strategic development segment. Ultimately, the Compensation Committee retains flexibility to adjust executive compensation based on our objectives of building our Company and creating stockholder value.

Retention is a key objective of the compensation program.

Because the implementation of the Company’s business strategy requires long-term commitments on the part of our NEOs, and because competition for top talent is intense in the Company’s industry, retention of our talented core of executives is a key objective of the compensation program.

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Compensation Discussion and Analysis
We Pay for Performance.	We reward attainment of established goals.
We firmly believe that pay should be tied to performance. Superior performance enhances stockholder value and is a fundamental objective of the Company’s compensation program.
The compensation program is designed to reward our NEOs for attaining established goals that require the dedication of their time, effort, skills and business experience to drive the success of the Company and the maximization of stockholder value.

Performance-based annual incentive compensation is a key component of our compensation program.

For fiscal 2024, annual performance is rewarded through annual incentive awards and is based on the Company’s operational performance and financial results and the individual NEO’s contribution to those results. NEO performance is judged against specific, predetermined financial and strategic goals established by the Compensation Committee. In addition, approximately 25% of the annual incentive award is based on a subjective performance evaluation.

We Align Pay to Business Objectives and Long-Term Strategy.	We grant long-term equity incentive awards under our equity incentive program.

The compensation program is designed to reward and motivate our NEOs’ Company-wide performance and, as described below, individual performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of our NEOs should be aligned with those of our stockholders.

We use equity incentive awards as a recruitment and retention incentive and to align the interests of our NEOs with stockholder interests. Performance is a key component of our long-term equity incentive program. Effective January 2025, the Compensation Committee agreed to an increase to Mr. O’Reilly’s Annual LTIP Award (as defined in the O’Reilly Employment Agreement) from $4,000,000 to $4,500,000.
Since March 2023, the Compensation Committee has used net asset value (“NAV”) growth as the sole metric for the performance-based component of our annual long-term equity awards. The Committee believes that NAV growth is a fundamental indicator of the Company’s long-term value appreciation and that its use as a performance metric incentivizes strategic capital allocation, all of which we believe will drive meaningful value for stockholders.

NEO PERSONAL INVESTMENT IN HOWARD HUGHES
Our NEOs have a significant ownership stake in the Company, as described under “Security Ownership of Directors, Executive Officers and Certain Beneficial Holders.” Messrs. O’Reilly, Olea, and Valane are also (and, prior to June 30, 2025, Mr. Cross was) subject to the stock ownership requirements described below under “Other Components of Compensation – Stock Ownership Guidelines” to further encourage the alignment of their interests with our stockholders.
ROLES AND RESPONSIBILITIES
Role of Compensation Committee
The Compensation Committee administers our executive compensation programs. The role of the Compensation Committee is to review and approve the compensation paid to our NEOs and certain other executive officers of the Company, and to review the compensation policies and practices for all of our employees to verify that the policies and practices do not create unreasonable risks for the Company.
In establishing compensation for NEOs, the Compensation Committee considers, among other things, recommendations by our CEO and our compensation consultant, and the compensation of similarly situated executives of peer companies. In addition, the Compensation Committee, with the assistance of management, reviews total compensation paid to certain other executive officers annually, including long-term equity awards.
The Compensation Committee reviews internal evaluations of the NEOs, and certain other executive officers and market data provided by management and its compensation consultant, Meridian Compensation Partners, LLC

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Compensation Discussion and Analysis
(“Meridian”). The Compensation Committee believes that NEO compensation for 2024 reflects an appropriate allocation of compensation between salary, annual incentive compensation and long-term equity compensation.
The Compensation Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates his performance considering those goals and objectives and determines and approves his compensation level based on this evaluation.
Role of Executive Officers
Our CEO makes compensation recommendations for the other NEOs to the Compensation Committee. Additionally, management provides financial and compensation data to the Compensation Committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the Compensation Committee. This data includes:
•
our financial performance for the current year compared to the preceding year;

•
performance evaluations of the NEOs (other than the CEO) including experience, prior performance and anticipated future performance;

•
industry-wide business conditions; and

•
total compensation provided to the NEOs in previous years.

Role of Compensation Consultant
The scope of Meridian’s work included the following items in connection with 2024 compensation:
•
providing the Compensation Committee with relevant market data;

•
updating the Compensation Committee on related trends and developments; and

•
providing input on compensation decisions for the NEOs and other employees;

•
providing input on various compensation matters and policies as requested by the Compensation Committee.

Meridian is independent and provides no services directly to the Company and no conflicts of interest exist between the Company and Meridian.
RISK ASSESSMENT
The Compensation Committee’s annual review and approval of the Company’s compensation strategy includes a review of compensation-related risk. In this regard, the Compensation Committee annually considers the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices give rise to risks that would be reasonably likely to have a material adverse effect on the Company. Based on this review in 2024, the Compensation Committee concluded that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.
MARKET REVIEW AND COMPENSATION PEER GROUP
For 2024 NEO performance, the Compensation Committee compared our executive compensation program with competitive market information regarding salary and incentive awards and programs. The purpose of this analysis is to provide a beginning reference point in evaluating the reasonableness and competitiveness of our executive compensation within the real estate development and operating industry and to ensure that our compensation program is generally comparable to companies of similar size and scope of operations.
Market pay levels are obtained from various sources, including published compensation surveys and information taken from SEC filings of 15 public companies recommended and benchmarked by Meridian and reviewed by the

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Compensation Discussion and Analysis
Compensation Committee. The Compensation Committee may also consider compensation paid at private real estate and investment companies and larger real estate companies as additional context but does not benchmark NEO compensation against them. The following companies constituted the benchmarking peer group analyzed by Meridian and provided to the Compensation Committee for purposes of its review and consideration of the 2024 compensation decisions approved for our NEOs:
Peer Group
• Beazer Homes USA, Inc.	• Federal Realty Investment Trust	• Mid-America Apartment Communities, Inc.
• Camden Property Trust	• Highwoods Properties, Inc.	• Tri Pointe Homes, Inc.
• Douglas Emmett, Inc.	• Hudson Pacific Properties, Inc.	• Regency Centers Corporation
• Brixmor Property Group Inc.	• Kilroy Realty Corporation	• Toll Brothers, Inc.
• Cousins Properties Incorporated	• Meritage Homes Corporation	• UDR, Inc.
The peer group consists of the same companies reviewed in 2023.
EMPLOYMENT AGREEMENTS
Each of Messrs. O’Reilly, Olea, and Valane have employment agreements with the Company. Mr. Cross also had such an agreement prior to retiring from the Company on June 30, 2025. These agreements provide for a minimum annual base salary, target annual incentive compensation under plans approved by the Compensation Committee, as well as severance and other benefits. The Compensation Committee approved the terms of the employment agreements based upon (a) its assessment of the terms necessary to retain highly qualified executives, and (b) arm’s-length negotiations with each of these executives. For a description of the material terms of these employment agreements and employment arrangements, see “Executive Compensation – Employment Agreements and Arrangements with the NEOs.”
Mr. Johnstone commenced his employment with the Company in November 2012. Mr. Johnstone served as the Company’s President, Hawaii Region from January 2020 to June 2025, and has served as President, Hawaii Region & National Condominium Development since July 2025. Mr. Johnstone is employed on an at-will basis.
Key Elements of Executive Compensation Program
The following table outlines certain information regarding the key elements of our executive program:
Element	Form	Objectives and Basis
Base Salary	Cash	• Attract and retain highly qualified executives to drive our success
Annual Incentive	Cash	• Drive Company and segment results
Compensation
•
Actual payout determined by the Compensation Committee based on the achievement of specific financial and operational goals and objectives established by the Compensation Committee during the first quarter of each calendar year

Long-Term Equity	Annual Restricted Stock Grants (time-based and performance-based vesting)	• Drive Company performance
Incentive		• Align interests of executives with those of our stockholders
• Retain executives through long-term vesting
• Provide stockholder-aligned wealth accumulation opportunities
Deferred Compensation	401(k) plan, non-qualified deferred compensation plan	• Provide tax-deferred methods for general savings and retirement

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Compensation Discussion and Analysis
We also provide other general benefits and limited perquisites, which are described below.
2024 ANNUAL COMPENSATION MIX
Consistent with the Compensation Committee’s compensation philosophy and objectives, the following sets forth the 2024 compensation decisions that were approved for our NEOs because of Company and individual performance achievements, as reflected in the Summary Compensation Table under the header “Executive Compensation” and elsewhere in this Proxy Statement.
	Key Responsibilities
David O’Reilly Chief Executive Officer	Our Chief Executive Officer is responsible for driving the sustainable growth of the Company’s assets and unlocking meaningful long-term value across the Company’s portfolio.
	Key 2024 Performance Achievements

•
Led HHH through exceptional 2024, delivering record results across each of the Company’s business segments.

•
Helped lead planning, execution and completion of spinoff of Seaport Entertainment, streamlining and refocusing the Company’s business.

•
Oversaw capital markets strategy and financing efforts through which the Company closed on approximately $1 billion of financings and dispositions in 2024.

	Compensation Decisions
	Base Salary	$1,000,000
	Annual Incentive Compensation	$2,100,000
	Long-Term Equity Incentives	$2,520,031
	Key Responsibilities
L. Jay Cross Former President

Mr. Cross served as our President during all of 2024 and through June 30, 2025, when he retired. In that role, he was responsible for overseeing our portfolio of master planned communities and mixed-use developments.

	Key 2024 Performance Achievements

•
Helped further develop strong regional leadership teams, including new regional presidents in Nevada and Arizona.

•
Continued to implement improvements across the entire portfolio and develop a new pipeline of development projects across the entire portfolio.

•
Led a number of projects that began construction in 2024, including One Bridgeland Green, The Ritz-Carlton Residences, The Woodlands, and Grogan’s Mill Village Center.

•
Oversaw the successful completion of construction of a number of projects, including One Meridian, 10285 Lakefront Medical Office Building, and Victoria Place.

	Compensation Decisions
	Base Salary	$750,000
	Annual Incentive Compensation	$2,086,500
	Long-Term Equity Incentives	$1,752,980

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Compensation Discussion and Analysis
	Key Responsibilities
Carlos Olea Chief Financial Officer

Our Chief Financial Officer is responsible for overseeing the Company’s investment, accounting and financial strategy, and working with the executive team to unlock meaningful long-term value across the Company’s portfolio.

	Key 2024 Performance Achievements

•
Key involvement in critical Company areas, including capital markets, cash flow, liquidity and other financial matters.

•
Integrally involved with the Company’s completed spinoff of Seaport Entertainment.

•
Continued to achieve significant improvements to and the Company accounting, financial reporting, control, and information security/cybersecurity functions, including the successful adoption of new technologies and processes that have driven efficiencies and innovation across the Company.

•
Led capital markets team that closed on $862 million of financings.

	Compensation Decisions
	Base Salary	$550,000
	Annual Incentive Compensation	$990,000
	Long-Term Equity Incentives	$925,188
	Key Responsibilities
Joseph Valane General Counsel and Secretary
	Our General Counsel is responsible for overseeing all legal matters for the Company and its national portfolio of award-winning communities.
	Key 2024 Performance Achievements

•
Joined HHH in March 2024 as General Counsel and Secretary.

•
Leads multi-disciplinary team providing broad legal support to the company, including key litigation, acquisitions and dispositions, joint ventures, contracts and corporate governance.

•
Implemented technology and process improvements in leasing and commercial contract review functions, improving quality, enhancing timeliness and reducing manual inputs.

•
Created Legal Operations functional area, enhancing workflows across several legal service delivery areas, and facilitating enhanced collaboration with business stakeholders.

	Compensation Decisions*
	Base Salary	$500,000
	Annual Incentive Compensation	$600,000
	Long-Term Equity Incentives	$499,981
	* Mr. Valane joined the Company in March 2024. Pursuant to his employment agreement, Mr. Valane received a $400,000 cash sign-on bonus.

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Compensation Discussion and Analysis
	Key Responsibilities
Doug Johnstone President, Hawaii Region & National Condominium Development

Our President, Hawaii Region & National Condominium Development, is primarily responsible for overseeing asset management, financing, and redevelopment initiatives in Ward Village, a 60-acre master planned community in the heart of Honolulu, and all condominiums across the Company’s regions.

	Key 2024 Performance Achievements

•
Led the team to progress construction of four mixed-use high rises, open spaces, and district infrastructure investments.

•
Oversaw the successful construction and record closings of Victoria Place in Ward Village, which generated approximately $212 million of gross profit.

•
Advanced The Park Ward Village, Kalae and The Launiu projects with presales of future incremental revenue of approximately $533 million among 316 units.

•
Optimized operating asset performance with synergy to residential and development activity.

	Compensation Decisions
	Base Salary	$550,000*
	Annual Incentive Compensation**	$600,000
	Long-Term Equity Incentives	$482,995
	* Mr. Johnstone’s base salary increased to $575,000, effective January 1, 2025.
	** Mr. Johnstone does not participate in the other NEOs’ annual incentive compensation program. For more information, see “2024 Annual Compensation – Annual Incentive Compensation.”
BASE SALARY
The Compensation Committee determines the annual base salary for each NEO. Any increases in base salary are expected to be determined based on scope of responsibilities, level of experience and sustained performance with the Company, as well as internal and market comparisons. In setting base salaries for the NEOs, the Compensation Committee seeks to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies. The base salaries of our NEOs as of December 31, 2023 and 2024 (or, in the case of Mr. Nikodemus, as of his last date of employment with the Company) were as follows:
Name	Title	2023 Base Salary ($)	2024 Base Salary ($)	Base Salary Change
David O’Reilly	Chief Executive Officer	750,000	1,000,000	250,000
L. Jay Cross*	Former President	750,000	750,000	No Change
Carlos A. Olea	Chief Financial Officer	500,000	550,000	50,000
Joseph Valane	General Counsel & Secretary	–	500,000	New in 2024
Doug Johnstone	President, Hawaii Region & National Condominium Development	**	550,000	**
Anton Nikodemus***	CEO, Seaport Entertainment	1,250,000	1,250,000	No change

*
Mr. Cross ceased to be an executive officer of, and retired from, the Company effective June 30, 2025.

**
Mr. Johnstone did not serve as a named executive officer in 2023.

***
Mr. Nikodemus served as CEO of Seaport Entertainment prior to the Spinoff. Mr. Nikodemus ceased to be an employee of the Company upon completion of the Spinoff.

ANNUAL INCENTIVE COMPENSATION
The Compensation Committee believes that annual incentive compensation is a key element of the total compensation for our NEOs. The Compensation Committee also believes that placing a significant portion of

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Compensation Discussion and Analysis
executive compensation at risk each year, subject to the results of established performance measures and objectives, appropriately motivates the NEOs to achieve the Company’s financial and operational objectives, thereby enhancing stockholder value.
The employment agreements with each of our NEOs provide that each officer is eligible to receive an annual incentive award. The target amount of each annual incentive award is set forth in the NEO’s employment agreement or letter agreement, as applicable. The annual incentive compensation opportunity for each of the NEOs under their current respective employment agreements with the Company is set forth below, other than Mr. Johnstone, who does not have an employment agreement with the Company and instead participates in the Company’s general annual incentive plan.
David O’Reilly
•
Target annual bonus of $1,750,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

L. Jay Cross
•
Target annual bonus of $1,950,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

Carlos A. Olea
•
Target annual bonus of $825,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

Joseph Valane
•
Target annual bonus of $500,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

David O’Reilly; L. Jay Cross; Carlos Olea; and Joseph Valane – 2024 Annual Incentive
The metrics approved under our 2024 annual incentive program applicable to Messrs. O’Reilly, Cross, Olea, and Valane were directly linked to our operating performance, with approximately 75% of the annual incentive earned based on achievement of the goals described in the table below, and the remaining approximately 25% based on individual performance as evaluated by the Compensation Committee. For 2024, the Compensation Committee approved the following financial metrics and strategic goals with respect to the 75% objective portion under our annual incentive program for Messrs. O’Reilly, Cross, Olea, and Valane:
Financial Metric thousands	Target	Actual	Percentage Achieved
Operating Assets NOI(1)(2)	$233,245	$245,455	105%
MPC Earnings Before Taxes (MPC EBT) (GAAP)(1)	$325,763	$349,134	107%
Condominium Profit(1)	$217,948	$211,133	97%
Financial Metric thousands	Target	Actual	Favorable/ (Unfavorable)
Achieve Budgeted Corporate Cash G&A(1)(2)	$84,706	$82,648	2%

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Compensation Discussion and Analysis
Strategic Goals	Actual	Percentage Achieved
Delivery of strategic developments on-time and on-budget	Delivered four new development projects in 2024, including One Meridian, 10285 Lakefront Medical Office Building, Downtown Summerlin Retail, and the Victoria Place condominium tower in Ward Village	100%
Successful spinoff of Seaport Entertainment	Spinoff completed on July 31, 2024.	120%
Continued improvement of sustainability and social metrics	Created carbon reduction targets for 2030 validated; Summerlin became Nevada’s first master planned community to achieve LEED Precertification from the U.S. Green Building Council; Received the top rank in Global Real Estate Sustainability Benchmark peer group; Received LEED certifications for several developments and Energy Star labels for 18 of our assets (22% of portfolio); increased employee volunteer hours by over 30%	110%

(1)
Annex A includes: (i) our Segment Operating Results as reported in our Form 10-K for fiscal 2024; (ii) a reconciliation of Operating Assets segment EBT to Operating Assets NOI as reported in our Form 10-K for fiscal 2024; (iii) Condominium Gross Profit; and (iv) Corporate Cash G&A.

The Compensation Committee chose these measures because it believes that they motivate our NEOs to drive Company growth and to execute our business plan.
With respect to performance for fiscal 2024, the Compensation Committee considered that MPC EBT performance was exceptional, achieving approximately 107% of the goal for 2024, and that the Operating Assets NOI goal achieved 105% of the goal for 2024. With respect to budgeted corporate cash G&A, the result was also excellent and reflected management’s continued successful efforts to monitor costs across the Company. The Compensation Committee noted that the Spinoff was a highly complex transaction, the completion of which took enormous time and effort from management to complete. The Compensation Committee considered that, with respect to condominium profit, the Company experienced an approximately $(6.6) million shortfall against its target for 2024, primarily due to modest increases in project costs that raised the cost of sales. The Compensation Committee also noted that pre-sales for the Ritz-Carlton Residences set a new high watermark for price per square foot in the Houston market, and that the Company has seen strong presale performance across its other condominium projects. Additionally, with respect to Mr. Olea, the Compensation Committee considered his leadership in helping achieve significant improvements to the Company’s accounting, financial reporting, control, and information security/cybersecurity functions, including the successful adoption of new technologies and processes that have driven efficiencies and innovation across the Company. The Compensation Committee also noted the strong performance of the legal department under Mr. Valane’s leadership since joining the Company, including a significant restructuring of the department, improved team culture and morale, notable and impactful improvements between the legal department and business teams within the Company, the development of significant improvements to workflows for leasing and commercial contracts, and his oversight of the settlement of key litigation matters.
Therefore, the Compensation Committee believed it was appropriate to award: (i) Mr. O’Reilly an annual incentive award equal to 120% of his target bonus opportunity; (ii) Mr. Cross an annual incentive award equal to 107% of his target bonus opportunity; (iii) Mr. Olea an annual incentive award equal to 120% of his target bonus opportunity; and (iv) Mr. Valane an annual incentive award equal to 120% of his target bonus opportunity. Accordingly, for fiscal 2024

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Compensation Discussion and Analysis
performance: Mr. O’Reilly received an annual cash bonus of $2,100,000; Mr. Cross received an annual cash bonus of $2,086,500; Mr. Olea received an annual cash bonus of $990,000; and Mr. Valane received an annual cash bonus of $600,000.
Doug Johnstone – 2024 Annual Incentive
Mr. Johnstone does not participate in the same annual cash bonus program as described above. Instead, Mr. Johnstone participates in the Company’s general annual incentive plan in which all corporate employees (other than the other NEOs) are eligible. Annual cash bonuses under that general program are recommended by the CEO based on evaluation of objective and subjective measures and approved by the Compensation Committee. For performance in fiscal 2024, Mr. Johnstone received an annual incentive award equal to 109% of his target amount for his fiscal 2024 performance. Accordingly, Mr. Johnstone received an annual cash bonus of $600,000. This amount is reflected in the “Bonus” column of the “Summary Compensation Table” below.
LONG-TERM EQUITY INCENTIVES
Our long-term equity incentive program is designed to attract, retain and motivate officers, employees, non-employee directors and consultants of the Company and its subsidiaries, as well as promote the success of the Company’s business by providing participants with appropriate incentives. The table below provides a breakdown of restricted stock awards granted to Messrs. O’Reilly, Cross, Olea, Valane and Johnstone in 2024. The equity awards showing in the table were granted by HHH prior to the Spinoff and do not give effect to adjustments made to the number of shares subject to each award in connection with the Spinoff. Such adjustments were made in a manner intended to preserve the aggregate value of each award prior to the Spinoff. For additional information regarding the treatment of outstanding equity awards in connection with the Spinoff, see “Executive Compensation – Spinoff of Seaport Entertainment; Treatment of Equity Awards.”
Name of Executive Officer	Performance- Based Shares (#)	Time- Based Shares (#)	Total (#)
David O’Reilly (Annual Grant)	16,844	16,844	33,688
L. Jay Cross (Annual Grant)	11,717	11,717	23,484
Carlos Olea (Annual Grant)	6,184	6,184	12,368
Joseph Valane (Initial Grant)	–	7,040	7,040
Doug Johnstone (Annual Grant)	2,896	2,896	5,792
Restricted Stock Grants
The Company believes that restricted stock grants provide a long-term equity opportunity that is competitive in the Company’s industry and serves as a retention tool. The grants are evenly divided between performance and time vesting shares. Since March 2023, 50% of the restricted stock awards granted to each NEO under our general annual equity award program have been performance-based and eligible to cliff-vest after three years upon the achievement of net asset value growth metrics. The Company believes that the performance targets set for our NEOs are challenging and appropriate. The Company also believes that the long-term vesting component of the restricted stock aligns management’s interest with the long-term performance of the Company.
The amounts of restricted stock granted in early 2024 to Messrs. O’Reilly, Cross, Olea, and Johnstone were based on numerous factors, including the Compensation Committee’s evaluation of our prior-year performance and the individuals’ respective contributions to their primary areas of oversight. Based on our fiscal 2023 performance and the Compensation Committee’s overall evaluation of the individual 2023 performance of each eligible NEO, the Compensation Committee determined that (a) Mr. O’Reilly should receive an annual long-term equity incentive in an amount equal to 115% of the target amount set forth in his employment agreement, (b) each of Messrs. Cross and Olea should receive an annual long-term equity incentive in an amount equal to the target amounts set forth in their respective employment agreements; and (c) Mr. Johnstone should receive an annual long-term equity incentive in an amount equal to his target amount of 100% of his base salary. In connection with him joining the Company as our

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Compensation Discussion and Analysis
General Counsel and Secretary and under his employment agreement with us, Mr. Valane was awarded 7,040 shares of restricted stock, with time-based pro-rata vesting over three years.
The performance-based shares are eligible to cliff-vest as shown in the table below on December 31, 2026. Vesting is based on the Company’s adjusted NAV growth over a three-year term. The Company’s adjusted NAV of $80.00 as of December 31, 2023, as adjusted for the Spinoff, determined by an independent third-party consultant, and approved by the Compensation Committee, will be used as the beginning amount for calculating NAV growth. The ending price for calculating NAV growth will be the adjusted NAV of the Company as of December 31, 2026, as determined by an independent third-party consultant and approved by the Compensation Committee.
For each award of performance-based shares to Messrs. O’Reilly, Cross, Olea, and Johnstone in early 2024, a vesting percentage target shall be deemed satisfied if the average annual adjusted NAV/share growth rate over the measurement period is equal to or higher than the applicable threshold, in accordance with the vesting schedule below:
Target Average Annual Adjusted NAV/Share Growth Rate	End Date Adj. NAV/Share	Vesting %
0.00% to 5.99%	$94.39 or below	0%
6.00% to 8.99%	$94.40	100%
9.00% to 11.99%	$101.60	150%
12.00% and above	$108.80	200%
The time-based shares granted to Mr. Johnstone in January 2024 vest ratably over an approximately three-year period. The first one-third (1/3) tranche of each time-based award vested on January 30, 2025 (the first anniversary of the date of the grant), and the remaining one-third (1/3) tranches vest on December 31, 2025, and December 31, 2026 (in each case, generally subject to continued employment on the applicable vesting date).
The time-based shares granted to Messrs. O’Reilly, Cross, and Olea in February 2024 vest ratably over an approximately three-year period. The first one-third (1/3) tranche of each time-based award vested on February 5, 2025 (the first anniversary of the date of the grant), and the remaining one-third (1/3) tranches vest on December 31, 2025, and December 31, 2026 (in each case, generally subject to continued employment on the applicable vesting date).
The time-based shares granted to Mr. Valane on April 1, 2024 vest ratably over a three-year period; one-third (1/3) will vest on each of the three anniversaries following the date of grant.
OTHER COMPONENTS OF COMPENSATION
Deferred Compensation Plan
The Company provides a deferred compensation plan to the NEOs and other highly compensated employees to provide tax-deferred methods for general savings and retirement. Although the Company has the flexibility to make discretionary contributions to the deferred compensation plan, it has not made any such contributions.
Employee Benefits
The Company provides health, life, and other insurance benefits to its NEOs on the same basis as its other full-time employees. The Company does not provide its executives and other employees with defined benefit pension benefits, supplemental retirement benefits, or post-retirement welfare benefits.
Severance Benefits
We provide certain severance benefits to our NEOs under their respective employment agreements, and, for Mr. Johnstone, his offer letter and under The Howard Hughes Management Co. LLC Separation Benefits Plan (as amended and restated, the “Separation Benefits Plan”). For additional information regarding the employment

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Compensation Discussion and Analysis
agreements and arrangements with the Company’s NEOs, see “Executive Compensation – Employment Agreements and Arrangements with the NEOs” and “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee believes that these benefits are necessary and appropriate to attract and retain qualified NEOs given that these benefits are generally made available by other companies and that the change in control benefits help to ensure that the NEOs are able, as a practical matter, to evaluate any potential change in control transaction objectively and to appropriately encourage NEOs to remain employed by the Company in the event a change in control becomes a real possibility.
No Excise Tax “Gross-Up” Payments
The Company does not provide, and no NEO is entitled to receive, any excise tax “gross-up” payments under our employment agreements.
Executive Compensation Recoupment Policy
Our Board has adopted an Executive Compensation Recoupment policy regarding recovery of compensation for fiscal years for which financial results are later restated from executive officers whose fraud or willful misconduct contributed to the need for such restatement. Under this policy, in the event of a material restatement of the Company’s financial results due to misconduct, the Compensation Committee will review the facts and circumstances and take the actions it considers appropriate with respect to any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such actions may include, without limitation, (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the Compensation Committee, would have been paid had the financial results been properly reported, and (b) seeking to recover profits received by such officer during the 12 months after the restated period under any equity compensation awards (whether time- or performance-based).
In accordance with applicable stock exchange listing requirements, the Executive Compensation Recoupment also requires recoupment of incentive-based compensation received by current or former executive officers in the event that our financial results are later misstated due to material noncompliance with financial reporting requirements, irrespective of any misconduct by, or failure of oversight on the part of, the executive. All determinations made by the Compensation Committee with respect to this policy shall be final and binding on all interested parties.
Deductibility of Compensation/Accounting Considerations
Section 162(m) of the Internal Revenue Code (the “IRC”) places a limit of $1.0 million on the amount of compensation a public company may deduct for federal income tax purposes in any one year paid to certain covered employees, which generally refers to the chief executive officer, chief financial officer and the three next most highly compensated executive officers, as well as any individual who is (or was) a covered employee for any taxable year beginning after December 31, 2016.
The deductibility of compensation is only one factor that the Compensation Committee considers when establishing executive compensation. Because the Compensation Committee believes that it needs to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and to appropriately retain and incentivize our executive officers, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.
Likewise, while accounting treatment is another factor that the Compensation Committee considers when establishing executive compensation, the Compensation Committee will not limit executive compensation to that which is treated in any particular way for financial accounting purposes because the Compensation Committee believes that it needs to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and to appropriately retain and incentivize our executive officers.
Stock Ownership Guidelines (Senior Executives)
The Company has adopted stock ownership requirements for our CEO, President, CFO and General Counsel & Secretary to encourage such executives to hold a meaningful stake in the Company and thereby demonstrate the

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Compensation Discussion and Analysis
alignment of their interests with those of the stockholders. The Company uses the following methodology for the purpose of determining the level of stock ownership: (1) vested and unvested time-based restricted stock is valued at its current fair market price; (2) unvested performance-based restricted stock is valued at the current fair market price of the threshold vesting level; and (3) stock options granted by the Company are not valued (whether currently exercisable or in the money/out-of-the-money). The requirements also provide that until an executive has met the required level of ownership, such executive is required to retain the after-tax value of common shares received on the exercise of options or warrants and the lapsing of restrictions on common restricted shares. In addition, the Company allows a five-year grace period to reach the ownership requirement with respect to any promotions or newly hired executives. As of August 4, 2025, our NEOs who are subject to the policy are within the grace period for doing so and therefore in compliance with our policy. The requirements are expressed as a multiple of base salary as follows:
Position	Multiple of Base Salary
• Chief Executive Officer	• 5x
• President	• 5x
• Chief Financial Officer	• 3x
• General Counsel & Secretary	• 2x
Hedging/Pledging Policy
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an investor to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, which allow the investor to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, such an individual may no longer have the same objectives as the Company’s other stockholders. Accordingly, the Company’s insider trading policy – which applies to executive officers, directors, and employees – includes a prohibition on hedging or monetization transactions, such as zero-cost collars and forward sale contracts. The policy also provides that no such individual may hold HHH securities in a margin account or pledge any HHH securities as collateral, which we believe helps ensure their objectives and risk remain aligned with those of our stockholders. In addition, executive officers may not pledge as collateral any securities of the Company.
Insider Trading Policy
The Company has insider trading policies and procedures that govern the buying and selling of securities of the Company and its subsidiaries by directors, officers, and employees, and related persons, as well as by the Company itself. A copy of our Insider Trading Policy was filed with the Company’s FY2024 Annual Report on Form 10-K as Exhibit 19.1.
Equity Grant Practices
Generally, equity grants to executives and other employees have been approved at regularly scheduled Compensation Committee meetings, except for special situations such as new hire grants. Since we became a standalone public company in 2010 in connection with our spinoff from GGP, our annual grants to executives and employees (including in fiscal 2024) have been reviewed by the Compensation Committee at its first regularly scheduled meeting during the applicable year. The regular Compensation Committee meeting schedule is typically set at least a year in advance, with meetings to approve annual equity grants to executives and employees held in late-January or early-February. The annual grants are typically approved by the Committee at its first annual meeting; however, the Compensation Committee may further evaluate proposed grant amounts and/or terms prior to approving via written consent or at a reconvened meeting held in February. Additionally, specific grants may be made at other Committee meetings to recognize an employee’s promotion, change in responsibility or specific achievement, or to achieve other key compensation objectives, such as retention. We do not time material non-public information (“MNPI”) disclosure for purposes of affecting the value of executive compensation. We do not take MNPI into account when determining the timing and terms of awards. At the time equity grant decisions are made, the Compensation Committee may be aware of the earnings results, but it does not adjust the size or the mix of grants to reflect possible market reaction.
In addition, restricted stock grants do not accrue or pay dividends or dividend equivalents prior to vesting.

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Compensation Committee Report on
Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
R. Scot Sellers,
Chair
Mary Ann Tighe
Anthony Williams

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Executive Compensation
The following tables, narrative and footnotes discuss the compensation of our NEOs. The following tables and related information should be read together with the disclosure regarding the executive compensation program presented under the caption “Compensation Discussion and Analysis” above.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation(4) ($)	Total ($)
David O’Reilly Chief Executive Officer	2024	1,000,000	—	2,520,031	—	2,100,000	—	104,846	5,724,877
	2023	750,000	—	2,321,025	—	1,725,000	—	170,971	4,966,996
	2022	750,000	—	—	—	1,800,000	—	15,250	2,565,250
L. Jay Cross Former President+	2024	750,000	—	1,752,980	—	2,086,500	—	150,039	4,739,520
	2023	750,000	—	1,856,755	—	2,242,500	—	319,684	5,168,939
	2022	750,000	—	—	—	2,340,000	—	15,250	3,105,250
Carlos A. Olea Chief Financial Officer	2024	550,000	—	925,188	—	990,000	—	29,948	2,495,136
	2023	500,000	—	979,935	—	900,000	—	35,781	2,415,716
	2022	—	—	313,309	—	900,000	—	15,250	1,723,578
Joseph Valane General Counsel & Secretary	2024	394,231	400,000	499,981	—	600,000	—	23,116	1,917,328
	2023	—	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—	—
Doug Johnstone President, Hawaii Region	2024	550,000	600,000	482,995	—	—	—	31,710	1,664,705
	2023	—	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—	—
Anton Nikodemus CEO, Seaport Entertainment*	2024	721,154	—	—	—	1,000,000	40,702	309,701	2,071,557
	2023	4,808	—	4,200,020	—	—	—	—	2,404,828
	2022	—	—	—	—	—	—	—	—

+
Mr. Cross ceased to be an executive officer of, and retired from, the Company effective June 30, 2025.

*
Mr. Nikodemus served as CEO of Seaport Entertainment prior to the Spinoff of SEG. Mr. Nikodemus ceased to be an employee of the Company upon completion of the Spinoff.

(1)
The amount reported in the “Bonus” column consists of (1) the initial signing bonus that was awarded to Mr. Valane under his employment agreement; and (2) the discretionary annual cash bonus paid to Mr. Johnstone for his 2024 performance. Please see above under “Doug Johnstone – 2024 Annual Incentive” for further information.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of stock awards in the form of restricted stock (time-based vesting and performance-based vesting) granted in the years shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC Topic 718”). Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. If the maximum level of performance of 200% of target number of shares granted was achieved with respect to the performance-based restricted stock granted in 2024 to Messrs. O’Reilly, Cross, Olea, and Johnstone, the grant date values would be, respectively, $2,452,486, $1,705,995, $900,390, and $490,930. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended

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Executive Compensation
December 31, 2024, for further information regarding equity awards, including the assumptions made in determining these values. Additional information on all outstanding stock awards is reflected in the 2024 Outstanding Equity Awards at Fiscal Year-End table below.
(3)
The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts paid to certain of the NEOs under our annual incentive compensation plan for performance in the listed fiscal year. For additional information on annual incentive compensation, see “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(4)
For Mr. O’Reilly, the amounts reported in the “All Other Compensation” column for 2024 consists of (i) (a) $15,191 contributed by the Company to the Company’s executive long term disability plan and (b) $19,426 tax gross-up payment by the Company for the same; (ii) $51,911 for personal use of Company-leased aircraft; (iii) $360 for executive medical flight program costs; (iv) $17,250 contributed by the Company to the Company’s 401(k) plan; (v) $552 for group term life insurance; and (vi) $157 for country club fees paid by the Company. For Mr. Cross, the amounts reported in the “All Other Compensation” column for 2024 consists of (i) (a) $29,830 contributed by the Company to the Company’s executive long term disability plan and (b) $24,561 tax gross-up payment by the Company for the same; (ii) $76,668 for personal use of Company-leased aircraft; (iii) $15,827 contributed by the Company to the Company’s 401(k) plan; (iv) $360 for executive medical flight program costs; and (v) $2,793 for group term life insurance. For Mr. Olea, the amounts reported in the “All Other Compensation” column for 2024 consists of (i) (a) $7,485 contributed by the Company to the Company’s executive long term disability plan and (b) $5,090 tax gross-up payment by the Company for the same; (ii) $360 for group term life insurance; (iii) $16,654 contributed by the Company to the Company’s 401(k) plan; and $360 for executive medical flight program costs. For Joseph Valane, the amounts reported in the “All Other Compensation” column for 2024 consist of (i) (a) $3,098 contributed by the Company to the Company’s executive long term disability plan; (b) $13,999 relocation benefit and (c) $5,610 tax gross-up payment by the Company for the same; (ii) $260 for executive medical flight program costs, and (iii) $150 for group term life insurance. For Mr. Johnstone, the 2024 amount reported in the “All Other Compensation” column consists of (i) (a) $6,058 contributed by the Company to the Company’s executive long term disability plan and (b) $2,802 tax gross-up payment by the Company for the same; (ii) $5,000 for charitable matching contributions; (iii) $240 for group term life insurance; (iv) $360 for executive medical flight program costs; and (v) $17,250 contributed by the Company to the Company’s 401(k) plan. For Mr. Nikodemus, the amounts reported in the “All Other Compensation” column for 2024 consist of (i) (a) $200,000 relocation benefit paid to Mr. Nikodemus under his employment agreement and (b) $108,423 tax gross-up payment by the Company for the same; and (ii) $670 for group term life insurance; (iii) $349 for accrued and unused paid time off; and (iv) $260 executive medical flight program costs. The amounts for personal use of Company-leased aircraft consists of payments made to the applicable airplane charter company for flights to the extent attributable to such personal use. Occasionally a spouse or other guest may accompany executive officers on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company and, as a result, no amount is reflected in the Summary Compensation Table for such instances.

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Executive Compensation
2024 GRANTS OF PLAN-BASED AWARDS
The following table provides information regarding the plan-based awards granted to the NEOs (other than Mr. Nikodemus) in 2024. The table includes equity awards granted by HHH prior to the spinoff of Seaport Entertainment (the “Spinoff”). The amounts reflected in the table for equity awards relate to awards granted by HHH prior to the Spinoff and do not give effect to adjustments made to the number of shares subject to (and in the case of stock options, the exercise price of) each award in connection with the Spinoff. Such adjustments were made in a manner intended to preserve the aggregate value of each award prior to the Spinoff. See footnotes 3 and 4 below, and Compensation Discussion and Analysis – Spinoff of Seaport Entertainment; Treatment of Equity Awards and – Outstanding Awards at Fiscal Year-End for additional information. The grant date fair value represents the value on the “Grant Date” indicated in the table below, which in each case occurred prior to the Spinoff.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards and Option Awards ($)(5)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David O’Reilly
	AICA	—	1,400,000	1,750,000	2,100,000	—	—	—	—	—
	PBRS	02/05/2024	—	—	—	0	16,844	33,688	—	1,226,243
	TBRS	02/05/2024	—	—	—	—	—	—	16,844	1,293,788
L. Jay Cross
	AICA	—	1,560,000	1,950,000	2,340,000	—	—	—	—	—
	PBRS	02/05/2024	—	—	—	0	11,717	23,434	—	852,998
	TBRS	02/05/2024	—	—	—	—	—	—	11,717	899,983
Carlos A. Olea
	AICA	—	660,000	825,000	990,000	—	—	—	—	—
	PBRS	02/05/2024	—	—	—	0	6,184	12,368	—	450,195
	TBRS	02/05/2024	—	—	—	—	—	—	6,184	474,993
Joseph Valane
	AICA	—	400,000	500,000	600,000	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	04/01/2024	—	—	—	—	—	—	7,040	499,981
Doug Johnstone
	AICA	—	—	550,000	—	—	—	—	—	—
	PBRS	01/30/2024	—	—	—	0	2,896	5,792	—	245,465
	TBRS	01/30/2024	—	—	—	—	—	—	2,896	237,530
Anton Nikodemus
	AICA	—	—	1,000,000	—	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	—	—	—	—	—	—	—	—	—

(1)
Type of Award:

AICA
Annual Incentive Compensation (Cash) Award

PBRS
Performance-Based Restricted Stock Award

TBRS
Time-Based Restricted Stock Award

(2)
These columns represent the annual incentive compensation awards that could have been earned by the NEOs based on performance for the 2024 fiscal year. The amounts shown reflect the awards that as applicable were possible at their respective threshold, target and maximum levels of performance. The annual incentive award amounts actually paid to each NEO are reported in the “Non-Equity Incentive Plan Compensation” column (or, for Mr. Johnstone, the “Bonus” column) of the Summary Compensation Table. For more information regarding the annual incentive compensation program, see “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(3)
The awards represent the performance-based restricted stock awards granted in 2024 that may vest based on the Company’s NAV growth over a three-year period. The vesting schedule for each award has a specified threshold performance level such that performance below threshold results in no shares vesting. If at least the threshold performance goal is attained, the

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Executive Compensation
number of shares that will vest ranges from 100% to 200% of the target number of shares granted. For additional information regarding the vesting of the performance-based restricted stock, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.” In connection with the Spinoff, in accordance with the Employee Matters Agreement, the number of shares subject to each performance-based restricted stock award was adjusted as follows: (i) Mr. O’Reilly’s February 2024 award of 16,844 shares was adjusted to 19,010 shares; (ii) Mr. Cross’s February 2024 award of 11,717 shares was adjusted to 13,223 shares; (iii) Mr. Olea’s February 2024 award of 6,184 shares was adjusted to 6,979 shares; and (iv) Mr. Johnstone’s January 2024 Award of 2,896 shares was adjusted to 3,268 shares.
(4)
The awards represent the time-based restricted stock awards granted in 2024, which vest in equal annual installments over a three-year period. For additional information regarding the vesting of the time-based restricted stock, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.” In connection with the Spinoff, in accordance with the Employee Matters Agreement, the number of shares subject to each time-based restricted stock award was adjusted as follows: (i) Mr. O’Reilly’s February 2024 award of 16,884 shares was adjusted to 19,010 shares; (ii) Mr. Cross’s February 2024 award of 11,717 shares was adjusted to 13,223 shares; (iii) Mr. Olea’s February 2024 award of 6,184 shares was adjusted to 6,979 shares; (iv) Mr. Valane’s April 2024 award of 7,040 shares was adjusted to 7,945 shares; and (v) Mr. Johnstone’s January 2024 Award of 2,896 shares was adjusted to 3,268 shares.

(5)
Represents the grant date fair value determined pursuant to ASC Topic 718.

Spinoff of Seaport Entertainment; Treatment of Equity Awards
Each holder of record of HHH common stock received one share of Seaport Entertainment common stock for every nine shares of HHH common stock held at the close of business on the record date for the Spinoff (the “Spinoff Distribution”). In connection with the Spinoff, on July 31, 2024, the Company entered into several agreements with Seaport Entertainment that, among other things, provide a framework for the Company’s relationship with Seaport Entertainment after the Spinoff, which agreements included an Employee Matters Agreement.
Pursuant to the Employee Matters Agreement, HHH equity-based incentive awards that were outstanding immediately prior to the Spinoff Distribution were treated as set forth below in connection with the Spinoff Distribution. The number of shares subject to (and in the case of stock options, the exercise price of) each award was adjusted in a manner intended to preserve the aggregate intrinsic value of each award immediately prior to the Spinoff Distribution.
•
Stock Options: Effective as of immediately prior to the Spinoff Distribution, each outstanding stock option covering shares of HHH common stock was converted into an option covering shares of HHH common stock and an option covering shares of Seaport Entertainment common stock.

•
Time-Based Restricted Stock: Effective as of immediately prior to the Spinoff Distribution, each HHH time-based restricted stock award that was held by an employee or non-employee director of HHH was converted into a restricted stock award covering shares of HHH common stock, and each HHH time-based restricted stock award that was held by an employee of Seaport Entertainment was converted into a restricted stock award covering shares of Seaport Entertainment common stock.

•
Performance-Based Restricted Stock: Effective as of immediately prior to the Spinoff Distribution:

◦
Each HHH performance-based restricted stock award which vests based on achievement of absolute or relative HHH total shareholder return was converted into a time-based restricted stock award covering a number of shares of common stock of the holder’s post-distribution employer, based on actual achievement of the performance metrics applicable to the award as of the Distribution Date, and will continue to be subject to the original vesting period based on the holder’s continued service with his or her post-distribution employer.

◦
Each HHH performance-based restricted stock award which vests based on achievement of HHH net asset value per share or adjusted NAV that was held by an HHH employee was converted into an award covering shares of HHH common stock and will continue to be subject to the same terms and conditions following the effective time as applied to such award prior to the effective time of the Separation, subject to adjustment of the applicable performance goals and/or performance calculation methodology in order to reflect the Separation. Each performance-based restricted stock award which vests based on achievement of HHH NAV or adjusted NAV that was held by a Seaport Entertainment

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employee was converted into a time-based restricted stock award covering a number of shares of Seaport Entertainment common stock based on the original number of shares subject to the award at the time of grant and will continue to be subject to the original vesting period following the distribution based on the holder’s continued service with Seaport Entertainment.

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EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH THE NEOS
David O’Reilly
On December 1, 2020, the Company entered into a Second Amended and Restated Employment Agreement with Mr. O’Reilly to serve as the Company’s Chief Executive Officer, which agreement was subsequently amended effective January 1, 2024 and April 1, 2025 (such agreement, as amended, “Mr. O’Reilly’s Employment Agreement”). Mr. O’Reilly’s Employment Agreement has a term expiring on December 31, 2028, subject to earlier termination events described below. Thereafter, Mr. O’Reilly’s Employment Agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.
Under Mr. O’Reilly’s Employment Agreement, as most recently amended, Mr. O’Reilly is entitled to an annual base salary of $1,000,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $1,750,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 120% of target.) In addition, Mr. O’Reilly’s Employment Agreement provides that he will be awarded an annual equity award (an “Annual LTIP Award”) based upon the Compensation Committee’s evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award is a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to $4,500,000, with the number of shares of the Company’s common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. Fifty percent (50%) of each Annual LTIP Award granted to Mr. O’Reilly provide for pro -rata vesting over three years (or five years in the case of awards granted in fiscal 2021) (an “O’Reilly Time Vesting LTIP Award”) and the other fifty percent (50%) of such award provide for performance-based vesting (an “O’Reilly Performance Vesting LTIP Award”), and in each case are subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement. All Annual LTIP Awards are subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (or a successor plan) and any applicable award agreements thereunder.
INITIAL O’REILLY LTIP AWARD
In connection with entering into Mr. O’Reilly’s Employment Agreement, on November 30, 2020, the Company awarded Mr. O’Reilly an initial long-term equity incentive award (the “Initial O’Reilly LTIP Award”) with an aggregate targeted grant value of $2,250,000 (based on the closing price of the Company’s common stock on November 30, 2020), consisting of: (i) 11,601 shares of restricted stock, with time-based pro-rata vesting over five years (the “Initial O’Reilly Time-Based LTIP Award”); (ii) 11,601 shares of restricted stock, with performance-based, five-year cliff vesting if certain performance metrics are met (the “Initial O’Reilly Performance-Based LTIP Award”); and (iii) options to purchase 17,965 shares of the Company’s common stock, at a strike price of $72.73 per share (the “Initial O’Reilly Option Award”), that become exercisable with respect to 100% of the shares on the fifth anniversary of the grant. The Initial O’Reilly LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder. For purposes of the accelerated vesting described below, the Initial O’Reilly LTIP Award is treated as an O’Reilly Time Vesting LTIP Award or O’Reilly Performance Vesting LTIP Award, as the case may be. Following the Spinoff and as of December 31, 2024: (a) 2,619 shares from the Initial O’Reilly time-Based LTIP Award remain outstanding; and (b) no shares from the Initial O’Reilly Performance-Based Award remain outstanding. In addition, the Initial O’Reilly Option Award was adjusted to provide for options to purchase 19,358 shares at a strike price of $64.45 in connection with the Spinoff. For additional information regarding the treatment of outstanding equity awards in connection with the Spinoff, see “Executive Compensation – Spinoff of Seaport Entertainment; Treatment of Equity Awards.”

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SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
If Mr. O’Reilly terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. O’Reilly’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
If Mr. O’Reilly’s employment terminates due to the Company’s non-renewal of Mr. O’Reilly’s Employment Agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
If Mr. O’Reilly’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. O’Reilly (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. O’Reilly was employed; and

(2)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
If Mr. O’Reilly terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 24 months following, a Transaction (as defined in the April 2025 Employment Agreement Amendments (as defined below)) or change in control, the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. O’Reilly’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding O’Reilly Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

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Receipt of the severance payments and benefits set forth above is contingent upon Mr. O’Reilly executing and not revoking a release of claims in favor of the Company.
Mr. O’Reilly is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation, and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. O’Reilly’s employment and for the 12-month period following his termination for any reason.
L. Jay Cross
On December 1, 2020, the Company entered into an Employment Agreement with Mr. Cross to serve as the Company’s President (such agreement, as subsequently amended effective January 1, 2024 “Mr. Cross’s Employment Agreement”). Mr. Cross’s Employment Agreement had an initial term of five years, expiring on November 30, 2025, subject to earlier termination events described below. Upon the expiration of the initial term of five years, his employment agreement provided for additional one-year renewal periods, unless either party provided the other party with at least 60 days’ prior written notice that it did not wish to automatically renew the term. On April 2, 2025, the Company and Mr. Cross mutually agreed not to renew Mr. Cross’s Employment Agreement upon the expiration of its current term on December 1, 2025, which shall be treated as a non-renewal by the Company under his employment agreement. On June 8, 2025, the Company and Mr. Cross agreed that Mr. Cross would retire from and cease to be an executive officer of the Company effective June 30, 2025. At such time, Mr. Cross ceased to be an officer of the Company. On June 8, 2025, Mr. Cross entered into a Separation and Release Agreement with the Company (the “Cross Separation Agreement”). Under the Cross Separation Agreement, Mr. Cross will receive (i) an amount equal to his base salary through December 1, 2025, less applicable taxes, withholdings, and deductions, (ii) a bonus payment for his service during 2025 of $1,950,000, and (iii) a discretionary cash payment of $2,300,000. Previous awards of 29,980 shares of the Company’s common stock subject to time-based vesting, vested in full on the Effective Date (as defined in the Cross Separation Agreement), as did options to purchase 17,208 shares of HHH common stock. Performance stock awards of 41,926 shares of Common Stock previously issued by the Company to Mr. Cross will remain outstanding and continue to vest in accordance with the terms of their respective grant agreements. The Company shall reimburse Mr. Cross for the cost of COBRA coverage through December 31, 2025. The Cross Separation Agreement was conditioned upon Mr. Cross executing a waiver and release in favor of the Company, and agreeing to other customary terms.
Under Mr. Cross’s Employment Agreement, as most recently amended, Mr. Cross was entitled to an annual base salary of $750,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, was eligible to earn an annual cash bonus with a target amount of $1,950,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 120% of target.) In addition, Mr. Cross’s Employment Agreement provided that he was eligible for an Annual LTIP Award based upon the Compensation Committee’s evaluation of such performance measures and objectives as established by the Compensation Committee from time to time. The Annual LTIP Award was a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to $2,300,000, with the number of shares of the Company’s common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. Fifty percent (50%) of each Annual LTIP Award granted to Mr. Cross provided for pro-rata vesting over three years (the “Cross Time Vesting LTIP Awards”) and the other fifty percent (50%) of such award provided for performance-based vesting (the “Cross Performance Vesting LTIP Awards”), and in each case was subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement. All Annual LTIP Awards were subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (or a successor plan) and any applicable award agreements thereunder.
INITIAL CROSS LTIP AWARD
In connection with entering into Mr. Cross’s Employment Agreement, on December 1, 2020, the Company awarded Mr. Cross an initial long-term equity incentive award (the “Initial Cross LTIP Award”) with an aggregate targeted grant

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value of $1,800,000 (based on the closing price of the Company’s common stock on November 30, 2020), consisting of: (i) 9,280 shares of restricted stock, with time-based pro-rata vesting over five years (the “Initial Cross Time-Based LTIP Award”); (ii) 9,280 shares of restricted stock, with performance-based, five-year cliff vesting if certain performance metrics are met (the “Initial Cross Performance-Based LTIP Award”); and (iii) options to purchase 14,372 shares, at a strike price of $74.76 per share (the “Initial Cross Option Award”), that become exercisable with respect to 100% of the shares on the fifth anniversary of the grant. The Initial Cross LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder. For purposes of the accelerated vesting described below, the Initial Cross LTIP Award is treated as a Cross Time Vesting LTIP Award or Cross Performance Vesting LTIP Award, as the case may be. Following the Spinoff and as of December 31, 2024: (a) 2,095 shares from the Initial Cross Time-Based LTIP Award were outstanding (such time-based shares vested in full in connection with the Cross Separation Agreement); and (b) no shares from the Initial Cross Performance-Based Award remained outstanding. In addition, the Initial Cross Option Award was adjusted to provide for options to purchase 15,487 shares at a strike price of $66.25 in connection with the Spinoff. For additional information regarding the treatment of outstanding equity awards in connection with the Spinoff, see “Executive Compensation – Spinoff of Seaport Entertainment; Treatment of Equity Awards.”
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
If Mr. Cross terminated his employment for “good reason” or was terminated by the Company without “cause” (other than due to non-renewal, death or disability), Mr. Cross’s Employment agreement provided that the Company would pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Cross’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, would fully vest and all outstanding Cross Performance Vesting LTIP Awards would remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
If Mr. Cross’s employment was terminated by reason of his death or as a result of disability, Mr. Cross’s Employment Agreement provided that the Company would pay and provide Mr. Cross (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Cross was employed; and

(2)
all outstanding Cross Performance Vesting LTIP Awards would remain outstanding and continue to vest based on the achievement of the performance metrics (and, pursuant to applicable award agreement terms, all Cross Time Vesting LTIP Awards granted in 2023 or later would fully vest).

Change in Control Termination
If Mr. Cross had terminated his employment for “good reason” or was terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control of, Mr. Cross’s Employment Agreement provided that the Company would pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Cross’s annual base salary and the target annual cash bonus; and

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(3)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, would fully and immediately vest and all outstanding Cross Performance Vesting LTIP Awards would vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above were contingent upon Mr. Cross executing and not revoking a release of claims in favor of the Company.
Mr. Cross is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply for the 12-month period following his termination.
Carlos A. Olea
In connection with Mr. Olea’s appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Olea, effective January 12, 2022, which agreement was subsequently amended effective January 1, 2024 and April 1, 2025 (such agreement, as amended, “Mr. Olea’s Employment Agreement”). Mr. Olea’s Employment Agreement has a term expiring on December 31, 2028, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal.
Under Mr. Olea’s Employment Agreement, as most recently amended, his annual base salary is $550,000, and (subject to achievement of performance goals established by the Compensation Committee) Mr. Olea is eligible to earn an annual cash bonus with a target amount of $825,000. If the Compensation Committee establishes a minimum overall performance goal that Mr. Olea is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 80% of the target, but no more than 120% of the target bonus. In addition, Mr. Olea is eligible to receive an annual long-term equity award of with an aggregated targeted grant value equal to $1,350,000 worth of restricted stock (50% time-based vesting and 50% performance-based vesting) under the Company’s 2020 Equity Incentive Plan (or a successor plan).
Mr. Olea has agreed to restrictive covenants, including non-solicitation and non-competition covenants, applicable during the term of his employment with the Company and for various periods following his termination of employment for any reason. The non-solicitation and non-competition covenants expire 24 months after Mr. Olea’s termination. In the event Mr. Olea’s employment terminates before the expiration of the employment agreement’s term, he may be entitled to severance payments depending on the circumstances, and the severance may be enhanced if payable in connection with a Transaction (as defined in the April 2025 Employment Agreement Amendments) or change in control of the Company.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
If Mr. Olea terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Olea’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

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Non-Renewal of Employment Agreement
If Mr. Olea’s employment terminates due to the Company’s non-renewal of his employment agreement after the expiration of the initial term ending on December 31, 2026, or any subsequent one-year renewal period, the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
If Mr. Olea’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Olea (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Olea was employed; and

(2)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully vest and all outstanding Olea Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
If Mr. Olea terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 24 months following, a Transaction or change in control of the Company, the Company will pay and provide Mr. Olea, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Olea’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested Olea Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Olea Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Olea executing and not revoking a release of claims in favor of the Company.
Mr. Olea is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Olea’s employment and for the 12-month period following his termination for any reason.
Joseph Valane
In connection with Mr. Valane’s appointment as General Counsel and Secretary, the Company entered into an employment agreement with Mr. Valane, dated December 29, 2023, and effective March 18, 2024, which agreement was subsequently amended effective April 1, 2025 (such agreement, as amended, “Mr. Valane’s Employment Agreement”). The initial term of Mr. Valane’s Employment Agreement expires on December 31, 2028, unless earlier terminated. Thereafter, the term shall renew automatically for additional periods of one year, unless either party provides notice of non-renewal at least 60 days prior to the automatic renewal. Under Mr. Valane’s Employment

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Agreement, his annual base salary is $500,000, and he is eligible to earn an annual cash bonus in the targeted amount of $500,000 based upon the achievement of performance goals established by the Compensation Committee. If the Compensation Committee establishes a minimum overall performance goal that Mr. Valane is required to achieve to receive an annual bonus and the minimum goal is achieved, then the annual bonus for such calendar year shall be equal to at least 80% of the target, but no more than 120% of the target bonus. Mr. Valane is eligible to receive an annual long-term equity award of with an aggregated targeted grant value equal to $750,000 worth of restricted stock (50% time-based vesting and 50% performance-based vesting) under the Company’s 2020 Equity Incentive Plan (or a successor plan). In connection with entering into Mr. Valane’s Employment Agreement, Mr. Valane also received an initial cash bonus in the amount of $400,000.
Mr. Valane has agreed to restrictive covenants, including non-solicitation and non-competition covenants, applicable during the term of his employment with the Company and for various periods following his termination of employment for any reason. The non-solicitation and non-competition covenants expire 12 months after Mr. Valane’s termination. In the event Mr. Valane’s employment terminates before the expiration of the employment agreement’s term, he may be entitled to severance payments depending on the circumstances, and the severance may be enhanced if payable in connection with a Transaction (as defined in the April 2025 Employment Agreement Amendments) or change in control of the Company.
INITIAL VALANE LTIP AWARD
On April 1, 2024, the Company awarded Mr. Valane an initial long-term equity incentive award (the “Initial Valane LTIP Award”) with an aggregate targeted grant value of $500,000 (based on the closing price of the Company’s common stock on April 1, 2024), consisting of 7,040 shares of restricted stock, with time-based pro-rata vesting over three years (the “Initial Valane LTIP Award”). The Initial Valane LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder. The Initial Valane LTIP Award was subsequently adjusted to 7,945 shares in connection with the Spinoff. For additional information regarding the treatment of outstanding equity awards in connection with the Spinoff, see “Executive Compensation – Spinoff of Seaport Entertainment; Treatment of Equity Awards.”
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
If Mr. Valane terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Valane, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Valane’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Valane Time Vesting LTIP Awards, if any, will fully vest and all outstanding Valane Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
If Mr. Valane’s employment terminates due to the Company’s non-renewal of his employment agreement after the expiration of the initial term ending on December 31, 2028, or any subsequent one-year renewal period, the Company will pay and provide Mr. Valane, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Valane Time Vesting LTIP Awards, if any, will fully vest and all outstanding Valane Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

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Death or Disability
If Mr. Valane’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Valane (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Valane was employed; and

(2)
all outstanding and unvested Valane Time Vesting LTIP Awards, if any, will fully vest and all outstanding Valane Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
If Mr. Valane terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 24 months following, a Transaction or change in control the Company, the Company will pay and provide Mr. Valane, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Valane’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested Valane Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Valane Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Valane executing and not revoking a release of claims in favor of the Company.
Under Mr. Valane’s Employment Agreement, Mr. Valane is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Valane’s employment and for the 12-month period following his termination for any reason.
2025 Amendments to NEO Employment Agreements
On April 1, 2025, the Company entered into amendments to the employment agreements of Messrs. O’Reilly, Olea, and Valane (collectively, the “April 2025 Employment Agreement Amendments”). The April 2025 Employment Agreement Amendments modified the respective employment agreements as follows:
■
revised the definition of “Good Reason” in each Executive’s employment agreement such that, among other things, “Good Reason” shall contemplate certain organizational changes, should they occur;

■
added the term “Transaction” to each Executive’s employment agreement, which definition includes any transaction or event (or series of transactions and/or events) that results in any person having beneficial ownership, directly or indirectly, of capital stock representing forty percent (40%) or more of the equity of the Company following such transaction or event, or that otherwise significantly affects the ownership or control of the securities (or all or substantially all of the assets) of the Company and such Transaction does not constitute a Change in Control under the respective Employment Agreement or any other transaction or event that the Board determines constitutes a Transaction within the meaning of the definition (all terms as defined in the respective Amendment or Employment Agreement, as the case may be);

■
provided for certain compensation and benefits to each Executive in the event of the termination of their respective employment agreements within twenty-four (24) months following a Transaction;

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Executive Compensation
■
extended the term of each of Mr. O’Reilly’s and Mr. Olea’s employment agreements until December 31, 2028, to match the end of the existing term of Mr. Valane’s employment agreement;

■
increase Mr. O’Reilly’s annual target Long-Term Incentive Plan (LTIP) award amount to $4,500,000, as previously approved by the compensation committee of the Company’s board of directors as part of its ordinary course annual compensation review process; and

■
make other related changes to the employment agreement of each Executive.

Douglas Johnstone
Mr. Johnstone has served in his role as President, Hawaii, since January 2020, and as head of national condominium development since July 2025. Mr. Johnstone is employed on an at-will basis. Mr. Johnstone is entitled to (i) an annual base salary of $550,000 and (ii) an annual discretionary bonus at a target of 100% of his base salary, subject to the applicable performance goals being achieved.
Additionally, Mr. Johnstone is eligible to receive an annual long-term equity award of up with an aggregated targeted grant value equal to 100% of his base salary (50% time-based vesting and 50% performance-based vesting) under the Company’s 2020 Equity Incentive Plan (or a successor plan).
Mr. Johnstone’s base salary increased to $575,000, effective January 1, 2025.
Anton Nikodemus
On September 29, 2023, the Company entered into an Employment Agreement (the “Nikodemus Employment Agreement”) with Anton Nikodemus as Chief Executive Officer of Seaport Entertainment, with an initial five-year term expiring on September 28, 2028. The Nikodemus Employment Agreement provided for Mr. Nikodemus to receive an annual base salary of $1,250,000, an initial $1,000,000 cash bonus (paid in February 2024), a $200,000 relocation allowance, and temporary housing reimbursement for up to 12 months. Mr. Nikodemus was eligible for an annual performance-based cash bonus with a $1,250,000 target, ranging from 50% to 150% of target based on goal achievement.
The Nikodemus Employment Agreement provided for an initial long-term incentive award valued at $2,400,000, vesting over three years, and a contingent Seaport Entertainment LTIP award valued at $10,000,000, with five-year cliff vesting, subject to Seaport Entertainment’s stock exchange listing. In the event of termination without cause or for good reason, Mr. Nikodemus would have been entitled to severance equal to one year’s salary and target bonus, plus prorated bonus and accelerated vesting of equity awards. In case of a change in control termination, Mr. Nikodemus would have been entitled to two years’ salary and target bonus, with full and immediate equity vesting. The Nikodemus Employment Agreement included confidentiality, non-disparagement, non-solicitation, and non-competition covenants for 12 months post-termination.
Mr. Nikodemus ceased to be an employee of the Company upon completion of the Spinoff of Seaport Entertainment on July 31, 2024. All outstanding HHH equity-based incentive awards held by Mr. Nikodemus were converted into restricted stock awards covering shares of Seaport Entertainment common stock. No other consideration was paid to Mr. Nikodemus in connection with the Spinoff.
SEPARATION BENEFITS PLAN
Mr. Johnstone is a participant under our Separation Benefits Plan. In connection with an involuntary termination by the Company, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Johnstone is entitled to a lump sum payment equal to 12 weeks of continued base salary payments plus an additional four weeks of continued base salary payments for each year of employment with the Company; provided, that the maximum benefit paid under the Separation Benefits Plan may not exceed an amount equal to 52 weeks of base salary payments. The maximum severance payment under this plan was $486,538 in 2024.

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Employment Agreements – Definitions
The following defined terms generally apply to the employment agreements of Messrs. O’Reilly, Olea, and Valane.
■
“Cause” generally means, as determined in good faith by the board of directors, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the board of directors, the Executive’s: (i) conviction, plea of guilty or no contest to any felony; (ii) gross negligence or willful misconduct in the performance of his duties; (iii) drug addiction or habitual intoxication; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law, or a material act of dishonesty against the Company, in each case that the board of directors determines was willful; (v) material and continued breach of the employment agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this employment agreement; (vi) willful material breach of Company policy or code of conduct; or (vii) willful and continued failure to substantially perform the Executive’s duties under the employment agreement (other than such failure resulting from the Executive’s incapacity due to physical or mental illness), in each case, subject to certain cure periods by the Executive.

■
“Change in Control” generally means the occurrence of any of the following events: (i) any consolidation, amalgamation, or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; (ii) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person; (iii) during any period of twelve consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; provided, however, that notwithstanding the foregoing, any transaction with Pershing Square Capital Management, L.P. or any of its Affiliates shall not be deemed to be a Change in Control, unless otherwise determined by the Board.

■
“Good Reason” generally means the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties or responsibilities or change in the Executive’s reporting relationship; (iii) any other action or inaction that constitutes a material breach by the Company of the employment agreement; (iv) within twenty-four (24) months after the occurrence of a Change in Control or Transaction, the Executive ceases serving as an executive officer of the Company (or the Executive experiences a material diminution in the Executive’s authority, duties or responsibilities as an executive officer of the Company, including, without limitation, circumstances in which (1) the Executive is no longer serving as an executive officer of a company or other entity whose securities are listed or traded on a national securities exchange, or (2) the Executive continues to serve as an executive officer of the Company, but the Company is or becomes a direct or indirect subsidiary of a parent company or other entity (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended)), in each case other than due to the Executive’s death or Permanent Disability or due to the Executive’s resignation or voluntary termination of the Executive’s employment without Good Reason; or (v) any requirement that the Executive relocate or maintain his Principal Location more than fifty (50) miles from Houston, Texas.

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■
“Transaction” generally means (i) any transaction or event (or series of transactions and/or events) that results in any person having beneficial ownership, directly or indirectly, of capital stock representing forty percent (40%) or more of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company following such transaction or event, or that otherwise significantly affects the ownership or control of the securities (or all or substantially all of the assets) of the Company and such Transaction does not constitute a Change in Control under the Employment Agreement or (ii) any other transaction or event that the Board determines constitutes a Transaction within the meaning of this definition.

The following defined terms generally apply to Mr. Cross’s Employment Agreement:
■
“Cause” generally means, as determined in good faith by the board of directors, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the board of directors, the Executive’s: (i) conviction, plea of guilty or no contest to any felony; (ii) gross negligence or willful misconduct in the performance of his duties; (iii) drug addiction or habitual intoxication; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law, or a material act of dishonesty against the Company, in each case that the board of directors determines was willful; (v) material and continued breach of the employment agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this employment agreement; (vi) willful material breach of Company policy or code of conduct; or (vii) willful and continued failure to substantially perform the Executive’s duties under the employment agreement (other than such failure resulting from the Executive’s incapacity due to physical or mental illness), in each case, subject to certain cure periods by the Executive.

■
“Change in Control” generally means the occurrence of any of the following events: (i) any consolidation, amalgamation, or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; (ii) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person; (iii) during any period of twelve consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; provided, however, that notwithstanding the foregoing, any transaction with Pershing Square Capital Management, L.P. or any of its Affiliates shall not be deemed to be a Change in Control, unless otherwise determined by the Board.

■
“Good Reason” generally means the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties or responsibilities or change in the Executive’s reporting relationship; (iii) any other action or inaction that constitutes a material breach by the Company of the employment agreement; or (iv) any requirement that the Executive relocate or maintain his Principal Location more than fifty (50) miles from Houston, Texas.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on the outstanding equity awards held by the NEOs at December 31, 2024.*
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested** ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested** ($)
David O’Reilly
02/05/2024	—	—	—	—	—	—	38,020	2,924,498
02/05/2024	—	—	—	—	19,010(8)	1,462,249	—	—
03/23/2023	—	—	—	—	—	—	28,124	2,163,298
02/02/2023	—	—	—	—	4,826(3)	371,216	—	—
02/08/2021	—	—	—	—	1,792(5)	137,841	—	—
11/30/2020	—	—	—	—	2,619(6)	201,453	—	—
11/30/2020	—	19,358(4)	64.45	11/30/2030	—	—	—	—
L. Jay Cross
02/05/2024	—	—	—	—	—	—	26,446	2,034,226
02/05/2024	—	—	—	—	13,223(8)	1,017,113	—	—
03/23/2023	—	—	—	—	—	—	22,498	1,730,546
02/02/2023	—	—	—	—	3,861(3)	296,988	—	—
12/01/2020	—	—	—	—	2,095(7)	161,147	—	—
12/01/2020	—	15,487(4)	66.25	12/01/2030	—	—	—	—
Carlos A. Olea
02/05/2024	—	—	—	—	—	—	13,958	1,073,649
02/05/2024	—	—	—	—	6,979(8)	536,825	—	—
03/23/2023	—	—	—	—	—	—	11,874	913,348
02/02/2023	—	—	—	—	2,038(3)	156,763	—	—
02/08/2021	—	—	—	—	179(5)	13,769	—	—
Joseph Valane
04/01/2024	—	—	—	—	7,945	611,129	—	—
Douglas Johnstone
01/30/2024	—	—	—	—	3,268	251,375	—	—
01/30/2024	—	—	—	—	—	—	6,536	502,749
03/23/2023	—	—	—	—	—	—	3,841	295,450
02/02/2023	—	—	—	—	660	50,767	—	—
02/08/2021	—	—	—	—	179	13,769	—	—

*
On July 31, 2024, Howard Hughes Holdings Inc. completed the separation (the “Separation”) of Seaport Entertainment Group Inc. (“Seaport Entertainment”) from the Company. In connection with the Separation: (i) each time-based restricted stock award that was outstanding and held by a continuing HHH employee or non-employee director as of immediately prior to the effective time of the Spinoff was adjusted into a post-distribution time-based restricted stock award that covered a number of post-distribution shares of HHH common stock equal to the product obtained by multiplying (x) the number of shares of HHH common stock covered by the applicable award immediately prior to the effective time, by (y) the HHH Ratio (as defined in the Employee Matters Agreement, dated July 31, 2024, between HHH and Seaport Entertainment), rounded down to the nearest whole share; (ii) each performance-based restricted stock award with vesting based on achievement of absolute or relative HHH total shareholder return was converted into a time-based restricted stock award covering a number of shares of HHH common stock, based on actual achievement of the performance metrics applicable to the award as of the distribution date, and will continue to be subject to the original vesting period based on the holder’s continued service with HHH; and (iii) each performance-based restricted stock award with vesting based on achievement of HHH NAV per share or adjusted NAV that was held by an HHH employee was converted into an award covering shares of HHH common stock and will continue to be subject to the same terms and conditions following the effective time as applied to such award prior to the effective time of the Separation, subject to adjustment of the applicable performance goals and/or performance calculation methodology in order to reflect the Separation ((i), (ii), and (iii), collectively, the “Spinoff Award Adjustments”). The amounts set forth on the table above and, unless the context otherwise indicates, elsewhere in this proxy statement, reflect the Spinoff Award Adjustments.

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**
Pursuant to SEC rules, market value in these columns was determined by multiplying the number of shares of stock by $76.92, the closing price of our common stock on December 31, 2024, the last trading day of the year.

(1)
This column reflects outstanding grants of restricted stock (time-based vesting).

(2)
In the case of performance-based awards granted in 2023 and 2024, this column reflects the total amount of restricted stock (performance-based vesting) that vest at the levels of 166% and 200%, respectively, based upon achieving the threshold adjusted net asset value growth over a three-year period. See Footnote 3 of the 2024 Grants of Plan-Based Awards table for additional information regarding the vesting of performance-based restricted stock.

(3)
These shares vest in three approximately equal installments. One-third (1/3) vested on February 2, 2024, one-third (1/3) vested on December 31, 2024, and one-third (1/3) will vest on and December 31, 2025.

(4)
These stock options cliff vest five years from the date of grant.

(5)
These shares vest in five equal installments. Twenty percent (20%) vested on each of February 8, 2022, December 31, 2022, December 31, 2023, and December 31, 2024, and 20% will vest on December 31, 2025.

(6)
These shares of restricted stock vest in five equal installments. Twenty percent (20%) vested on each of November 30, 2021, November 30, 2022, November 30, 2023, and November 30, 2024, and 20% will vest on November 30, 2025.

(7)
These shares of restricted stock vest in five equal installments. Twenty percent (20%) vested on each of December 1, 2021, December 1, 2022, December 1, 2023, and December 1, 2024, and 20% will vest on December 1, 2025.

(8)
These shares of common stock vest in three equal installments, with one-third (1/3) of the total number of shares granted vesting on the following dates: February 5, 2024, December 31, 2025, and December 31, 2026.

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2024 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2024 with respect to our NEOs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David O’Reilly	–	–	14,634	1,159,190
L. Jay Cross	–	–	9,323	743,955
Carlos Olea	–	–	5,728	443,905
Joseph Valane	–	–	–	–
Douglas Johnstone	–	–	3,252	251,213
Anton Nikodemus	–	–	–	–
NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth information regarding the contributions and earnings credited to the accounts of the NEOs under the nonqualified deferred compensation plan in 2024 and plan balances as of December 31, 2024. The nonqualified deferred compensation plan was established in 2015. Although the Company has the flexibility to make discretionary contributions to the nonqualified deferred compensation plan, it has not made any such contributions. Each participant’s deferral account in the plan is credited or debited for gains and losses associated with his or her account’s notional (not actual) investment in investment options selected by the participant from a menu established from time to time by the Board (or a committee thereof). Participants are not provided with above-market or preferential earnings on their deferral accounts and are only entitled to receive distributions of their account balances in accordance with their deferral elections in effect from time to time and the terms of the plan.
Name	Executive Contributions in FY2024 ($)	Registrant Contributions in FY2024 ($)	Aggregate Earnings in FY2024 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FY2024 End ($)
David O’Reilly	–	–	–	–	–
L. Jay Cross	–	–	–	–	–
Carlos Olea	–	–	–	–	–
Joseph Valane	–	–	–	–	–
Douglas Johnstone	–	–	–	–	–
Anton Nikodemus(1)	500,000	–	40,702	–	–

(1)
The amounts set forth above for Mr. Nikodemus do not reconcile across the columns of this table as a result of the spin-off of SEG completed during the fiscal year. In connection with the spin-off, the deferred compensation account balance attributable to Mr. Nikodemus was transferred to the non-qualified deferred compensation plan maintained by SEG. Accordingly, no ending balance is reported for Mr. Nikodemus as of December 31, 2024. Furthermore, as the deferred amounts were transferred in full during the fiscal year, no earnings deemed above-market or preferential on such deferred compensation are reported for Mr. Nikodemus in the Summary Compensation Table pursuant to applicable SEC disclosure rules.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table reflects the estimated compensation and other benefits payable to each NEO (other than Mr. Nikodemus) upon termination of employment, including in connection with a “change in control” of the Company. Pursuant to the April 2025 Employment Agreement Amendments, amounts payable to Messrs. O’Reilly, Olea, and Valane in connection with a “change in control” of the Company would also be payable in connection with a Transaction, as defined in the April 2025 Employment Agreement Amendments. Mr. Nikodemus ceased to be an employee of the Company upon completion of the Spinoff of Seaport Entertainment on July 31, 2024. All outstanding HHH equity-based incentive awards held by Mr. Nikodemus were converted into restricted stock awards covering shares of Seaport Entertainment common stock. No other consideration was paid to Mr. Nikodemus in connection with the Spinoff.
The amounts shown in the table assume that the triggering event was effective as of December 31, 2024, and that the price of our common stock on which certain of the calculations are based was the closing price of $76.94 per share on December 31, 2024, the last trading day of the year. These amounts are estimates of the incremental amounts and benefits that would be payable to each NEO upon each triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any. The table does not include amounts that would be payable to Messrs. O’Reilly, Cross, Olea, and Valane under each of their employment agreements in the event of termination due to the Company’s non-renewal of such employment agreements after the expiration of the initial term because none of the employment agreements had expired as of December 31, 2024. For additional information, see “Employment Agreements and Arrangements with the NEOs.”
Name and Benefit	Termination Without Cause or for Good Reason ($)	Death or Disability ($)	Termination Without Cause or for Good Reason in connection with Change in Control(6) ($)
David O’Reilly
Cash Severance	4,500,000(1)	1,750,000(2)	7,250,000(3)
Equity Awards	5,181,252(4)	5,181,252(4)	5,181,252(4)
Total estimated value	9,681,252	6,931,252	12,431,252
L. Jay Cross(7)
Cash Severance	4,650,000(1)	1,950,000(2)	7,350,000(3)
Equity Awards	3,701,334(4)	3,374,588(5)	3,701,334(4)
Total estimated value	8,351,334	5,324,588	11,051,334
Carlos Olea
Cash Severance	2,200,000(1)	825,000(2)	3,575,000(3)
Equity Awards	1,794,856(4)	1,794,856(4)	1,794,856(4)
Total estimated value	3,994,856	2,619,856	5,369,856
Joseph Valane
Cash Severance	1,500,000(1)	500,000(2)	2,500,000(3)
Equity Awards	611,288(4)	611,288(4)	611,288(4)
Total estimated value	2,111,288	1,111,288	3,111,288
Douglas Johnstone
Cash Severance(5)	550,000	–	550,000
Equity Awards	315,910(4)	745,278(4)	315,910(4)
Total estimated value	865,910	745,278	865,910

(1)
Amount represents cash severance outside of a change in control as described under above under “Employment Agreements and Arrangements with The NEOs,” including (i) a cash payment equal to the sum of base salary and target bonus, and (ii) a prorated target bonus for the year of termination.

(2)
Amount represents a prorated target bonus for the year of termination.

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(3)
Amount represents cash severance in connection with a change in control as described above under “Employment Agreements and Arrangements with The NEOs,” including (i) a cash payment equal to two times the sum of base salary and target bonus, and (ii) a prorated target bonus for the year of termination.

(4)
Amount represents accelerated vesting of time-based equity awards, and the value of performance-based equity awards eligible to vest (assuming performance at the “target” level). Acceleration of stock options is shown using their intrinsic (or “spread”) value, if any.

(5)
The amounts in this row represent cash severance payable to Mr. Johnstone in connection with an involuntary termination by the Company pursuant to the Separation Benefits Plan.

(6)
For Messrs. O’Reilly, Cross, Olea, and Valane, each of their employment agreements provides that if the NEO becomes entitled to receive or if he receives any payments and benefits that would become subject to the excise tax under Section 4999 of the IRC (the “golden parachute” excise tax applicable in certain circumstances upon a change in control of the Company), the payments and benefits will be reduced such that the excise tax does not apply, unless he would be better off on an after-tax basis receiving all of the payments and benefits. For Mr. Johnstone, the Separation Benefits Plan provides that if any of the payments or benefits provided or to be provided by the Company to Mr. Johnstone pursuant to the Separation Benefits Plan or otherwise would be subject to the excise tax imposed under Section 4999 of the IRC the separation benefit will be reduced to the minimum extent necessary to ensure that no portion of the separation benefit is subject to the excise tax. The figures in the table above disregard the potential impact of any potential reductions in connection with these provisions.

(7)
As noted above, Mr. Cross ceased to be an officer of the Company effective June 30, 2025. For additional information regarding the amounts payable to Mr. Cross in connection with his departure, see “Employment Agreements and Arrangements with the NEOs.”

PAY RATIO DISCLOSURE
We determined that the 2024 annual total compensation of the median of all our employees who were employed as of December 31, 2024 (other than the CEO) was $135,084. Mr. O’Reilly’s annual total compensation for 2024 was $5,274,877. Based on this information, for 2024, the ratio of the compensation of our CEO to the median annual total compensation of all other employees was approximately 42 to 1.
To identify the median compensated employee, we used Box 5, W-2 data for all individuals employed as of December 31, 2024, annualizing this data for those employees who joined the Company in 2024.
We believe our pay ratio presented above is a reasonable estimate. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies.
PAY VS. PERFORMANCE
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of Company’s financial, operational, and strategic objectives, and to align our executive pay with changes in the value of our stockholders’ investments. The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other Named Executive Officers are referred to as our “Non-PEO NEOs”:

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Executive Compensation
Fiscal Year	Summary Compensation Table Total for PEO 2 (David O’Reilly) ($)(1)(2)	Compensation Actually Paid to PEO 2 (David O’Reilly) ($)(1)(4)	Summary Compensation Table Total for PEO 1 (Paul Layne) ($)(1)(2)(3)	Compensation Actually Paid to PEO 1 (Paul Layne) ($)(1)(4)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(4)	Value of an initial $100 Investment:		Net Income (Loss) (thousand) ($)(7)	Total Segment EBT (thousand) ($)(8)
							Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
2024	5,724,877	7,704,385	—	—	2,577,649	2,669,830	63.66	124.92	196,992	603,484
2023	4,966,996	5,175,557	—	—	2,941,041	3,106,919	67.47	118.71	(551,530)	(523,434)
2022	2,565,250	452,100	—	—	2,434,454	1,425,508	60.26	105.65	184,636	430,070
2021	3,851,162	4,835,249	—	—	2,073,652	2,616,212	80.27	143.02	48,924	296,657
2020	4,923,118	4,242,224	4,067,723	(3,215,717)	2,375,887	726,039	62.25	97.83	(3,173)	201,245
(1)
NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2024	David O’Reilly	L. Jay Cross; Carlos A. Olea; Joseph Valane; Douglas Johnstone; A. Nikodemus
2023	David O’Reilly	A. Nikodemus, Kristi L. Smith, Carlos A. Olea, Peter F. Riley, L. Jay Cross
2022	David O’Reilly	L. Jay Cross, Carlos A. Olea, Peter F. Riley, Saul Scherl, Correne Loeffler
2021	David O’Reilly	L. Jay Cross, Peter F. Riley, Saul Scherl, Correne Loeffler
2020	Paul Layne, David O’Reilly	L. Jay Cross, Peter F. Riley, Saul Scherl

(2)
Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.

(3)
Paul Layne served as CEO until September 17, 2020, and Mr. O’Reilly began serving as Interim Chief Executive Officer until he was promoted on December 1, 2020.

(4)
Compensation Actually Paid (CAP) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change from prior year end in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP for 2024 the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid	Fiscal Year 2024 (For PEO)	Fiscal Year 2024 (Average For Non-PEO NEOs)
Summary Compensation Table Total	$5,724,877	$2,577,649
(Minus): Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$(2,520,031)	$(732,229)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$4,386,748	$1,205,413
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$810,980	$221,733
Plus: Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0
Plus/(Minus): Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$14,181	$(36,472)
(Minus): Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$(712,370)	$(566,265)
Plus:/(Minus): Value of Dividends or Other Earnings Paid on Option and Stock Awards Not Otherwise Reflected in Total Compensation	$0	$0
Compensation Actually Paid	$7,704,385	$2,669,830

96 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Compensation
For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for fiscal year 2024. For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.
Fiscal Year 2024
Restricted Stock Units
Stock Price	$76.92 – $86.74
Stock Options
Expected Term (years)	2.9
Strike Price	$64.45 – $66.25
Volatility	28%
Dividend Yield	0%
Risk-Free Interest Rate	4.2%

(5)
Total Shareholder Return (“TSR”) represents the cumulative return on a fixed investment of $100 in the Company’s common stock, for the period beginning on the last trading day of fiscal year 2019 through the end of the applicable fiscal year, assuming reinvestment of dividends.

(6)
Peer Group Total Shareholder Return represents the cumulative return on a fixed investment of $100 in the S&P 500 Real Estate Index for the period beginning on the last trading day of fiscal year 2019 through the end of the applicable fiscal year, assuming reinvestment of dividends. The S&P 500 Real Estate Index is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

(7)
The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year. The amounts for 2023, 2022, 2021, and 2020 differ from amounts reported in our 2024 proxy statement based on SEC clarifying guidance.

(8)
See Annex A for additional information regarding Total Segment EBT

Proxy Statement for the 2025 Annual Meeting of Stockholders / 97

Executive Compensation
Relationship between CAP vs. Cumulative TSR of Company and the Peer Group
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s TSR, as well as the relationship between our TSR and the TSR of our peer group:

CAP vs. TSR
$143
$98
$106
$119
$125
$80
$62
$60
$67
$7.7M
$64
$4.2M
$4.8M
$5.2M
$2.6M
$3.1M
$2.7M
$0.7M
$1.4M
$0.5M
2020
2021
2022
2023
2024
Compensation Actually Paid (PEO) (Aggregated for 2020)
Avg. Compensation Actually Paid (Non-PEO NEOs)
Company TSR
Peer Group TSR

Relationship between CAP vs. Net Income
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net income:

CAP vs. Net Income
-$3.2M
$48.9M
$184.6M
-$551.5M
$197.0M
$4.2M
$0.7M
$4.8M
$2.6M
$0.5M
$1.4M
$5.2M
$3.1M
$7.7M
$2.7M
2020
2021
2022
2023
2024
Compensation Actually Paid (PEO) (Aggregated for 2020)
Avg. Compensation Actually Paid (Non-PEO NEOs)
Net Income (millions)

98 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

Executive Compensation
Relationship between CAP vs. Total Segment EBT
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s Total Segment EBT:

CAP vs. Segment EBT
$201.2M
$296.7M
$430.1M
-$523.4M
$603.5M
$4.2M
$0.7M
$4.8M
$2.6M
$0.5M
$1.4M
$5.2M
$3.1M
$7.7M
$2.7M
2020
2021
2022
2023
2024
Compensation Actually Paid (PEO) (Aggregated for 2020)
Avg. Compensation Actually Paid (Non-PEO NEOs)
Total Segment EBT (millions)

Most Important Performance Measures
Following is an unranked list of the five most important financial performance measured in linking company performance and compensation actually paid to our Named Executive Officers for the most recently completed fiscal year. Further information on our performance measures is described in our Compensation Discussion & Analysis (CD&A) above.
Financial Performance Measures
Total Segment EBT
Operating Assets NOI
Corporate Cash G&A
MPC EBT
Total Stockholder Return

Proxy Statement for the 2025 Annual Meeting of Stockholders / 99

Stockholder Proposals for the 2026 Annual
Meeting of Stockholders
In order to be included in the Company’s proxy materials for the 2026 Annual Meeting, a stockholder proposal (other than director nominations) must be received in writing by the Company at Howard Hughes Holdings Inc., 9950 Woodloch Forest Dr., Suite 1100 The Woodlands, Texas 77380, Attention: Corporate Secretary, by April 13, 2026, and otherwise comply with all requirements of the SEC for stockholder proposals.
If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2026 Annual Meeting, you must give timely written notice of the proposal to the Company’s Corporate Secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address no earlier than the close of business 120 days (June 2, 2026) nor later than the close of business 90 days prior (July 2, 2026) to the first anniversary date of the preceding year’s annual meeting. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s amended and restated bylaws. A copy of the Company’s by-laws is available upon request from the Company’s Corporate Secretary.
In addition to the notice and informational requirements contained in our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees for the 2026 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than August 1, 2026. If the date of the 2026 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2026 Annual Meeting.

Other Matters

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company. All the expenses involved in soliciting proxies for the Annual Meeting will be paid by the Company. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.
The Board is not aware of any other business that may be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
By Order of the Board of Directors,
David O’Reilly
Chief Executive Officer
The Woodlands, Texas
August 15, 2025

100 \ Howard Hughes Holdings Inc. ● investor.howardhughes.com

ANNEX A
Reconciliation of Non-GAAP Measures
Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.
The Company has three business segments, Operating Assets, MPC, and Strategic Developments. Earnings before tax (EBT), as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments.
thousands	Operating Assets Segment	MPC Segment	Strategic Developments Segment	Total
Year ended December 31, 2024
Total revenues	$444,300	$522,925	$783,396	$1,750,621
Total operating expenses	(194,591)	(221,927)	(602,724)	(1,019,242)
Segment operating income (loss)	249,709	300,998	180,672	731,379
Depreciation and amortization	(169,040)	(438)	(7,255)	(176,733)
Interest income (expense), net	(138,207)	60,473	18,603	(59,131)
Other income (loss), net	822	—	90,534	91,356
Equity in earnings (losses) from unconsolidated ventures	5,819	(11,899)	251	(5,829)
Gain (loss) on sale or disposal of real estate and other assets, net	22,907	—	—	22,907
Gain (loss) on extinguishment of debt	(465)	—	—	(465)
Provision for impairment	—	—	—	—
Segment EBT	$(28,455)	$349,134	$282,805	$603,484
Corporate income, expenses and other items				(238,085)
Income (loss) from continuing operations before income taxes				365,399
Net Operating Income (NOI)
We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI throughout this document. Total Operating Assets NOI represents NOI as defined above with the addition of our share of NOI from unconsolidated ventures.
We believe that NOI is a useful supplemental measure of the performance of our Operating Assets segment because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

Year Ended December 31,
thousands	2024
Operating Assets segment EBT	$(28,455)
Add back:
Depreciation and amortization	169,040
Interest (income) expense, net	138,207
Equity in (earnings) losses from real estate and other affiliates	(5,819)
(Gain) loss on sale or disposal of real estate and other assets, net	(22,907)
(Gain) loss on extinguishment of debt	465
Impact of straight-line rent	(4,770)
Other	(306)
Operating Assets NOI	$245,455
Company’s Share NOI – Equity Investees	8,310
Distributions from Summerlin Hospital Investment	3,242
Total Operating Assets NOI	$257,007
Cash G&A
The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.
Year Ended December 31,
thousands	2024
General and Administrative
General and administrative (G&A)	$91,752
Less: Non-cash stock compensation	(9,104)
Cash G&A	$82,648
Condominium Gross Profit
Adjusted condo gross profit is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of gross profit related to condominium sales closed in each period. This measure excludes costs in Condominium rights and unit cost of sales related to the remediation of construction defects at Waiea tower and costs related to a settlement agreement reached for the reimbursement of Waiea remediation costs.
Year Ended December 31,
thousands	2024
Condominium Gross Profit
Condominium rights and unit sales	$778,616
Adjusted condominium rights and unit cost of sales(a)	(567,483)
Condominium adjusted gross profit	$211,133

(a)
Excludes $15.1 million charge in 2024 for the estimated costs and settlement related to construction defects at the Waiea tower.

APPENDIX A
The Howard Hughes Holdings Inc.
2025 Equity Incentive Plan
Article 1.   Establishment & Purpose
1.1   Establishment.   The Howard Hughes Holdings Inc., a Delaware corporation, hereby establishes The Howard Hughes Holdings Inc. 2025 Equity Incentive Plan (as may be amended or modified from time to time, the “Plan”), subject to approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders (the date of such meeting, the “Effective Date”). If the Plan is approved on the Effective Date, the Company shall not grant any Awards under The Howard Hughes Holdings Inc. 2020 Equity Incentive Plan (the “Prior Plan”) on and after the Effective Date.
1.2   Purpose of the Plan.   The purpose of this Plan is to attract, retain and motivate officers, Employees, Non-Employee Directors and Consultants providing services to the Company or any of its Subsidiaries or Affiliates and to promote the success of the Company’s business by providing the participants of the Plan with appropriate incentives.
Article 2.   Definitions
Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.
2.1   “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A.
2.2   “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award that is granted under the Plan.
2.3   “Award Agreement” means a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan.
2.4   “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.5   “Board” means the Board of Directors of the Company.
2.6   “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) if such Participant is party to an employment, consulting, or similar type of agreement (each, an “Employment Agreement”) that contains a definition of “Cause” at the applicable time of determination, “Cause” as defined therein, or (ii) if the Participant is not so a party, (A) the Participant is charged with (x) a felony, or (y) a misdemeanor relating to the business of the Company or any of its Affiliates or involving moral turpitude; (B) the Participant’s willful failure to substantially perform his or her duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness); (C) the Participant’s engaging in (x) material misconduct or wrongdoing, or illegal conduct in the course of carrying out the Participant’s duties with the Company or any of its Affiliates, or (y) any act of material dishonesty involving the Participant’s employment with the Company or any of its Affiliates (including, without limitation, fraud, misappropriation, or embezzlement); (D) the Participant’s material breach of any written agreement with the Company or any of its Affiliates; (E) the Participant’s material violation of the Company’s (or any of its Affiliates’) code of conduct, employee handbook or other policies applicable to the Participant (including, without limitation, any policy regarding sexual harassment or discrimination); or (F) the Participant’s failure to reasonably cooperate with an investigation by any governmental authority; provided, in any case, that a Participant’s resignation after an event that would be grounds for a termination for Cause will be treated as a termination for Cause hereunder.
2.7   “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:
(a)
any consolidation, amalgamation, or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have Beneficial Ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;
(b)
the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person;

(c)
during any period of twelve consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(d)
approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in clause (a), (b), (c), or (d) above with respect to such Award (or portion thereof) shall only constitute a Change of Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Committee shall have full and final authority, which shall be exercised in its sole discretion, to construe or resolve any ambiguity in the foregoing definition; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.8   “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
2.9   “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (i) a Non-Employee Director and (ii) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.
2.10   “Company” means The Howard Hughes Holdings Inc., a Delaware corporation, and any successor thereto.
2.11   “Consultant” means any person or entity that provides bona fide services to the Company or any Affiliate or Subsidiary as a consultant or advisor, excluding any Employee or Non-Employee Director, and that may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.
2.12   “Director Award Limit” shall have the meaning set forth in Section 5.2.
2.13   “Effective Date” has the meaning set forth in Section 1.1.
2.14   “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.
2.15   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.16   “Fair Market Value” means, as of any date, the per-Share value determined as follows, in accordance with applicable provisions of Section 409A:
(a)
The closing price of a Share during regular trading hours on a recognized national exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

(b)
In the absence of an established market for the Shares of the type described in (a) above, the per-Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with applicable provisions of Section 409A.

2.17   “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.
2.18   “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.19   “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
2.20   “Option” means any stock option granted under Article 6 of the Plan.
2.21   “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.
2.22   “Other Stock-Based Award” means any right granted under Article 9 of the Plan.
2.23   “Participant” means any eligible Employee, Non-Employee Director, or Consultant as set forth in Section 4.1 to whom an Award is granted.
2.24   “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
2.25   “Plan” shall have the meaning ascribed to such term in Section 1.1 hereof.
2.26   “Prior Plan” shall have the meaning ascribed to such term in Section 1.1 hereof.
2.27   “Restricted Stock” means an Award of Shares, which Shares are subject to forfeiture upon the occurrence of specified events (or failure of specified events) to occur, granted under Article 8 of the Plan.
2.28   “Restricted Stock Unit” or “RSU” means an unfunded and unsecured promise to deliver Shares, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time, or a requirement that certain subjective or objective performance goals are satisfied).
2.29   “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.
2.30   “Service” means service as an Employee, Non-Employee Director or Consultant.
2.31   “Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 11 hereof.
2.32   “Stock Appreciation Right” means any right granted under Article 7 of the Plan.
2.33   “Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which the Company, directly or indirectly, owns stock or other equity interests possessing fifty percent or more of the total combined voting power of all classes of stock or other equity interests (as determined in a manner consistent with Section 409A).
2.34   “Ten Percent Shareholder” means a natural person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.
Article 3.   Administration
3.1   Authority of the Committee.   The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Employees, Non-Employee Directors and Consultants to whom Awards will be granted, and to determine the type and amount of Awards to be granted to each such Employee, Non-Employee Director or Consultant, and the terms and conditions of Awards and Award Agreements. Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 12, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals. Notwithstanding anything to the contrary in the Plan or in any Award Agreement, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to Awards, or interpret the terms and provisions of the Plan and any applicable Award Agreement, in each case subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan and any Award Agreement.
3.2   Delegation.   The Committee may delegate to one or more of its members or one or more executive officers of the Company such administrative duties or powers as it may deem advisable; provided that no delegation shall be permitted under the Plan that is prohibited by applicable law.
3.3   Indemnification.   No member of the Board, the Committee, or any employee or agent of the Company or any of its Affiliates (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (except as provided in this Section 3.3). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that such right of indemnification is otherwise prohibited by law, by the organizational documents of the Company or its applicable Affiliate, or the applicable directors’ and officers’ indemnification insurance policy maintained by the Company or its applicable Affiliate. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of the Company or its applicable Affiliates, as a matter of law, under an individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
Article 4.   Eligibility and Participation; Vesting
4.1   Eligibility.   Participants will consist of such Employees, Non-Employee Directors and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.
4.2   Type of Awards.   Awards under the Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) RSUs and (e) Other Stock-Based Awards. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that, except as otherwise contemplated by the terms of the Plan, in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.
4.3   Vesting.   Subject to Section 4.4, the Committee may condition the grant of any Award under the Plan or the vesting of any such Award upon the achievement or satisfaction of one or more condition(s) (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time, or a requirement that certain subjective or objective performance goals are satisfied), as specified in the applicable Award Agreement. If the specified conditions are not so achieved or satisfied, the Committee shall not grant such Award to such Participant or the Award shall not vest or become exercisable and shall be forfeited, as applicable, unless otherwise determined by the Committee in its sole discretion.
4.4   Minimum Vesting Requirement.   Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not less than fifty weeks)); provided that the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the Absolute Share Limit (subject to adjustment under Article 11).

4.5   Dividends and Dividend Equivalents.   Notwithstanding anything to the contrary herein, any dividends or dividend equivalents (as contemplated by Section 13.3) granted in connection with Awards under the Plan shall vest and be paid only if and to the extent the underlying Awards vest and are paid.
4.6   Discretion to Accelerate.   Notwithstanding anything to the contrary herein, nothing herein shall restrict the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including, but not limited to, cases of retirement, death, disability or a Change of Control or otherwise.
Article 5.   Shares Subject to the Plan and Maximum Awards
5.1   General.   Subject to adjustment as provided in Article 11 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan is 2,000,000 Shares, reduced by the number of Shares underlying any awards granted under the Prior Plan on and after May 30, 2025 and prior to the Effective Date (the “Absolute Share Limit”). The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the Absolute Share Limit, subject to Article 11 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.
5.2   Director Award Limits.   Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date Fair Market Value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year under this Plan (excluding Awards made at the election of such Non-Employee Director in lieu of all or a portion of annual and committee cash retainers) when combined with any cash fees received during such calendar year, in each case as compensation for services as a Non-Employee Director during such calendar year, shall not exceed $950,000 (the “Director Award Limit”).
5.3   Share Recycling.   In the event that any outstanding Award expires, is forfeited, canceled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards under the Plan; provided, however, that any Shares (x) withheld or tendered in payment of any applicable Option Price, grant price, strike price, or taxes relating to any Award, or (y) repurchased by the Company using proceeds from exercise of an Option, shall be deemed to constitute Shares issued to the applicable Participant and shall not again be available for Awards under the Plan. For the avoidance of doubt, the gross number of Shares underlying a stock-settled Stock Appreciation Right shall reduce the Absolute Share Limit when such Stock Appreciation Right is settled in Shares.
5.4   Substitute Awards.   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit or a Participant’s Director Award Limit; provided that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as Incentive Stock Options shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements and applicable law, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for issuance under the Plan.
Article 6.   Stock Options
6.1   Grant of Options.   The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Non-Employee Directors or Consultants shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee, the Board, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Each Option shall be evidenced by an Award Agreement which shall state the number of Shares covered by such Option. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.

6.2   Terms of Option Grant.   The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred-ten percent of the Fair Market Value of a Share on the date of grant.
6.3   Option Term.   The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten years (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, five years).
6.4   Method of Exercise.   Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then vested and/or exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 13.4 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by cashier’s check), (ii) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above) or (iv) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.
6.5   Limitations on Incentive Stock Options.   Incentive Stock Options may be granted only to Employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed $100,000, or the Option shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.
Article 7.   Stock Appreciation Rights
7.1   Grant of Stock Appreciation Rights.   The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price or strike price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.
7.2   Terms of Stock Appreciation Right.   Subject to the terms of the Plan and any applicable Award Agreement, the grant price or strike price (which shall not be less than one hundred percent of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten years from the date of grant.
7.3   Tandem Stock Appreciation Rights and Options.   A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 8.   Restricted Stock and Restricted Stock Units
8.1   Grant of Restricted Stock and Restricted Stock Units.   An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events (or failure of specified events to occur). An Award of Restricted Stock Units (or RSUs) is a grant by the Committee of an unfunded and unsecured promise to deliver a specified number of Shares or a specified amount of cash, other securities, or other property (which may be valued by reference to a specified number of Shares or otherwise) upon the occurrence of specified events. Restricted Stock and RSUs shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.
8.2   Terms of Restricted Stock and RSU Awards.   Each Award Agreement evidencing a Restricted Stock or RSU grant shall specify the period(s) of restriction, the number of Shares subject to the Award, the performance, employment or other conditions (including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock or RSUs may vest or be forfeited to the Company and such other provisions as the Committee shall determine.
8.3   Stock Certificates and Book-Entry Notation; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause Shares to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under an Award Agreement or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.
8.4   Voting and Dividend Rights.   Unless otherwise provided in an Award Agreement, Participants shall have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restriction Period; provided that except as otherwise provided in an Award Agreement and subject to any restrictions contained therein, Participants shall have the right to vote and accrue dividends on Restricted Stock during the Restriction Period subject to the vesting limitations and other restrictions set forth in Section 4.5 and Section 13.3. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units, except as otherwise expressly set forth in an Award Agreement.
8.5   Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(a)
Upon the expiration of the Restriction Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restriction Period has expired.

(b)
Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon vesting or lapse of any restrictions applicable to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one Share (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of issuing only Shares in respect of such Restricted Stock Units. If a cash payment is made in lieu of issuing Shares in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per Share as of the date on which such Restricted Stock Units have vested or any applicable restrictions thereon have lapsed.

8.6   Legends on Restricted Stock.   Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE HOWARD HUGHES HOLDINGS INC. 2025 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE HOWARD HUGHES HOLDINGS INC. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE HOWARD HUGHES HOLDINGS INC.
8.7   Section 83(b) Election.   If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9.   Other Stock-Based Awards
The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, deferred stock units and other “phantom” awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
Article 10.   Compliance with Section 409A of the Code and Section 457A of the Code
10.1   General.   The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. In the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments or implementation of policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including, without limitation, any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.
10.2   Payments to Specified Employees.   Notwithstanding any contrary provision in the Plan or an Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from Service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within ninety days thereafter, but in no event later than the end of the applicable taxable year in which such six-month period ends.
10.3   Separation from Service.   A termination of Service shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of Service” or like terms shall mean “separation from service.”
10.4   Section 457A.   In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 11.   Adjustments
11.1   Adjustments in Authorized Shares and Awards.   In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company or a Change of Control) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction that the Committee determines, in its sole discretion, could result in dilution or enlargement of the rights intended to be granted to, or available for, Participants, the Committee shall substitute or adjust, as it deems equitable in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan (including, without limitation, the Absolute Share Limit) or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price, strike price or purchase price applicable to outstanding Awards, the Director Award Limit, and/or other value determinations applicable to the Plan or outstanding Awards.
11.2   Change of Control.   Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless otherwise provided in an applicable Employment Agreement or the Committee shall determine otherwise, including as set forth in an Award Agreement, the Committee shall make one or more of the following adjustments to the terms and conditions of outstanding Awards: (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; or (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same value (as determined by the Committee in its sole discretion, and which may be based on the intrinsic (or “spread”) value in the case of Options and Stock Appreciation Rights) and vesting terms for such outstanding Awards; provided that any Options and Stock Appreciation Rights with an Option Price, grant price, or strike price, as applicable, that is equal to or greater than the per-Share value to be paid in the Change of Control transaction to holders of Shares (or, if no such consideration is paid, the Fair Market Value of a Share at the time of such Change of Control transaction) shall be canceled immediately upon the consummation of such Change of Control for no consideration. Except as otherwise provided in an applicable Employment Agreement or Award Agreement, any unvested portion of such continued, assumed, or substituted Awards shall vest in full upon an applicable Participant’s termination without Cause that occurs within 12 months following the consummation of such Change of Control, with any applicable performance metrics deemed achieved at a level established by the Committee in its sole discretion prior to such consummation.
Article 12.   Duration, Amendment, Modification, Suspension and Termination
12.1   Duration of the Plan.   Unless sooner terminated as provided in Section 12.2, the Plan shall terminate on the day immediately preceding the tenth anniversary of the Effective Date.
12.2   Amendment, Modification, Suspension and Termination of Plan.   The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 12.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 10 or 11, (i) without shareholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (B) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (C) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company, a Subsidiary, and/or an Affiliate) or a change in eligibility requirements under the Plan, or (D) for any Action that results in (x) a reduction of the Option Price, grant price or strike price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights, (y) cancellation of any outstanding Options or Stock Appreciation Rights in exchange for (I) cash, or (II) a new Option or Stock Appreciation Right (with a lower Option Price, grant price or strike price per Share, as the case may be) or other Awards, in each case with greater intrinsic value (if any) than the canceled Option or Stock Appreciation Right or (z) a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided further that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Article 13.   General Provisions
13.1   No Right to Service.   The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
13.2   Settlement of Awards; Fractional Shares.   Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.
13.3   Dividends and Dividend Equivalents.
(a)
Subject to Sections 4.5, 13.3(b) and 13.3(c), the Committee may, in its sole discretion, provide a Participant as part of an Award with rights to dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, Shares, other securities, other Awards or other property, on such terms and conditions as may be determined by the Committee in its sole discretion..

(b)
Without limiting the foregoing, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within fifteen days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).

(c)
To the extent provided in an Award Agreement, the holder of an outstanding Award (other than Restricted Stock, Options or Stock Appreciation Rights) shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares) either in cash or, in the sole discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Award is settled following the date on which such Award vests (or other restrictions applicable thereto lapse), and if such Award is forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(d)
For the avoidance of doubt, no dividends or dividend equivalents will be accrue or be credited with respect to Options or Stock Appreciation Rights.

13.4   Tax Withholding.   The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined up to the maximum statutory total tax that could be imposed on the transaction.
13.5   No Guarantees Regarding Tax Treatment.   Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A or Section 457A or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.
13.6   Non-Transferability of Awards.   Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
13.7   Termination of Service.   Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or Service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company or its Affiliate to employment or service with the Company or another Affiliate (or vice-versa) shall be considered a termination of Service; and (ii) if a Participant undergoes a termination of Service, but such Participant continues to provide services to the Company or its Affiliates in a non-employee capacity, such change in status shall not be considered a termination of Service for purposes of the Plan. Further, unless otherwise determined by the Committee or to the extent necessary to comply with Section 409A or Section 457A, in the event that any entity ceases to be Affiliated with the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another Affiliate immediately following such transaction, such Participant shall be deemed to have suffered a termination of Service hereunder as of the date of the consummation of such transaction.
13.8   Clawback/Repayment.   All Awards shall be subject to any applicable share trading policies and other policies that may be approved or implemented by the Board or the Committee from time to time, whether or not approved before or after the Effective Date. All Awards and amounts payable under the Plan are additionally subject to the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the date of grant of an Award (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under this Plan).
13.9   Detrimental Activity.   Notwithstanding anything to the contrary herein, if a Participant has, as determined by the Committee, engaged in (i) unauthorized disclosure of any confidential or proprietary information of the Company or any of its Affiliates; (ii) any activity that would be grounds to terminate the Participant’s Service for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with the Company or any of its Affiliates, or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion, then the Committee may, in its sole discretion, provide for one or more of the following:
(a)
cancellation of any or all of such Participant’s outstanding Awards; or

(b)
forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment of any such gain promptly to the Company.

13.10   Right of Offset.   The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to the Company or any of its Affiliates and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A in respect of an outstanding Award.
13.11   Conditions and Restrictions on Shares.   The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.
13.12   Compliance with Law.   The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:
(a)
Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 13.12 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 13.11. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
13.13   Establishment of Subplans.   The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.
13.14   Rights as a Shareholder.   Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
13.15   Severability.   If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
13.16   Unfunded Plan.   Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
13.17   No Constraint on Corporate Action.   Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.
13.18   Successors.   All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.19   Governing Law.   The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
13.20   Data Protection.   By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.
13.21   Effective Date.   The Plan originally became effective on the Effective Date.
* * * *

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V78819-P36865 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! HOWARD HUGHES HOLDINGS INC. 9950 WOODLOCH FOREST DR., SUITE 1100 THE WOODLANDS, TX 77380 1. Election of Directors Nominees: HOWARD HUGHES HOLDINGS INC. The Board of Directors recommends you vote FOR all the listed nominees: 2. Advisory vote to approve executive officer compensation 4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025 The Board of Directors recommends you vote FOR Proposals 2, 3 and 4. NOTE: To transact any other business that may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof. 1a. William Ackman 1b. David Eun 1c. Ben Hakim 1d. Ryan Israel 1e. Thom Lachman 1f. David O'Reilly 1g. Susan Panuccio 1h. R. Scot Sellers 1i. Mary Ann Tighe 1j. Jean-Baptiste Wautier 1k. Anthony Williams 3. Approval of the Howard Hughes Holdings Inc. 2025 Equity Incentive Plan Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! ! ! ! ! ! ! SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V78820-P36865 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Annual Meeting of Stockholders Signature Theatre The Pershing Square Signature Center 480 West 42nd Street New York, NY 10036 Tuesday, September 30, 2025 Meeting begins promptly at 9:00 a.m. Eastern Time Please plan to arrive early as there will be no admission after the meeting begins Photo identification and preregistration are required to attend the Annual Meeting HOWARD HUGHES HOLDINGS INC. Annual Meeting of Stockholders September 30, 2025 9:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David R. O'Reilly, Joseph Valane and Carlos A. Olea, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HOWARD HUGHES HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Eastern Time, on Tuesday, September 30, 2025 and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors, and FOR Proposals 2, 3 and 4. This proxy authorizes David R. O'Reilly, Joseph Valane and Carlos A. Olea to vote at their discretion on any other matter that may properly come before the meeting or for any adjournment or postponement of the meeting. Continued and to be signed on reverse side